Exhibit 10.5
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

LEASE AGREEMENT

BRISTOL-MYERS SQUIBB COMPANY
(LANDLORD)
TO
PTC THERAPEUTICS, INC.
(TENANT)

Effective Date: August 3, 2019

TABLE OF CONTENTS
Page
1.Basic Lease Provisions.    1
1.1.Parties 1
1.2.Premises 1
1.3.Rentable Area of the Premises 1
1.4.Use 1
1.5.Term 2
1.6.Commencement Date 2
1.7.Base Rent Commencement Date 2
1.8.Expiration Date 2
1.9.Base Rent 2
1.10.Abated Rent 3
1.11.Lease Year 3
1.12.Reserved 3
1.13.Initial Tenant Improvements 3
1.14.Substantial Completion of the Initial Tenant Improvements 3
1.15.Landlord’s Base Building Work 3
1.16.Substantial Completion of Landlord’s Base Building Work 3
1.17.Tenant’s Share 3
1.18.Number of Parking Spaces 4
1.19.Real Estate Brokers 4
1.20.Address for Notices 4
1.21.Rent Payment Address 5
1.22.Construction Supervision Fee 5
2.Premises; Common Areas; Parking Areas; Personal Property.    5
2.1.Lease of Premises 5
2.2.No Re-Measurement 6
2.3.Common Areas-Defined 6
2.4.Parking 6
2.5.Personal Property 7
2.6.Landlord’s Base Building Work 8
2.7.Rooftop Rights 8
2.8.As-Is, Where Is10
3.Term.    10
3.1.Term and Commencement Date 10
3.2.Reserved 10
3.3.Early Access to Premises 11
3.4.Option to Extend Term 11
3.5.Move-in Obligations 13
4.Rent.    13
4.1.Base Rent 13

i

4.2.Additional Rent; CAM Area Operating Expenses; Capital Expenditures 14
4.3.Rent 17
5.Reserved.    18
6.Use and Compliance with Laws.    18
6.1.Use 18
6.2.Compliance with Laws 18
6.3.Heavy Equipment 19
7.Maintenance, Repairs, and Alterations.    19
7.1.Landlord’s Obligations 19
7.2.Tenant’s Obligations 20
7.3.Alterations and Additions; Initial Tenant Improvements 24
7.4.Condition Upon Surrender/Termination; Failure of Tenant to Remove Property 30
7.5.Intentionally Omitted 30
8.Insurance.    30
8.1.Insurance-Tenant 30
8.2.Insurance-Landlord 31
8.3.Insurance Policies 32
8.4.Waiver of Subrogation and Claims 32
8.5.Coverage 33
9.Fire and Other Casualty.    33
9.3.Tenant’s Property 35
9.4.Waiver 35
10.Condemnation.    35
11.Taxes.    36
11.1.Payment of Taxes by Landlord 36
11.2.Definition of “Real Property Tax” 37
11.3.Payment of Tenant’s Share of Real Property Taxes 37
11.4.Tax Appeals 38
11.5.Personal Property Taxes 39
12.Utilities; Certain Amenities.    40
12.1.Availability 40
12.2.Tenant’s Optional Utilities 42
12.3.Operation, Maintenance and Repair of Systems and Equipment 42
12.4.Telecommunications System 44
12.5.Metering; Utility Charges Payable by Tenant 44
12.6.Access by Landlord 45
12.7.Existing Generators. 45
12.8.UPS System 46

12.10.Food Service, Fitness Center and Conference Space 47
13.Assignment and Subletting.    50
13.1.Landlord’s Consent Required 50
13.2.Landlord’s Standard for Approval 50
13.3.Additional Terms and Conditions 51
13.5.Assignment to a Related Entity or Successor Entity 53
13.6.Landlord’s Expenses 54
14.Tenant Default; Landlord Remedies.    54
14.1.Default by Tenant 54
14.2.Remedies 55
14.3.Late Charges 58
14.4.Interest on Past-due Obligations 58
15.Landlord Default; Tenant Remedies    59
16.Party’s Right to Cure Other Party’s Default; Payment.    59
17.Brokerage Commission    61
18.Estoppel Certificate.    61
18.1.Delivery of Certificate by Tenant 61
18.2.Delivery of Certificate by Landlord 61
19.Landlord’s Liability    62
20.Cross Indemnities.    62
21.Reserved.    63
22.Compliance with Laws.    63
23.Environmental Provisions.    64
23.1.Definitions 64
23.2.Compliance with Environmental Laws 66
23.3.Environmental Inspections 70
23.4.Environmental Reports 70
23.5Tenant’s Construction Activities. 71
23.6Tenant’s Environmental Indemnity 72
23.7Landlord’s Environmental Indemnity 72
23.8Access 73
23.9Sanitary Sewer 73
23.10Survival 73
24.Subordination.    73
24.1.Effect of Subordination 73
24.2.Execution of Documents 73

25.Tenant Blanket Financing/Landlord’s Waiver of Lien    74
26.Changes to Project; Easements.    74
27.Holding Over    76
28.Landlord Access    76
29.Security    77
30.Severability    78
31.Time of Essence    78
32.Incorporation of Prior Agreements    78
33.Amendments    78
34.Notices    78
35.Waivers    78
36.Covenants    79
37.Binding Effect; Choice of Law    79
38.Attorneys’ Fees    79
39.Security Deposit.    79
40.Signs.    80
41.Merger    80
42.Quiet Possession    81
43.Representations.    81
44.Interpretation    82
45.Counterparts    82
46.Recording Memo of Lease    82
47.Relationship of Parties    82
48.Rules and Regulations    83
49.Financial Statements    83

50.Force Majeure    83
51.Bankruptcy.    83
51.1.Trustee’s Rights 83
51.2.Adequate Assurance 83
51.3.Assumption of Lease Obligations 84
52.Landlord’s and Tenant’s Consent    84
53.Survival    84
54.No Special Damages    84
55.Waiver of Jury Trial    84
56.Independent Review    84
57.Cooperation    85
58.Tenant’s Option to Expand Premises.    85
59.Flood Zone Disclosure    86
60.New Building    86
61.Exhibits    88

v

LEASE AGREEMENT
1. Basic Lease Provisions.
1.1.     Parties. This Lease Agreement (this “Lease”) dated as of August 3, 2019 (“Effective Date”), is made by and between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation, having an office at 3551 Lawrenceville Princeton Road, Princeton, New Jersey 08540 (“Landlord”), and PTC THERAPEUTICS, INC., a Delaware Corporation, having an office at 100 Corporate Court, South Plainfield, NJ 07080-2449 (“Tenant”).
1.2.     Premises. The Premises consists of a portion of the Princeton West – Hopewell R&D Campus known as 311 Pennington Rocky Hill Road, Hopewell Township, Mercer County, New Jersey (the “Campus”, sometimes referred to as the “Property”), which portion is designated as (a) Buildings 9 and10 (excluding the small telephone room and the room adjacent thereto on the lower level of Building 9, which rooms are part of the Campus common utility infrastructure (the “Utility Rooms”)) , (b) Building 12, (c) Building 13 and (d) the upper portion of Building 18, which includes the GMP warehouse, as shown on Exhibit A attached hereto which depicts the entire Campus and demarks the Premises. Each building on the Campus in which a portion of the Premises is located is herein referred to as a “Building” or a “Premises Building”.
1.3.     Rentable Area of the Premises. The total rentable square footage (“RSF”) of the Premises is 183,667 RSF, subject to the terms of Section 2.2. The RSF for each Building within the Premises shall be:
a.    Building 9/10        [**] RSF (which amount excludes the Utility                         Rooms)
b.    Building 12        [**] RSF
c.    Building 13        [**] RSF
d.    Building 18        [**] RSF

1.4.     Use. Research and development and clinical scale manufacturing and general, executive and/or administrative offices all of which must be consistent with the requirements and limitations of the Hopewell Township’s zoning ordinance, including, but not limited to, Ordinance Section 17-168 (the “Zoned Use”). Office uses may include, but are not limited to, kitchen and eating facilities (including a cafeteria for Tenant’s use), computer and telecommunications facilities, data processing and transmission, conference and meeting facilities and/or other uses typically made by other office and/or research and development tenants in the Market Area (as hereinafter defined). Tenant wishes to expand its use to include commercial scale production on the Premises which means production and assembly, including, but not limited to, the production of medicines, including nutritional products, medical products and medical devices, and their component parts, or other similar items (the “Commercial Scale Production Use”). Tenant has reviewed the amendment to Ordinance Number 17-168 which was adopted by the Township Committee of Hopewell Township on June 24, 2019 (the “Ordinance Amendment”) and acknowledges that same permits Tenant’s proposed production and assembly activities related to its research and development activities at the Campus, subject to the limitations set forth in the Ordinance Amendment. If Tenant desires to use the Premises in a manner other than for the Permitted Use (as hereinafter defined), Tenant shall request Landlord’s prior written consent to such other use, which consent shall not be unreasonably withheld, delayed or conditioned by Landlord provided that such other use: (i) is permitted by Applicable Laws (defined below) and complies with Hopewell Township’s zoning ordinance, any variance relief Tenant obtains therefrom and the General Development Plan for the Campus as set forth in Exhibit B and described in Section 6.2 of this Lease; (ii) complies with the provisions of Section 6 of this Lease; and (iii) is reasonably consistent with the operation of a first class research and development and biologics production facility, including general office use, in the Market Area.
1.5.     Term. Fifteen (15) years, beginning on the Commencement Date and ending on the Expiration Date. To the extent Tenant exercises any of its options to extend the Term pursuant to and as set forth in Section 3.4 and the Term is so extended, the defined term “Term” shall include each such extension period.
1.6.     Commencement Date. July 1, 2020, which Commencement Date may be delayed up to sixty (60) days by Landlord upon notice to Tenant, which notice of delay must be provide by Landlord on or before January 31, 2020.
1.7.     Base Rent Commencement Date.

a.	For Buildings 9/10 and 18 the Base Rent Commencement Date shall be the Commencement Date.

b.	For Building 12 the Base Rent Commencement Date shall be six (6) months after the Commencement Date.

c.	For Building 13 the Base Rent Commencement Date shall be eighteen (18) months after the Commencement Date.

d.
Notwithstanding any Base Rent abatement, Tenant shall pay Tenant’s Share of Real Property Taxes and CAM Area Operating Expenses, and all other Additional Rent as referenced in Sections 7.1, 8.2, 11.1, 11.3 and 12.5 of the Lease and shall pay all other Additional Rent required under this Lease starting on the Commencement Date.

1.8.     Expiration Date. June 30, 2035, provided, however, that if the Commencement Date is a date other than the first day of a month, the Expiration Date shall be the last day of the month in which the 180th month anniversary of the Commencement Date occurs.
1.9.     Base Rent. The annual “Base Rent” shall equal the amounts set forth below:

a.	Buildings 9/10: $[**] per RSF on a triple net basis (NNN).

b.	Building 12: $[**] per RSF on a triple net basis (NNN).

c.	Building 13: $[**] per RSF on a triple net basis (NNN).

d.	Building 18: $[**] per RSF on a triple net basis (NNN).

e.
All Base Rent set forth in this Section 1.9 will increase [**] percent ([**]%) annually throughout the Term, with the first such increase of Base Rent to take place on the first day of the thirteenth (13th) full month after the Commencement Date, except the rent increase for Building 13 shall not take place until the twenty-fifth (25th) full month after the Commencement Date.

No Base Rent shall be paid prior to the Commencement Date.
The Base Rent schedule for the Premises is attached hereto and incorporated herein as Schedule I.
1.10.     Abated Rent: Tenant shall be entitled to an abatement of the initial Base Rent payment as set forth in Section 1.7.
1.11.     Lease Year. A twelve (12) month period commencing on the Commencement Date and each twelve (12) month period thereafter. If the Commencement Date is July 1, 2020, each Lease Year of the Term will end on June 30.
1.12.     Reserved.
1.13.     Initial Tenant Improvements. See Section 7.3.
1.14.     Substantial Completion of the Initial Tenant Improvements. See Section 7.3.
1.15.     Landlord’s Base Building Work. Landlord shall, prior to the Commencement Date, complete each of the following (i) installation of doors that will prevent unauthorized access between the Premises Buildings and other buildings on the Campus that are directly adjacent to the Premises Buildings; in particular, secure doors will be installed between Building 8 and Building 9 (a Premises Building) and between Building 21 and Building 13 (a Premises Building); and (ii) submeter the Utilities for each of the Premises Buildings as required pursuant to Section 12.5(a) of this Lease (collectively, the “Landlord’s Base Building Work”).
1.16.     Intentionally Omitted.
1.17.     Tenant’s Share: On the Commencement Date of this Lease, the “Tenant’s Share” is Sixteen and Fifty-Five One Hundredths Percent (16.55%) which represents the RSF of the Premises (183,667 square feet, subject to the terms of Section 2.2), calculated as a percentage of the aggregate rentable area of the buildings located within the CAM Area of the Campus (see Section 2.3 below and Exhibit D).
In addition to Base Rent, based upon the estimated costs at the time of the execution of this Lease, Tenant shall pay the following in Additional Rent:

a.	Tenant’s Share of Real Property Taxes, calculated as set forth in Section 11.3 of this Lease.

b.
Tenant’s Share of CAM Area Operating Expenses (as defined in Section (4.2(a) (iii)). Landlord and Tenant agree that the portion of CAM Area Operating Expenses defined as “Controllable CAM Expenses” in Section 4.2(a)(iii) shall not increase more than [**] percent ([**]%) each year.

c.	Utility costs as set forth in Section 12 of this Lease and the Utility Services Agreement attached hereto as Exhibit K.
Landlord and Tenant agree and acknowledge that the Tenant’s Share may change during the Term of this Lease only in accordance with Section 4.2(a)(i) and Section 26(d).
1.18.     Number of Parking Spaces: Tenant shall be provided three hundred sixty (360) parking spaces for the Premises allocated as set forth below and set forth on Exhibit E:
(a)     [**] spaces, including [**] handicapped spaces, shall be allocated exclusively to Tenant, comprising all of Parking Area 1 adjacent to Buildings 9 and 10.
(b)     [**] spaces shall be allocated exclusively to Tenant in Parking Area 2.
(c)     [**] unassigned and unreserved spaces in Parking Area 5 for Building 18.
(d)     [**] unassigned and unreserved spaces shall be allocated to Tenant in the covered portion of the parking deck in Parking Area 4.
(e)     The remaining [**] spaces shall be unassigned and unreserved in Parking Area 3.
Section 2.4 and Exhibit E depict all parking areas and spaces and designates whether same are exclusive or unassigned and unreserved.
1.19.     Real Estate Brokers.
Landlord:     Jones Lang LaSalle (“JLL”)
Tenant:     Cushman & Wakefield U.S., Inc. (“C&W”)
1.20.     Address for Notices.

Landlord:	BRISTOL-MYERS SQUIBB COMPANY
3551 Lawrenceville-Princeton Road
Princeton, New Jersey 08540
Attention: Corporate Real Estate Department

With Copies To:	Stevens & Lee, P.C.
100 Lenox Drive, Suite 200
Lawrenceville, NJ 08648
Attention: Christopher K. Costa, Esq.

Tenant:	PTC THERAPEUTICS, INC.
100 Corporate Court
South Plainfield, NJ 07080-2449
Attention: Legal

With Copies To:	PTC Legal (via email) to [**]

And:	Fox Rothschild LLP
49 Market Street
Morristown, NJ 07960-5122
Attention: Robert A. Klausner, Esq.

1.21.     Rent Payment Address.
BRISTOL-MYERS SQUIBB COMPANY
Post Office Box 4000
Princeton, New Jersey 08540
Attention: Accounts Receivable
1.22.     Construction Supervision Fee. The Construction Supervision Fee regarding the Initial Tenant Improvements (as defined in Section 7.3(g)) and for all subsequent Alterations (as defined in Section 7.3(a)) is [**] percent ([**]%) of the actual “hard” construction project costs and the “soft” costs, including design fees, professional fees and permits, and the purchase and installation price of equipment and mechanical systems which are installed in the Premises; provided, however, in no event (except the construction of the New Building referenced in Section 60) shall the Construction Supervision Fee exceed $[**] per construction project (including, but not limited to, (a) the Initial Tenant Improvements, and (b) any subsequent projects which could have been combined but were undertaken in parts, all of which shall constitute a single construction project). For the purposes of this Section 1.22, a construction project is defined as a project that is completed in twenty-four (24) months or less and does not contain any significant improvements outside the scope of the original project. If the time to complete a project exceeds twenty-four (24) months and contains significant improvements outside the scope of the original project, then Landlord shall have the right to collect a Construction Supervision Fee up to $[**] in connection with the Alterations completed after twenty-four (24) months that are significant improvements outside the scope of the original project. Landlord expressly waives any Construction Supervision Fee for subsequent Alterations that are Minor Alterations (as hereinafter defined in Section 7.3(a)).
2.     Premises; Common Areas; Parking Areas; Personal Property.
2.1.     Lease of Premises. Subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, subject to Applicable Laws (as defined below). The Premises, all the other buildings and improvements located within the Property, the Common Areas (as defined below), including without limitation, all amenities and parking and drive areas (all of which are located in the Tax Lot as of the Commencement Date), are herein sometimes collectively referred to as the “Project.” Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to the terms and conditions of the Lease.
2.2.     No Re-Measurement. Landlord and Tenant hereby agree that as of the Commencement Date for all purposes of this Lease, (i) the existing Premises Buildings contain 183,667 RSF, and (ii) the existing Project currently contains 1,109,480 RSF, and (iii) that the Premises shall not be re-measured by the parties for purposes of recalculating Base Rent or Tenant’s Share unless the Premises is altered, including alteration as a result of the Initial Tenant Improvements (defined in Section 7.3(g)). Landlord and Tenant agree that the rentable square feet of the Project and/or of the Property may change over the Term of the Lease as set forth in Section 4.2(a)(ii) and Section 26.
2.3.     Common Areas-Defined. Landlord grants Tenant the right to the non-exclusive use of the Common Areas. The term “Common Areas” is defined as all areas outside the Premises and within the exterior boundary lines of the Project (excluding the Premises Buildings, the CAM Exclusion Area (defined in Section 4.2(a)(iv)) and all buildings and improvements located thereon and portions of “CAM Buildings”, as defined and described below in this Section 2.3) which areas, subject to Section 26 hereof, are designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant, and other tenants of the Project and their respective employees, suppliers, customers, and invitees, including, but not limited to access roadways, sidewalks, landscaping and planted areas, parking areas (whether or not designated for the exclusive use of other tenants), utility infrastructure, food service, fitness center and conference space located within the Project. Notwithstanding anything to the contrary contained herein, Tenant shall have access to the Premises from the public streets over the roadways with the Common Areas on a twenty four (24) hour per day, seven (7) day per week basis. Landlord shall have the exclusive control and management of the Common Areas subject to the provisions of Section 26. “CAM Buildings” are buildings within the “CAM Area” (as defined in Section 4.2(a)(i)) which house or provide services or amenities being provided to all the occupants of the CAM Area, but only to the portion of such buildings which actually house or provide such services or amenities. For example, as of the Effective Date, CAM Buildings include, but are not limited to the parking garage, CUC (as defined in Section 12.3(a)), guard houses, food service, fitness center and conference space. The CAM Area and CAM Exclusion Area are shown on Exhibit D attached hereto.
2.4.     Parking. Landlord grants Tenant, subject to the rules and regulations attached hereto as Exhibit F as reasonably modified by Landlord from time to time (which reasonable modifications shall not be effective until provided to Tenant in writing) (the “Rules”) in accordance with the terms hereof, the right to use the [**] parking spaces allocated as set forth in Section 1.18 (collectively, the “Tenant’s Parking”) without additional charge, in the parking areas that are further shown and depicted on Exhibit E attached hereto. Landlord reserves the right at any time, on at least thirty (30) days’ prior written notice (except in the case of an emergency, in which case notice shall be given as soon as reasonably possible), to temporarily relocate any relevant portion of Tenant’s Parking in case of emergencies or repair and maintenance, provided that at all times Tenant’s Parking shall have commercially reasonable access to Pennington-Rocky Hill Road or Titus Mill Road. If Tenant commits or allows in the parking areas shown on Exhibit E any of the activities prohibited by this Lease or the Rules, then Landlord shall have the right, following such notice to Tenant, whether written or oral, as is reasonable under the circumstances, in addition to such other rights and remedies that Landlord may have, to remove or tow away the vehicle(s) involved and charge the cost to Tenant, which cost shall be payable by Tenant within thirty (30) days after written demand by Landlord. Tenant’s parking rights are appurtenant to this Lease and Tenant may only transfer, assign, or otherwise convey its parking rights together with a transfer, assignment, or conveyance of this Lease as otherwise provided in this Lease. Tenant acknowledges and agrees Landlord shall have no obligation to monitor or enforce the use of the spaces marked “PTC Therapeutics, Inc.” in Parking Area 1, Parking Area 2, Parking Area 3 or in the parking garage in Parking Area 4 shown on Exhibit E, and that Landlord shall have no liability to Tenant for any claims arising from the use of such spaces in Parking Area 1, Parking Area 2, Parking Area 3 or in the parking garage in Parking Area 4 reserved for Tenant’s use by anyone other than Tenant’s employees or visitors. Notwithstanding anything to the contrary contained herein, Landlord shall at all times during the Term provide continuous access to the Premises and all of Tenant’s Parking by common roadways within the Campus, which shall provide Tenant and Tenant’s Agent’s (defined in Section 3.3) commercially reasonable ingress and egress at all times to and from Pennington-Rocky Hill Road or Titus Mill Road, subject to temporary disruption or delay in access caused by emergency repairs.
Tenant shall have the right at all times during the Term to install access gates to Parking Area 1 and Parking Area 2, and to take any other measures that it deems necessary to monitor and control the use of Parking Area 1 and Parking Area 2, so long as Tenant shall provide Landlord access to Parking Area 1 and Parking Area 2 to be used only in the event of an emergency or in the event of required maintenance or repair as to which Tenant has been provided notice of Landlord’s intended entry.

2.5.     Personal Property.
(a)     All of (a) the furniture, fixtures and equipment (“FF&E”) located in the production area in Building 9, and (b) all the furniture and laboratory benches (“F&B”) in the balance of Building 9 and Building 12 is owned by Landlord and shall be delivered with the Premises. Landlord hereby grants Tenant the right, at no additional cost, to use the FF&E and F&B in connection with Tenant’s use of the Premises during its Tenancy pursuant to the terms of this Section 2.5(a). Landlord has provided a list of portions of the FF&E considered to be of material value, which shall be referred to as “Exception Equipment” and shall be identified on Schedule II, attached to this Lease. Ownership of the Exception Equipment, but not the remainder of the FF&E or F&B, shall transfer to Tenant at such time as the security deposit is either reduced or eliminated, whichever shall occur first, as set forth in Section 39. Tenant shall be entitled to use, at no additional cost, the FF&E and F&B and to modify same to accommodate its use. However, Tenant must obtain Landlord’s reasonable approval to remove, dispose of, replace (and, in each case, without replacing such removed, disposed of or replaced FF&E or F&B with equipment of similar quality and value), or make significant modifications that would reasonably be considered out of the ordinary for operations of this type. During the Term, Tenant, at its sole cost and expense, shall maintain and repair the FF&E and F&B in a manner consistent with Tenant’s obligations set forth in Section 7.2(a) hereof. If Tenant intends to dispose of or remove any of the FF&E or F&B without replacing such FF&E or F&B with equipment of similar quality and value, Landlord, at Landlord’s sole discretion, shall be able to require that it be retained somewhere on the Property, provided that Landlord shall be responsible for moving such FF&E or F&B and retaining it at Landlord’s sole cost and expense. Tenant shall promptly repair any damage caused to the Premises by the removal of any FF&E or F&B authorized by Landlord to be removed, such repairs to be reasonably approved by Landlord.
(b)     Tenant shall not allow a lien to be placed upon the Exception Equipment or the FF&E and F&B until such time as ownership of same is transferred to Tenant pursuant to the terms of Section 2.5(a) above. Tenant shall promptly repair any damage caused to the Premises or Building by the removal of any such Exception Equipment, such repairs to be reasonably approved by Landlord.
2.6.     Intentionally Omitted.
2.7.     Rooftop Rights.
(a)     Subject to Section 2.7(b), Tenant, at its sole cost and expense, has the exclusive right to install, operate and maintain on the roof of any Premises Building satellite dishes, antennae and other telecommunications equipment, HVAC equipment and other mechanical equipment (collectively, the “Rooftop Equipment”) solely for use by Tenant in its business operations (i.e., Tenant shall not have the right to install cell phone towers or other equipment whereby Tenant derives income or other benefits from the Rooftop Equipment). Tenant shall promptly notify Landlord in writing of its plans to install Rooftop Equipment and the location of same and provide Landlord with copies of all plans and specifications for installation of the same. Tenant shall obtain any and all permits, consents, and/or governmental approvals necessary for the installation and/or operation of the Rooftop Equipment, and all such installation, use, and operation shall comply with all Applicable Laws including any screening required by zoning. Subject to Section 2.8, Tenant accepts the rooftop space on the Premises Buildings “as is” and agrees that Landlord is under no obligation to perform any work or provide any materials in preparation for the installation, maintenance or operation of the Rooftop Equipment. Tenant shall retain a contractor for the installation and maintenance of the Rooftop Equipment, which contractor shall satisfy any requirements of and keep in full force and effect any existing or future manufacturer’s roof warranty. If Landlord reasonably believes that the weight of the Rooftop Equipment would exceed the load limit of the applicable roof, Tenant shall obtain the services of a structural engineer (at Tenant’s expense), reasonably acceptable to Landlord, to determine if the weight or installation of the Rooftop Equipment might affect the structure of the applicable Premises Building with the results of such determination provided to Landlord prior to installation of such Rooftop Equipment. If dunnage or other support is required for such Rooftop Equipment, Tenant shall be responsible for installing it subject to Landlord’s reasonable approval. In the event that the Rooftop Equipment materially and adversely affects or causes material interference with other rooftop equipment already located on the roofs of other buildings in the Project, or any rooftop equipment already installed by Landlord on the applicable Premises Building, which shall be limited to security equipment and such other rooftop equipment as installed prior to the date on which Tenant installs its Rooftop Equipment, then Landlord may require Tenant, at Tenant’s sole cost and expense, to relocate the Rooftop Equipment if an alternative appropriate location within the CAM Area and in the proximity of the applicable Premises Building is available. Tenant agrees that upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove the Rooftop Equipment and any structural supports and related equipment in a good and workmanlike manner, restore the portion of the roof of the Premises Building affected or damaged by the installation, operation, maintenance repair or removal of the Rooftop Equipment to the condition existing immediately prior to installation of the Rooftop Equipment (less reasonable wear and tear and damage by casualty) and in accordance with any then-existing manufacturer’s warranty and indemnify Landlord for damage resulting from roof penetrations or any other damage. In the event all or a portion of any component of the roof of any Premises Building must be repaired or replaced, or any other Building maintenance need arises that requires the temporary removal of the Rooftop Equipment, Tenant shall be fully responsible, at its sole cost and expense, for said repair and for the removal and re-installation of all Rooftop Equipment. Landlord shall have no liability to Tenant or any third-party for any losses incurred as a result of the relocation and re-installation, provided, however, Landlord shall reasonably cooperate with Tenant to minimize interruption to its business caused by such work. In no event shall Tenant be charged a rental or fee for the use of the rooftop space of any of the Premises Buildings for its Rooftop Equipment or for the use of any of the Premises Buildings’ risers.
(b)     Notwithstanding anything contained in Section 2.7(a) to the contrary, but subject to the provisions of Section 2.7(c) with respect to the roofs of Building 9/10 and Building 12, Landlord reserves the right to maintain, repair and replace any cameras, lights, sensors and other equipment currently located on the roof of any Premises Building on the Effective Date for Project security purposes, provided that (i) same does not interfere with any of Tenant’s installed Rooftop Equipment, nor shall it interfere in any way with any of the Premises Buildings’ engineering, window washing or other maintenance functions, (ii) there shall be no penetrations of any roof unless approved by Tenant and performed by contractors in accordance with the applicable roof warranty so as to maintain the integrity of such roof warranty, (iii) Landlord shall coordinate all access for such maintenance, repair or replacement with Tenant and shall first give Tenant reasonable notice of the date and time of the planned access; (iv) such cameras, lights, sensors and other equipment shall be properly secured and installed so as not to be affected by high winds or other elements and must be properly grounded; and (v) Landlord’s access shall comply with Tenant’s Standard Protocol and Procedures for Access (as defined in Section 28(a)) to the Premises and the requirements of Section 28.
(c)     Landlord acknowledges and agrees that the sensitive nature of the operations that will take place within the certain “cleanroom” manufacturing areas (hereinafter referred to collectively as the “Critical Production Area”) require that Tenant take all necessary precautions to ensure that there are no disturbances or interruptions to those operations. Therefore, notwithstanding anything to the contrary set forth in this Lease, neither Landlord nor any of its managers, agents, contractors, representatives, employees, invitees or anyone else acting on Landlord’s behalf, (collectively, “Landlord Parties”) shall have access rights to the roofs of Building 9/10 and Building 12 (which house the Critical Production Area). Any obligation which would otherwise be that of Landlord hereunder with respect to the repair or replacement of the roofs of Building 9/10 and Building 12, including all structural repairs and replacements, shall be performed by Tenant, at Tenant’s expense, using roofing contractors approved by both Landlord and Tenant. Tenant is hereby permitted to install whatever security means it deems necessary to prohibit the unauthorized access to the roofs of Building 9/10 and Building 12.
(d)     Subject to the requirements of Sections 2.7(a)-(c) above, Landlord, and/or its agents or contractors, subject to reasonable approval of same by Tenant, shall have the right to enter upon the roofs of the Buildings for the purpose of maintaining the Pass-Through Utilities (as defined in Section 12.6), including, but not limited to: (i) maintenance of steamlines, driplegs and steam traps for the steamlines; and (ii) telecommunications switch room in Building 9. If Landlord needs to install new or replacement security equipment now on the roof of any building containing the Critical Production Area, same will be installed on the façade of the Building instead of the roof or on a fixture to the façade of the Building in a location reasonably satisfactory to Tenant.
2.8.     As-Is, Where Is. Tenant acknowledges and agrees that Landlord is not required to construct any tenant improvements on behalf of or for the benefit of Tenant, and it is specifically understood and agreed that Landlord has no obligation, and has made no promises, to alter, remodel, improve, renovate, repair, or decorate the Premises, the Project, or any part thereof, in connection with Landlord’s delivery of the Premises to Tenant, except for Landlord’s completion of the Landlord’s Base Building Work set forth in Section 1.15 and Exhibit C. Tenant has inspected the Premises and, subject to the terms of the immediately succeeding sentence, agrees to accept the Premises in its “as is, where is” condition as of the Effective Date. Landlord agrees that on the Commencement Date (a) the Utilities (as defined in Section 12.1(a)), including the existing distribution system of each such Utility within the Premises to such Utility’s access points within the Premises, shall be in good working order, (b) each of the heating, ventilation and air conditioning systems serving the Premises; the mechanical, electrical, and plumbing systems serving the Premises (including those portions thereof that are under the floor slab); the passenger and freight elevators serving the Premises; sprinkler, fire and life safety systems serving the Premises shall be in good working order, (c) to Landlord’s knowledge, each of the foundations, the floor slabs, all of the bearing walls, all of the structural columns and beams, all of the exterior walls, all the exterior windows and all of the roofs of the Premises Buildings shall be in structurally sound condition, (d) to Landlord’s knowledge, the existing certificates of occupancy for the Premises, and any other permits, certifications or approvals from any governmental authority for the current operations and occupancy of the Premises have been provided to Tenant, and, to Landlord’s knowledge, all such permits, certifications or approvals are in good standing for existing operations on-site, (e) the Existing Generators (as defined in Section 12.7) shall be in good working order, and (f) the Landlord’s Base Building Work shall be completed. Except as set forth in this Lease, Tenant has not relied upon or been induced by any statements, representations or warranties, expressed or implied (including, but not limited to, any warranty of fitness for any particular use or purpose, merchantability, fitness, condition, quality, or capacity) made by Landlord, its agents, or any other person as to the condition of the Premises, the Project, or any part thereof.
3.     Term.
3.1.     Term and Commencement Date. The Term and Commencement Date of this Lease are as specified in Sections 1.5 and 1.6, respectively.

3.2.     Reserved.
3.3.     Early Access to Premises. Provided that Tenant gives Landlord evidence of the commercial general liability insurance required under Section 8.1(b) and otherwise complies with all of the terms and conditions of this Lease other than the payment of Rent, provides Landlord forty eight (48) hours advanced written notice to Landlord’s staff or facility management staff, as the case may require, are available, Tenant, its employees, designers, architects, engineers, suppliers, invitees and contractors (“Tenant’s Agents”) shall have access to the Premises following the Effective Date to design, engineer, and plan the Initial Tenant Improvements (as hereafter defined), to conduct any environmental assessments, and to conduct environmental air quality testing, provided that Tenant and Tenant’s Agents comply with Landlord’s normal procedures imposed on such visitors, and provided that such access by Tenant and Tenant’s Agents shall not interfere with Landlord’s operations at the Project. Notwithstanding the foregoing, Landlord’s staff or facility management staff may be present for any access to the Premises under this Section 3.3 but shall not be required. Tenant shall be liable to Landlord in the event Tenant or Tenant’s Agents damage any part of the Premises or the Project, including, the Exception Equipment. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Premises, the Project or the Exception Equipment and against injury to any persons caused by Tenant’s or Tenant’s Agents’ exercise of Tenant’s rights under this Section 3.3, except for any such loss, damage or injury arising solely out of the negligence or willful misconduct of Landlord or any of the Landlord Parties or Landlord’s failure to perform or observe any of its obligations or covenants under this Lease or as to which Section 8.4 is applicable. Tenant’s access to the Premises pursuant to this Section 3.3 shall not impact any Commencement Date, Base Rent Commencement Date, Expiration Date or Term. Tenant shall be permitted access to the Premises Buildings for architectural, engineering and planning purposes, any environmental assessments, environmental air quality testing, in each case once this Lease has been executed between the parties, subject to Landlord’s normal procedures for visitors, vendors or contractors entering the campus (including, without limitation, prequalification under BMS’s Contractor Safety Program during BMS’s period of ownership). Tenant covenants that it shall only conduct invasive testing (at its cost) in connection with its construction activities and shall, if required by Landlord, use Landlord’s environmental engineer to conduct such testing. All results and reports of such testing shall be reported to both Landlord and Tenant. Tenant shall not disclose the results of any environmental testing to a third party unless obligated by law to disclose same to the relevant governmental supervisory entity. Tenant shall be permitted additional access prior to the Commencement Date for modification of the Premises and installation of Tenant’s furniture, fixtures and equipment subject to Landlord’s normal procedures and to the cessation of Landlord’s operations on a Premises Building-by-Premises Building basis. The party gaining access shall not cause any damage to the Premises Buildings and shall provide proof of commercial general liability insurance in amounts and types reasonably required by Section 8.1(b), naming Landlord as an additional insured before gaining such entry.
3.4.     Option to Extend Term
(a)     Provided Tenant is not in monetary default or material non-monetary default beyond applicable notice and cure periods of this Lease at the time of the exercise of the options set forth herein, Landlord hereby grants to Tenant two (2) consecutive options to extend the Term for all (but not part) of the Premises in accordance with the provisions of this Section 3.4(a). Tenant must exercise the option for all of the Premises for a period of ten (10) years each time, each such option to be exercised by Tenant giving written notice of its exercise to Landlord in the manner provided in this Lease not more than eighteen (18) months, nor less than twelve (12) months prior to the expiration of the Term, as it may have been previously extended. The second ten (10) year option cannot be exercised unless the immediately preceding ten (10) year option has been so exercised and the Term accordingly extended. Each extension period shall commence on the day immediately following the last day of the Term (as it may have been extended).
(b)     If Tenant exercises either of its options to extend the Term, Landlord shall, within thirty (30) days after receipt of Tenant’s exercise notice, notify Tenant in writing of Landlord’s reasonable determination of the Base Rent (including increases) for the Premises for the applicable ten (10) year option period, which amount shall be ninety-five percent (95%) of the Prevailing Market Rate for such space (as hereafter defined). Tenant shall have thirty (30) days from its receipt of Landlord’s notice setting forth Landlord’s determination of Base Rent to notify Landlord in writing that Tenant (i) withdraws its election to exercise the option, or (ii) agrees with Landlord’s determination of the Base Rent, or (iii) does not agree with Landlord’s determination of the Base Rent and that Tenant elects to determine the Prevailing Market Rate (as hereafter defined) in accordance with the procedure set forth below. If Tenant does not so notify Landlord in writing within thirty (30) days of its receipt of Landlord’s notice, Base Rent for the Premises for the applicable extended term shall be the Base Rent set forth in Landlord’s notice to Tenant. The phrase “Prevailing Market Rate” shall mean one hundred percent (100%) of the then prevailing market rate for the twelve (12) month period prior to Tenants’ renewal notice for base rent for a ten (10) year term calculated on a per rentable square foot basis for leases covering buildings comparable to the condition of the Premises (including the Initial Tenant Improvements and any subsequent Alteration made by Tenant) in projects similar to the Project located in central and northern New Jersey (hereinafter referred to as the “Market Area”), and taking into account all other relevant factors, including but not limited to rent concessions and liability for common area maintenance. The Prevailing Market Rate shall be determined by an appraisal procedure as follows:
In the event that Tenant notifies Landlord that Tenant disagrees with Landlord’s determination of the market rate and that Tenant elects to determine the Prevailing Market Rate, then Tenant shall specify, in such notice to Landlord, Tenant’s selection of a real estate appraiser, who shall act on Tenant’s behalf in determining the Prevailing Market Rate. Within twenty (20) days after Landlord’s receipt of Tenant’s selection of a real estate appraiser, Landlord, by written notice to Tenant, shall designate a real estate appraiser, who shall act on Landlord’s behalf in the determination of the Prevailing Market Rate. Within twenty (20) days of the selection of Landlord’s appraiser, the two (2) appraisers shall render a joint written determination of the Prevailing Market Rate. If the two (2) appraisers are unable to agree upon a joint written determination within said twenty (20) day period, the two appraisers shall select a third appraiser within such twenty (20) day period. Within twenty (20) days after the appointment of the third appraiser, the third appraiser shall render a written determination of the Prevailing Market Rate by selecting, without change, the determination of one (1) of the original appraisers as to the Prevailing Market Rate and such determination shall be final, conclusive and binding. All appraisers selected in accordance with this subparagraph shall have at least ten (10)

years prior experience in the commercial leasing market of the Market Area and shall be members of the Appraisal Institute or similar professional organizations. If either Landlord or Tenant fails or refuses to timely select an appraiser, the other appraiser shall alone determine the Prevailing Market Rate. Landlord and Tenant agree that they shall be bound by the determination of the Prevailing Market Rate pursuant to this paragraph. Landlord shall bear the fee and expense of its appraiser, Tenant shall bear the fee and expenses of its appraiser, and Landlord and Tenant shall share equally the fee and expenses of the third appraiser, if any.
(c)     Except for the Base Rent, which shall be determined as set forth in subparagraph (b) above, leasing of the Premises by Tenant for the applicable extended term shall be subject to all of the same terms and conditions set forth in this Lease, including Tenant’s obligation to pay Additional Rent; provided, however, that any rent abatements or other concessions applicable to the Premises during the initial Term shall not apply during any such extended term, nor shall Tenant have any additional extension options, beyond the two (2) consecutive options described in this Section 3.4. Landlord and Tenant shall promptly enter into an amendment to this Lease to evidence Tenant’s exercise of its renewal option, the Base Rent for such renewal term, and the expiration date of such renewal term.
(d)     The options granted to Tenant in this Section 3.4 are personal to the original Tenant (or any Related Entity or Successor Entity as defined Section 13.5) and may be exercised only by the original Tenant (or any Related Entity or Successor Entity (but not by subtenants)) and may not be exercised or assigned, voluntarily or involuntarily, by or to any person or entity other than the original Tenant (or any Related Entity or Successor Entity). The options granted to Tenant in this Section 3.4 are not assignable separate and apart from this Lease nor may any option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an option under this Section 3.4 is exercisable by Tenant, and this Lease has been assigned other than to a Related Entity or a Successor Entity, the option shall be deemed null and void.
(e)     Tenant may only exercise the option to extend the Term granted by this Section 3.4 for the entire Premises. Any notice given by Tenant purporting to extend this Lease for less than all of the Premises shall be null and void, but Tenant’s right to extend the Term shall remain intact provided Tenant gives its notice to extend the Term as to all of the Premises on a timely basis.
3.5.     Move-in Obligations. Tenant shall schedule and coordinate its move-in with Landlord, and Landlord (at its option and at Landlord’s sole expense) shall have the right to have a representative present during all stages of such move, but shall have no liability therefor. During Tenant’s move-in, a representative of Tenant must be on site with Tenant’s moving company to ensure there is no damage to the Premises, the Buildings, the Project or the Campus. Tenant must properly dispose of all packing material and refuse off-site. Any damage or destruction to the Premises, the Buildings, the Project or the Campus due to Tenant’s move-in will be the sole responsibility of Tenant.

4.     Rent.
4.1.     Base Rent. From and after the Base Rent Commencement Date, Tenant shall pay to Landlord the Base Rent for the Premises as set forth in Section 1.9 (and Schedule I) without offset or deduction (except as otherwise expressly set forth in this Lease) on the first day of each calendar month; provided, however, that if the Base Rent Commencement Date is a day other than the first day of a month, the prorated Base Rent for the month in which the Base Rent Commencement Date occurs shall be payable on the Base Rent Commencement Date. Base Rent and Additional Rent (as defined hereafter) for any period during the Term which is for less than one (1) month shall be prorated based upon the actual number of days of the calendar month involved. Base Rent and all other amounts payable to Landlord hereunder shall be payable to Landlord in lawful money of the United States at the rent payment address set forth in Section 1.21 or to such other persons or at such other places as Landlord may later designate in writing.
4.2.     Additional Rent; CAM Area Operating Expenses; Capital Expenditures. Commencing on the Commencement Date, Tenant shall pay as rent all other sums and charges due and payable by Tenant under this Lease (“Additional Rent”), including but not limited to Tenant’s Share of all CAM Area Operating Expenses for each Lease Year (as defined in Section 1.11). Tenant’s Share of CAM Area Operating Expenses shall be determined in accordance with the following provisions:
(a)     Defined Terms. As used herein, the following terms shall have the following definitions:
(i)     “CAM Area” shall mean that portion of the Campus, other than the CAM Exclusion Area, as shown on Exhibit D attached hereto, (as same may be modified from time to time in accordance with the terms of this Lease).
(ii)    “Tenant’s Share” is defined as the percentage set forth in Section 1.17. In the event that the number of rentable square feet in the leasable buildings in the CAM Area changes in accordance with Section 4.2(a)(i) and Section 26(d), then Tenant’s Share shall be equitably adjusted for the year the change occurs, and Tenant’s Share for such year shall be determined on the basis of the days during such year that each Tenant’s Share was in effect. Landlord further reserves the right to re-calculate the Tenant’s Share if the size of the Campus changes as a result of the sale of a portion of the Campus, acquisition of other property, a decrease in the Premises, or increases or decreases in the aggregate rentable area of the buildings located in the CAM Area.
(A)     When an adjustment to Tenant’s Share is required pursuant to the terms of Section (ii) above, Tenant shall continue to pay Tenant’s Share of CAM Area Operating Expenses in accordance with its current Tenant’s Share percentage until such time as Tenant’s Share is adjusted in accordance with this Section (A). Within thirty (30) days following adjustment of Tenant’s Share pursuant to the terms hereof, Landlord shall provide Tenant with a written statement showing Landlord’s recalculation of the amount due from Tenant for Tenant’s Share of CAM Area Operating Expenses for the period from and after the date of the event triggering such adjustment expressly permitted by this Section 4.2(a)(ii) (utilizing the adjusted

“Tenant’s Share” percentage), and (i) if the re-calculated amount due is greater than the aggregate amount paid by Tenant during such period, Tenant shall pay to Landlord the amount of such shortfall within thirty (30) days of receipt of Landlord’s statement, and (ii) if the amount paid by Tenant during such period exceeds the re-calculated amount for such period, Landlord shall pay to Tenant the amount of such overpayment within thirty (30) days following delivery of Landlord’s statement.
(iii)    “CAM Area Operating Expenses” shall mean all of Landlord’s reasonable and customary costs and expenses actually incurred during the Term in connection with Landlord’s obligations pursuant to Section 7.1 hereof with respect to the CAM Area. CAM Area Operating Expenses shall include, but are not limited to, the items listed in Section A of Exhibit H attached hereto and incorporated by reference herein. Notwithstanding anything contained in this Lease to the contrary, if any product or service allowable as a CAM Area Operating Expense is furnished by an entity affiliated with Landlord, then the cost of the product or service shall be included as a CAM Area Operating Expense only to the extent of customary costs of similar products and services provided in arms-length transactions to similar buildings in the Market Area. Notwithstanding the foregoing, for purposes of computing Tenant’s Share of CAM Area Operating Expenses, Controllable CAM Expenses (defined below) shall not increase by more than [**] percent ([**]%) per calendar year over the course of the Term (the “CAM Cap”). In other words, Controllable CAM Expenses for the each calendar year of the Term shall not exceed [**] percent ([**]%) of the Controllable CAM Expenses paid by Tenant for the immediately preceding calendar year. By way of illustration, if Controllable CAM Expenses paid by Tenant were $[**] per rentable square foot for the first calendar year, then Controllable CAM Expenses to be paid by Tenant for the second calendar year of the Term shall not exceed $[**] per rentable square foot, and if Tenant paid $[**] per rentable square foot for Controllable CAM Expenses for the second calendar year of the Term, then Controllable CAM Expenses in the third calendar year shall not exceed $[**] per rentable square foot. But if Tenant only paid $[**] per rentable square foot for Controllable CAM Expenses for the second calendar year of the Term, then Controllable CAM Expenses in the third calendar year would not exceed $[**] per rentable square foot. “Controllable CAM Expenses” shall mean all CAM Area Operating Expenses other than (1) insurance, (2) snow removal costs and expenses, (3) supply of utilities to the CAM Area, and (4) the repair capital expenses in connection with the CUC. For the avoidance of doubt, the amortized portion of all capital expenses included in CAM Area Operating Expenses shall be included in the Controllable CAM Expenses and shall be subject to the CAM Cap, except as excluded in the preceding sentence. As set forth in Section 12 of this Lease, the cost of utilities provided by Landlord to Tenant and the cost of the operation, maintenance and repair of the CUC (as set defined herein) is a separate cost paid by Tenant to Landlord and shall not be construed as a part of the CAM Area Operating Expenses other than the repair capital expenses in connection with the CUC which are included in CAM Area Operating Expenses. Landlord agrees that the Controllable CAM Expenses for the first calendar year of the Term, for which all future escalations of Controllable CAM Expenses shall be based, shall not exceed the lesser of (A) the actual Controllable CAM Expenses incurred by Landlord for such calendar year, and (B) an estimated amount per square foot to be determined by the parties pursuant to a certain side letter executed simultaneously herewith multiplied by [**] percent ([**]%) (even if the actual Controllable CAM Expenses for the first calendar year of the Term exceeds this figure).

(iv)    “CAM Exclusion Area” shall mean that portion of the Property identified as the “CAM Exclusion Area” on the site plan of the Property attached hereto as Exhibit D and incorporated herein by reference. The CAM Exclusion Area may be modified in Landlord’s sole discretion from time to time during the Term. Upon the modification of the CAM Exclusion Area, to the extent that there is a relevant impact on the CAM Area, Tenant shall receive notice and the CAM Area Operating Expenses (as defined in Section 4.2(a)(iii)), the Tenant’s Share (as defined in Section 1.17), and any other expenses calculated based upon the Tenant’s Share will be adjusted accordingly.
(b)     Exclusions from CAM Area Operating Expenses. Notwithstanding the foregoing, the expenses set forth in Section B of Exhibit H are excluded from the CAM Area Operating Expenses.
(c)     Payment of CAM Area Operating Expenses. Landlord shall, each Lease Year, estimate in writing what Tenant’s Share of annual CAM Area Operating Expenses will be, and the same shall be payable by Tenant in equal monthly installments during each Lease Year, payable on the same day that the Base Rent is due. In the event that Tenant pays Landlord’s estimate of Tenant’s Share of CAM Area Operating Expenses, Landlord shall deliver to Tenant within one hundred twenty (120) days after the expiration of each Lease Year a reasonably detailed statement (the “Annual Expense Reconciliation”) reconciling Tenant’s estimated payments of Tenant’s Share of CAM Area Operating Expenses with Tenant’s Share of the actual CAM Area Operating Expenses incurred during such Lease Year. Landlord’s failure to deliver the Annual Reconciliation Statement to Tenant within said period shall not constitute Landlord’s waiver of its right to collect said amounts or otherwise prejudice Landlord’s rights hereunder; provided, however, that notwithstanding the foregoing, if Landlord fails to deliver any such Annual Reconciliation Statement within two hundred seventy (270) days after the expiration of such Lease Year, Tenant shall not be obligated to pay any deficiency if Tenant’s estimated payments under this subsection (c) for such Lease Year were less than Tenant’s Share of actual CAM Area Operating Expenses for such Lease Year. If Tenant’s estimated payments under this Subsection (c) during said Lease Year exceed Tenant’s Share of actual CAM Area Operating Expenses as indicated on the Annual Reconciliation Statement, Tenant shall be credited the amount of such overpayment against Tenant’s next payment or payments of Rent until the overpayment is reduced to zero. If Tenant’s estimated payments under this Subsection (c) during said Lease Year were less than Tenant’s Share of actual CAM Area Operating Expenses as indicated on the Annual Reconciliation Statement, Tenant shall, except as provided above, pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of such Annual Reconciliation Statement. Landlord and Tenant shall promptly adjust between them by cash payment any balance determined to exist with respect to that portion of the last Lease Year for which Tenant is responsible for CAM Area Operating Expenses, notwithstanding that the Lease Term may have terminated before the end of such Lease Year, and this provision shall survive the expiration or earlier termination of this Lease. If the Commencement Date is a day other than the first day of a calendar year, Tenant’s Share of CAM Area Operating Expenses for the Lease Year in which the Commencement Date occurs shall be prorated based upon the number of days in such year from and after the Commencement Date that fall within the Term, and if the Expiration Date is a day other than the last day of a calendar year. Tenant’s Share of CAM Area Operating Expenses for the Lease Year in which the Expiration Date occurs shall be prorated based on the number of days in such year falling within the Term. Landlord covenants that it shall not collect from the occupants of the Campus an amount greater than one hundred percent (100%) of the CAM Area Operating Expenses.
(d)     Right to Audit. Tenant shall have the right to audit the CAM Area Operating Expenses and Real Property Taxes on an annual basis. Tenant shall utilize a certified public accounting firm that is reasonably acceptable to Landlord (and whose compensation is not, directly or indirectly, contingent in whole or in part on the results of the audit), and Tenant’s audit shall be completed within twelve (12) months of Landlord providing Tenant its Annual Reconciliation Statement with respect to CAM Area Operating Expenses and within twelve (12) months of Landlord providing Tenant its Landlord’s Tax Statement (as defined in Section 11.3) with respect to Real Property Taxes . The fee for any audit conducted on Tenant's behalf shall be borne solely by Tenant, unless such audit results in the CAM Area Operating Expenses and Real Property Taxes being overstated by five percent (5%) or greater, whereupon Landlord shall pay Tenant’s actual and reasonable audit expenses. Landlord shall have the right, at its sole expense, to have Tenant's audit reviewed by a mutually agreed upon third party nationally recognized certified public accountant, whose determination shall be conclusive and binding on both Landlord and Tenant. If, as a result of Tenant's inspection of Landlord's books or the audit of Landlord's records and review by independent certified public accountants, an error is discovered in the Annual Reconciliation Statement or the Landlord’s Tax Statement, Landlord shall revise the Annual Reconciliation Statement or the Landlord’s Tax Statement, as applicable accordingly, and any overpayment by Tenant shall be refunded by Landlord to Tenant forthwith (and, if such overpayment was by ten percent (10%) or greater, together with interest thereon at the Default Rate (as defined in Section 14.4) from the date of Tenant’s payment of such amount to the date of refund) and any underpayment shall be paid by Tenant forthwith.
(e)     Capital Expenditures. Capital expenses, as determined in accordance with generally accepted accounting principles consistently applied, identified in this Section 4.2(e), made by Landlord shall be included in CAM Area Operating Expenses or reimbursed, as follows: to the extent Landlord makes and pays for capital expenditures of the type set forth herein only, each such capital expenditure shall be amortized on a straight line basis over the relevant capital improvement’s useful life, at an annual rate equal to the Prime Rate published by The Wall Street Journal (U.S. Money Center Commercial Banks) or its successor, at the time of installation/completion of the capital expenditure and determination of its useful life (or in the absence thereof such similar rate reasonably designated by Landlord), and annual CAM Area Operating Expenses in each year of the Term overlapping with the relevant improvement’s useful life shall include Tenant’s Share of the annual amortized portion of the cost thereof. No portion of any capital expenditure made by Landlord shall be included in CAM Area Operating Expenses unless such capital expenditures are (i) for improvements to the CAM Areas due to a change in Applicable Laws first becoming effective after the Effective Date, (ii) for improvements made by Landlord to the Common Areas which are reasonably intended to reduce the operating expenses of the Project, (iii) made in order to keep the CAM Areas, including, without limitation, the maintenance and repair of the parking garage or any Parking Areas in the condition required by Section 7.1 of this Lease, or (iv) for the repair of any improvement made to the Project whose principal purpose is to provide services and/or amenities for the benefit of all tenants in the Project (herein, collectively, the “Permitted Capital Expenses”).

Notwithstanding the foregoing, CAM Area Operating Expenses shall in no event include any capital expenses related to the construction at the Project of new or augmented amenities.
4.3.     Rent.
(a)     Tenant shall pay Landlord all Base Rent, Additional Rent and all other sums required of Tenant under the Lease without demand, notice, abatement, deduction or setoff (except as otherwise expressly set forth in this Lease), and irrespective of any claim Tenant may have against Landlord, and this covenant shall be deemed independent of any other terms, conditions or covenants of this Lease.
(b)     Base Rent and Additional Rent shall be defined in this Lease as “Rent.”
(c)     No payment by Tenant or receipt by Landlord of an amount less than the full Base Rent, Additional Rent, or other sums required of Tenant under the Lease shall be deemed anything other than a payment on account of the earliest Base Rent, Additional Rent, or other sums due from Tenant under this Lease. No endorsements or statements on any check or any letter accompanying any check or payment of Base Rent, Additional Rent, or other sums due from Tenant shall be deemed an accord and satisfaction. Landlord may accept any check for payment from Tenant without prejudice to Landlord’s right to recover the balance of the Base Rent, Additional Rent, or other sums due from Tenant under this Lease or to pursue any other right or remedy provided under this Lease or by applicable laws.
5.     Reserved.
6.     Use and Compliance with Laws.
6.1.     Use.
(a)     The Premises shall be used for the purposes set forth in Section 1.4, or any other lawful use, including the Commercial Scale Production Use (the “Permitted Use”). Such use shall not violate any Applicable Laws (as defined hereafter), or be inconsistent with the requirements and limitations of the Hopewell Township’s zoning ordinance, including but not limited to Ordinance Section 17-168 shall be included in the term Applicable Laws.
(b)     Notwithstanding any other provision of this Lease, Tenant shall not (i) use the Premises for any unlawful purposes or in any unlawful manner or (ii) permit the parking of vehicles so as to materially interfere with the use of any driveway, corridor, sidewalk, parking area, or other Common Area.
Tenant shall be solely responsible for obtaining any and all required permits, approvals, licenses, consents, certificates of occupancy or the like (collectively, “Permits”) in connection with its use of the Premises. Provided however, Landlord agrees to cooperate with and assist Tenant in the securing of any Permits that are desired, including, but not limited to Permits required for the Commercial Scale Production Use.
6.2.     Compliance with Laws. Notwithstanding any permitted use described in Section 1.4, Tenant shall not use the Premises for any purpose which would violate (i) the Premises’

then-existing certificate of occupancy, zoning or similar land use regulations or ordinances, including Hopewell Township’s zoning ordinance, including, but not limited to, Ordinance Section 17-168, in any material respect, (ii) any conditional use permit or variance applicable to the Campus or the Project, in any material respect, or (iii) any of the existing recorded covenants, conditions, or other restrictions contained in the documents applicable to the Campus or the Project existing as of the Effective Date identified on Exhibit I in any material respect. Tenant, at Tenant’s expense (but subject to Tenant’s right to contest such laws, as provided in this Section), promptly shall comply in all material respects with all applicable federal, state, county, and municipal statutes, laws, ordinances, rules, regulations, orders, requirements, certificates of occupancy, conditional use and other permits, variances, currently existing easements, covenants, conditions, agreements and restrictions of record identified on Exhibit I (“Applicable Laws”), relating in any manner to the Premises and the occupation and use by Tenant of the Premises; provided, however, that notwithstanding the foregoing or anything else to the contrary contained in this Lease, Landlord shall (a) correct any violations of any Applicable Laws arising out of the design, engineering, construction, installation or performance of any other alterations, improvements, repairs, replacements or work to the Premises or the Common Areas performed by Landlord subsequent to the Effective Date, and (b) correct any violation of any Environmental Laws affecting the Premises unless such violation is caused by Tenant or any of its subtenants or any agents, contractors, employees or invitees of Tenant or any subtenant or is an existing violation or a violation for which remediation is ongoing. Tenant shall conduct its business and use the Premises in a lawful manner and shall not use or permit the use of the Premises, the Common Areas, or otherwise in any manner that will create waste or constitute a nuisance. Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this section or to otherwise comply with Applicable Laws, and Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure. Landlord has no knowledge of other covenants, conditions, or other restrictions or agreements that affect the Premises or the Project, other than those set forth on Exhibit I or in the General Development Plan attached hereto as Exhibit B, which Exhibit I and Exhibit B shall be subject to amendment from time to time during the Term, provided that such amendments shall not interfere with Tenant’s ability to use the Premises for the Permitted Use or otherwise materially diminish the rights of Tenant under this Lease.
6.3.     Heavy Equipment. Tenant shall not exceed the floor load of any floor of the Premises. Tenant shall be responsible for the repair of all damage to the Premises or Buildings caused by Tenant’s breach of this provision. Tenant shall not move any Heavy Equipment into or out of any Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations (as hereafter defined). Any moving of such Heavy Equipment shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord Parties harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including, without limitation, reasonable legal fees) resulting directly or indirectly from such moving of Heavy Equipment. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility. Tenant shall repair all damage to the Premises or Buildings caused by the installation, use or removal of the Heavy Equipment.

6.4.     Landlord shall be solely responsible for obtaining and maintaining any and all required permits, approvals, licenses, consents, certificates of occupancy or the like in connection with the operation of the Project, including, but not limited the operation of the CUC, the WWTP and all other Utilities (all as defined below), except for operations located solely on the Premises that solely serve Tenant operations.
7.     Maintenance, Repairs, and Alterations.
7.1.     Landlord’s Obligations. Landlord shall operate, keep and maintain in good condition and repair (including replacement as reasonably necessary), in a manner consistent with similarly situated commercially and generally accepted Class A office/research park standards in the Market Area, reasonable wear and tear and damage caused by Tenant or Tenant’s Agents (other than damage caused by a casualty not caused by them) excluded: (a) (i) all structural components of the Project (including, but not limited to the Premises Buildings), foundations, concrete slab flooring, facades of all of the buildings, and load bearing walls and columns of all of the Buildings, but excluding all interior and exterior windows of the Buildings, and the doors, and glass of the Buildings), and excluding the roofs of all Premises Buildings, except that Tenant only shall be responsible for the portion of the roof above its Premises in Building 18 (hereinafter the “Building 18 Tenant Roof”) and Landlord shall be responsible for portions of the roof above the other sections of Building 18, (ii) except as otherwise expressly provided in this Lease, all utility systems up to the point of entry into the Premises Buildings, (b) all Common Areas of the Project, and (c) all parking areas on the Project (collectively “Landlord Components”). Tenant will provide written notice to Landlord promptly of any necessary repair or replacement or any defective condition with respect to the Landlord Components and the other items described above. All costs incurred by Landlord in connection with the operation, maintenance and repair costs described in this Section 7.1(a)(ii), (b) or (c) shall be included as CAM Area Operating Expenses (subject to the CAM Cap) to the extent such costs are incurred in the CAM Area and are not otherwise excluded from the definition of CAM Area Operating Expenses. Notwithstanding anything to the contrary contained herein, if structural components of the Premises Buildings (other than the roofs or the roof membranes of same) are damaged by the performance of the Initial Tenant Improvements, any subsequent Alteration (as hereafter defined) performed by Tenant or Tenant’s Agents, or the acts or omissions of Tenant or Tenant’s Agents (other than damage caused by a casualty not caused by them) or otherwise occasioned by (i) the installation or removal of Tenant’s trade fixtures, (ii) the installation Alterations, (iii) the installation or removal of Tenant’s furnishings, and (iv) the installation or removal of Tenant’s equipment, then Landlord shall perform all required repairs and/or replacements thereof, as the case may be, necessitated by such damage at Tenant’s sole cost and expense and Tenant shall pay Landlord the reasonable cost of such repairs and/or replacements as Additional Rent within thirty (30) days following receipt of Landlord’s statement therefor.
7.2.     Tenant’s Obligations.
(a)     Except as otherwise provided in Section 7.1, Tenant shall maintain in good condition and repair (ordinary wear and tear and damage by casualty not caused by Tenant or Tenant’s Agents excepted), at Tenant’s sole cost and expense subject to Section 7.2(b), all interior portions of the Premises (including but not limited to all utility systems commencing at the point of entry of each such system into the Premises), the roof membranes and all structural and non-structural roof components of the roofs of the Premises Buildings (other than the portion of the roof of Building 18 not above the Premises), exterior and interior doors and windows and door and window systems and glass of the Premises Buildings, all FF&E, F&B, and the Exception Equipment, the loading docks exclusive to the Premises, the Rooftop Equipment and the Heavy Equipment. Tenant acknowledges that it has received a copy of all applicable roof warranties from Landlord and that it shall comply in all respects with all applicable warranties relating to the roofs on the Premises Buildings (whether existing as of the Commencement Date or obtained thereafter), and shall be responsible for all damages resulting from Tenant’s failure to do so. Landlord represents to Tenant that the roofs on the Premises Buildings are covered by roof warranties that are in full force and effect on the Effective Date and Tenant acknowledges receiving copies of same. Not in limitation of the foregoing, Tenant shall keep the Premises in good condition and repair (ordinary wear and tear and damage by casualty not caused by it excepted), including, without limiting the generality of the foregoing, all equipment and facilities located in the Premises, the plumbing, heating, ventilating, air conditioning, electrical and lighting facilities, fixtures, interior non-load bearing walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass and skylights within the Premises and serving the Premises, and the Rooftop Equipment. Tenant shall be responsible for the cost of painting, repairing and replacing wall coverings and maintaining and repairing all improvements and alterations made by Tenant to the Premises or any part thereof, including, without limitation, the Initial Tenant Improvements. On the last day of the Term hereof, or on any sooner termination, Tenant shall surrender the Premises (including, without limitation, the roofs and roof membranes) to Landlord in good condition, ordinary wear and tear, casualty and condemnation, and repairs and other work required to be performed under this Lease by Landlord excepted, clean and free of debris and Tenant’s personal property and in compliance with the obligations to remove or leave in place Major Alterations or Minor Alterations installed by Tenant, as the case may be pursuant to Section 7.3(a). On the last day of the Term hereof, or on any sooner termination, Tenant shall leave the power panels, electrical distribution systems, lighting fixtures, HVAC, wall coverings, carpets, wall paneling, ceilings, plumbing, FF&E and F&B (but not the Exception Equipment after title has passed to Tenant) at the Premises in good operating condition to the extent not otherwise removed from the Premises pursuant to an obligation or right of Tenant under this Lease. Tenant shall report to Landlord promptly and in writing any defective condition in or about the Project known to Tenant. Tenant will be responsible for any other or additional damage resulting from Tenant’s failure to perform its obligations hereunder, except if such failure resulted in a casualty not caused by it that caused such damage. There shall be no abatement of Rent with respect to any repairs made by Tenant to the Premises or any part thereof pursuant to this Section 7.2. Tenant shall give Landlord reasonable advance written notice of any material repairs to be performed by Tenant in or about the Premises and detail for Landlord the scope of such repairs. If Tenant fails to keep the Premises in the condition required by the terms of this Lease and such failure continues for thirty (30) days after written notice from Landlord specifying the repairs required to be made, such that such failure constitutes an “Event of Default” (as defined in Section 14.1), Landlord, in addition to its other rights and remedies under this Lease, shall be entitled to cause such repairs to be made and to recover the reasonable cost and expense thereof from Tenant; provided, however, Landlord shall use commercially reasonable efforts to minimize interference with the conduct of Tenants’ business during the performance of any such repairs. Tenant acknowledges and agrees that any repair work undertaken by Landlord pursuant to the provisions of this Section 7.2 shall be performed during regular business hours, and Landlord shall have no obligation to employ after-hours labor in connection therewith.
(b)     (i)    If, during the last three (3) years of the Term, Tenant reasonably believes that the Premises Buildings require a repair or replacement (including, but not limited to, the repair or replacement of the roof or roof membrane of any Premises Building) which is typically capitalized, rather than expensed, in accordance with the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “IRC”), and the useful life of such capital repair or replacement as determined under the IRC extends beyond the Term (such capital repair or replacement being herein referred to as a “Late Term Capital Repair and Replacement”), Tenant shall provide written notice of such determination to Landlord together with reasonable support for such determination and a budget for performing the Late Term Capital Repair and Replacement.
(ii)    Promptly following Landlord’s receipt of the notice set forth in Section 7.2(b)(i), Landlord and Tenant shall meet to discuss the proposed Late Term Capital Repair and Replacement and the budget, which budget shall be determined in good faith by Landlord and Tenant and shall include, without limitation, commercially reasonable contingencies, insurance, contractor overhead and profit. Any such proposed Late Term Capital Repair and Replacement and the budget therefor shall be subject to Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Landlord consents to such proposed Late Term Capital Repair and Replacement and the budget therefor, Tenant shall perform such Late Term Capital Repair and Replacement which shall be deemed to be Major Alteration and Tenant shall comply with all applicable provisions of Section 7.3(a) in connection therewith.
(iii)     Tenant shall bid the Late Term Capital Repair and Replacement work to three (3) general contractors (one of which may be selected by Landlord) and shall forward copies of such bids to Landlord, together with Tenant’s recommendation as to which general contractor should perform the Late Term Capital Repair and Replacement work. Within five (5) business days of receiving the bids, Landlord shall notify Tenant in writing which of the three (3) general contractors Tenant shall use to perform the Late Term Capital Repair and Replacement work. If Landlord selects a general contractor which is not the lowest bid, then together with its notice selecting the general contractor, Landlord shall provide Tenant with a detailed explanation for the reasons for such selection. Tenant shall enter into a guaranteed maximum price contract with the general contractor selected in an amount not to exceed the bid submitted by the selected general contractor for the Late Term Capital Repair and Replacement work. Tenant shall not agree to any change orders under the fixed price contract without Landlord’s consent which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)     Upon Tenant’s completion of any Late Term Capital Repair and Replacement, Landlord shall reimburse Tenant for the Reimbursable Portion of Late Term Capital Repairs and Replacements (as defined below), notwithstanding anything to the contrary contained in Section 7.2(a). Landlord shall make any such payments to Tenant within thirty (30) days after the delivery by Tenant to Landlord of (A) Tenant’s submission to Landlord of an invoice therefor, (B) a certification from Tenant’s architect or engineer certifying that the Late

Term Capital Repair and Replacement has been completed in accordance with the plans and specifications therefor, if any, (C) lien waivers from all contractors and each subcontractor, supplier and materialmen who performed work, furnished services or provided materials in connection with the Late Term Capital Repair and Replacement, and (D) a copy of the certificate of occupancy and/or any other permit or approval required in connection with the completion of the Late Term Capital Repair and Replacement. If Landlord fails to pay such amount to Tenant within such thirty (30) days, Tenant shall have the right to offset such unpaid amount together with interest at the Default Interest Rate against the monthly payments of Rent next coming due under the Lease. If Tenant exercises its right to extend the Lease pursuant to Section 3.4, then upon the delivery of the notice extending the Lease, Tenant shall pay to Landlord the amount of the cost of the Late Term Capital Repairs and Replacements which is applicable to the Extension Period (the “Extension Period Late Term Capital Repairs and Replacement Costs”). The term “Reimbursable Portion of Late Term Capital Repairs and Replacements” shall mean an amount determined by multiplying (1) the annual amortized cost of the Late Term Capital Repairs and Replacements (which is determined by dividing the actual cost of making the Late Term Capital Repairs and Replacements by the useful life of such improvement as determined under the IRC, but in no event more ten (10) years), and (2) the number of years of the useful life of such improvement which occurs after the Term.
(c)     Landlord acknowledges and agrees that Tenant’s activities at the Premises may involve the production of odors that may be considered offensive. Tenant shall be responsible for mitigating said odors so as not to violate any health, zoning or other code requirements and so as not to unreasonably impair the operation of other operations on the Campus or to cause a nuisance to neighboring property owners outside of the Campus. If Tenant shall, at Tenant’s sole cost and expense, use all commercially reasonable efforts to mitigate offensive odors, including by using odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may be necessary from time to time) to remove, eliminate and abate any odors in Tenant’s exhaust stream that emanate from the Premises and affect parts of the Project outside of the Buildings as a result of Tenant’s operations within the Premises. If Tenant fails to install satisfactory odor control equipment as may be required by Applicable Law within forty-five (45) days after Landlord’s demand made at any time pursuant to the foregoing provisions, then Landlord may, without limiting Landlord’s other rights and remedies, retain a qualified advisor at Tenant’s sole cost to propose abatement steps for the odor and Tenant, at Tenant’s sole cost, shall promptly undertake said abatement steps and any subsequent steps proposed by the qualified advisor as necessary to abate the odor. Tenant shall indemnify and hold Landlord harmless and pay all legal fees and out-of-pocket expenses in connection any third party claim brought against Landlord for odor caused by Tenant’s operations.
(d)     Tenant shall, except as otherwise provided in Section 6.2 or Article 23, comply with all Applicable Laws (including fire codes) of any governmental authority and with the commercially reasonable rules and regulations of Landlord’s fire underwriters and their fire protection engineers relating to the Buildings, including, without limitation, installing and maintaining code-compliant sprinkler systems and fire extinguishers.
(e)     Subject to Section 8.4, Tenant shall be responsible for any damage to the Premises Buildings and for the property damage and personal injury caused by third party contractors that Tenant engages to perform services on the Premises arising from the failure of any systems or other items for which Tenant is responsible for maintaining.
(f)     Tenant shall promptly report to Landlord in writing: (i) any evidence of a water leak or excessive moisture in the Premises; (ii) any evidence of mold or mildew in the Premises; (iii) any failure or malfunction in the heating, ventilation and air conditioning system serving the Premises; and (iv) any fire in the Premises.
(g)     Tenant shall, at all times during the Term of this Lease, have and keep in force a commercially reasonable maintenance contract, in form and with a licensed contractor, providing for inspection at intervals which are commercially reasonable given the subject matter of the specific contract, of the following building systems located in and solely serving the Premises:
(i)    Heating, ventilation and air conditioning
(ii)    Elevator
(iii)    Fire and Life Safety; and
(iv)    Roof membrane.
(h)     Each such contract shall provide for regular maintenance thereof and repairs thereto and all servicing suggested by the contractor pertaining to such system and/or equipment, and shall be provided to Landlord upon request within thirty (30) days of said request.
(i)     Intentionally omitted.
(j)     Tenant shall have the right to hire a third party to perform Tenant’s obligations as described in this Section 7.2, but in such case, Tenant shall continue to have the primary obligation to Landlord to comply with this Section 7.2 and is not released from those obligations.
(k)     Tenant shall surrender the Premises at the end of the Lease Term (including any extensions thereof) in compliance with the requirements of Section 7.4, Section 23.2(g) and other relevant surrender provisions of this Lease.

7.3.     Alterations and Additions; Initial Tenant Improvements.
(a)     Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), make any alterations, improvements, additions in, on, or about the Premises which (i) are structural (including, by way of illustration and not limitation, alterations, improvements, additions to load-bearing walls, the foundation, exterior walls, or the structural components of the roof of any Premises Building), (ii)  materially alters the exterior appearance of any Building, or (iii) impacts Pass-Through Utilities as that term is defined in Section 12.6 (each, a “Major Alteration”). Notwithstanding anything to the contrary, Tenant shall be permitted to make the Approved Exterior Improvements (as hereinafter defined), subject to the provisions of Section 7.3(g) below. Tenant acknowledges that in requesting Landlord’s written consent to any Major Alteration, Tenant will deliver to Landlord (at Tenant’s sole cost) reasonably detailed architectural and engineering plans and specifications, as required by (and in compliance with) all Applicable Laws in order to obtain all required building, construction, and all other Permits and consents for such Major Alterations. If Landlord does not respond in writing to any Tenant request for consent to any Major Alteration under this Section 7.3 within thirty (30) days, then Landlord’s consent shall be deemed given with respect to such Major Alteration. If Landlord consents to the Major Alterations, the consent shall be deemed conditioned upon Tenant acquiring all Permits, if necessary, from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said Permits, all of which shall be at Tenant’s sole cost and expense. Tenant shall provide Landlord with as-built plans and specifications for any Major Alterations made to the Premises. If Landlord provides its written consent, at the time of giving such consent, to the extent the Major Alteration includes any “Specialty Installation” (as defined herein), Landlord shall advise Tenant whether Landlord will require such Specialty Installation to be removed at the expiration or earlier termination of this Lease. As used in this Lease the term “Specialty Installation” means any Alteration, fixture or equipment made or installed by Tenant or Tenant’s Agents that is intended specifically for the use of Tenant or Tenant’s operations in the Premises and is not readily marketable or reusable by another office, laboratory, R&D, biologics production, or general use tenant in the Project and specifically shall include items which require special governmental permits, approvals, or consents for installation or removal (other than normal building permits). Specialty Installations shall not include construction of office and laboratory space in a quality and in a manner consistent with the office and laboratory space in any Premises Building as of the Effective Date. Except for any Specialty Installation as to which Landlord has given Tenant notice at the time of installation that such Specialty Installation must be removed at the expiration or earlier termination of this Lease as provided above, Tenant shall have no obligation to remove any Major Alterations (including the Approved Exterior Improvements) or Minor Alterations.
In connection with the Initial Tenant Improvements, any Major Alterations or any other alterations, improvements, additions which are not Major Alterations (“Minor Alterations”; Major Alterations and Minor Alterations, collectively, “Alterations”) to be made by Tenant, Tenant agrees to obtain and/or cause its contractor and subcontractors to obtain, prior to the commencement of any work the insurance set forth in Section 8.1(d). Prior to commencement of the work, Tenant will provide Landlord with certificates of insurance evidencing such insurance coverages. All Alterations will comply with all Applicable Laws (specifically including but not limited to all Permits) and with all plans, specifications, and drawings relating thereto, and shall be performed in a good and workmanlike manner, using building standard materials that are substantially consistent with Class A office/research park standards in the Market Area.
Within sixty (60) calendar days after substantial completion of any Major Alterations, Tenant shall provide Landlord with “as-built” plans showing the Major Alterations.
Notwithstanding the foregoing, during the Term, Tenant shall give notice to Landlord of any Minor Alterations and a copy of any plans and specifications therefor.

Landlord shall have the right to monitor construction in connection with all Major Alterations which require Landlord’s consent, and Tenant shall pay the Construction Supervision Fee to Landlord for Landlord’s overhead in connection with monitoring such work, in accordance with Section 1.22 herein. There shall be no Construction Supervision Fee in connection with any Minor Alterations.
(b)     Tenant may, at any time, utilize the services of a telephone or telecommunications provider who is not then servicing any of the Premises Buildings, without Landlord’s consent, and such provider(s) shall be permitted to install its lines or other equipment within any Premises Building without first securing the prior written approval of Landlord, provided that any such new service provider shall enter into a commercially reasonable access agreement with Landlord permitting such service provider to install its lines or other equipment across the Project to the Premises. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to remove any telecommunications equipment (including wireless equipment) installed in the Premises by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal prior to the expiration or termination of the Lease. As of the Commencement Date, telecommunications, data, telephone and internet services are provided to the Premises by Verizon.
(c)     Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant at or for use in the Premises, which claims are or may be enforced by any mechanic’s or materialmen’s lien against the Premises or the Project, or any interest therein, and Tenant acknowledges and agrees that in making any Alterations, it is not acting as the agent of Landlord. Should any lien or claim of lien be filed against the Premises or the Buildings by reason of any act or omission of Tenant or any of Tenant’s Agents, then Tenant shall cause the same to be cancelled and discharged of record by bond or otherwise within forty-five (45) days after Tenant receives notice of the filing thereof. Should Tenant fail to discharge the lien within such forty-five (45) days, then Landlord may discharge the lien. The amount paid by Landlord to discharge the lien (whether directly or by bond), plus all reasonable legal costs and other reasonable out-of-pocket expenses incurred by Landlord in connection with said discharge or otherwise in connection with the defense of a claim under this Section 7.3(c), shall be Additional Rent payable thirty (30) days after written demand by Landlord. Landlord shall have the right to retain its own counsel (at Tenant’s cost) in connection with such claims. The remedies provided herein shall be in addition to all other remedies available to Landlord under this Lease or otherwise. Tenant shall have no right or authority whatever to incur or impose any lien on the Premises, the Buildings, or the Project, or any interest therein other than Tenant’s leasehold interest therein.
TENANT SHALL NOTIFY ANY CONTRACTOR PERFORMING ANY CONSTRUCTION WORK IN THE PREMISES ON BEHALF OF TENANT THAT THIS LEASE SPECIFICALLY PROVIDES THAT THE INTEREST OF LANDLORD IN THE PREMISES SHALL NOT BE SUBJECT TO LIENS FOR IMPROVEMENTS MADE BY TENANT, AND NO MECHANIC’S LIEN OR OTHER LIEN FOR ANY SUCH LABOR, SERVICES, MATERIALS, SUPPLIES, MACHINERY, FIXTURES OR EQUIPMENT SHALL ATTACH TO OR AFFECT THE ESTATE OR INTEREST OF LANDLORD IN AND TO THE PREMISES, THE PROJECT, OR ANY PORTION THEREOF. IN ADDITION, LANDLORD SHALL HAVE THE RIGHT TO POST AND KEEP POSTED AT ALL REASONABLE

TIMES IN COMMERCIALLY REASONABLE LOCATIONS ON THE PREMISES AND PROJECT ANY NOTICES OF COMMERCIALLY REASONABLE SIZE AND DESIGN WHICH LANDLORD ELECTS TO POST FOR THE PROTECTION OF LANDLORD AND THE PREMISES AND PROJECT FROM ANY SUCH LIENS.

(d)     Tenant, other than in emergencies, shall give Landlord not less than ten (10) days’ prior written notice before the commencement of any Major Alteration in the Premises.
(e)     All Alterations which may be made to the Premises, including, but not limited to, temporary facilities such as trailers, by Tenant shall be made and done in a good and workmanlike manner, in compliance with all Applicable Laws (specifically including all Permits) and with materials substantially similar to building standard materials, and, upon expiration or earlier termination of the Term, and if not previously removed by Tenant as otherwise provided in this Lease, shall be the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Term unless such Alteration is a Specialty Installation, and Landlord, pursuant to the terms hereof, requires their removal by Tenant. Tenant’s personal property, trade fixtures and equipment shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Section 7.2, provided that Tenant will repair all damage to the Premises and the Project resulting from such removal prior to the Expiration Date.
(f)      Tenant shall have the right to select all contractors, subcontractors, architects, engineers and consultants in connection with the performance of any Alterations. Landlord’s architect and base building contractor shall reasonably cooperate with Tenant to ensure timely completion of any Alteration. Landlord shall also reasonably cooperate with Tenant in the pursuit of any construction approvals that may be necessary in connection with any Alteration, so long as same does not materially increase the cost or liability to Landlord.
(g)     Landlord and Tenant acknowledge and agree that after the Effective Date, Tenant intends to design and construct certain improvements to the Premises subject to the terms and conditions of this Lease (including, without limitation, this Section 7.3(g) and Section 3.3) (“Initial Tenant Improvements”), which are summarized on Exhibit J attached hereto. Landlord acknowledges and agrees that the Initial Tenant Improvements will be very substantial and are required to facilitate the Commercial Scale Production Use that will take place in the Premises. The Initial Tenant Improvements will include changes to both structural components of the Premises and base building systems, including, but not limited to, (i) either connecting Buildings 9 and 12 or building an expansion envelope around portions of Buildings 9, 10 and 12 in order to add specialized facilities required for the Commercial Scale Production Use, as shown on the schematic drawing attached hereto as Exhibit J-1 (the “Approved Exterior Improvements”), and/or (ii) substantially reconfiguring spaces within the Premises, and/or (iii) changing entrances to any Premises Building, all of which design features Landlord hereby approves, subject to (A) Landlord’s reasonable review of the Plans and Specifications therefor as set forth below, and (B) such features’ compliance with all Applicable Laws. Notwithstanding anything to the contrary contained in Section 7.3(a), Landlord and Tenant agree that the provisions of this Section 7.3(g) shall apply to the design and construction of the Initial Tenant Improvements, including the following:

(a)     Landlord and Tenant agree that Tenant shall provide Landlord with complete drawings, including, but not limited to, mechanical, engineering, plumbing, heating, ventilating and air conditioning, life safety and sprinkler drawings (collectively, the “Plans and Specifications”). The Plans and Specifications shall address structural issues in connection with the Initial Tenant Improvements and Approved Exterior Improvements, including the depth of the construction work, the relocation of any environmental monitoring wells, and the impact of the construction on the Premises and Project utilities, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and Landlord agrees to respond within thirty (30) days of Landlord’s receipt of such complete Plans and Specifications from Tenant (and any written approvals, if any, given by Landlord prior to the Effective Date are hereby ratified); provided, however, as to the Initial Tenant Improvements the only reasons for Landlord reasonably to refuse to consent to the Plans and Specifications are that the work to be performed pursuant to the Plans and Specifications: (a) shall have a material adverse effect on the structural integrity of any Premises Building, which material adverse effect is not accounted for and addressed to Landlord’s reasonable satisfaction in the Plans and Specifications; (b) are not in compliance with all Applicable Laws; (c) have an adverse effect on the systems and equipment of such Building, which adverse effect is not accounted for and addressed in the Plans and Specifications to Landlord’s reasonable satisfaction, (d) are not sufficiently complete for Landlord to reasonably review same, and (e) adversely impact the Building exterior. Landlord and its professionals will complete an initial review of the Plans and Specifications upon receipt from Tenant and will promptly inform Tenant if said Plans and Specifications are incomplete. If Landlord does not approve Tenant’s Plans and Specifications, Landlord shall specify in reasonable detail why such requested approval is being refused, and Tenant shall have the right to (x) withdraw such Plans and Specifications, and (y) address Landlord’s concerns and resubmit revised Plans and Specifications pursuant to this Section 7.3(g)(i); provided that Landlord shall respond within fifteen (15) days of Landlord’s receipt of revised Plans and Specifications from Tenant which are complete. If Landlord fails to respond within the applicable thirty (30) day or fifteen (15) day period, as applicable, described above, Landlord shall be deemed to have approved the Plan and Specification, or revised Plans and Specifications, whichever is applicable, submitted by Tenant. After Landlord’s approval (or deemed approval) of the Plans and Specifications as provided above, Tenant shall deliver copies of any changes to the Plans and Specifications, and Landlord shall have five (5) business days to review and approve the same, subject to the standards described above.
Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby acknowledge and agree that none of the Initial Tenant Improvements shall be required to be removed at the expiration or earlier termination of this Lease.
(i)    Landlord’s review and approval of all of the Plans and Specifications shall be for its sole purpose only and shall not imply Landlord’s review of the same or obligate Landlord to review the same for quality, design, code compliance or other like matters. Accordingly, Landlord in no event shall have any liability whatsoever in connection therewith and shall not be responsible for any errors or omissions contained in any of the Plans and Specifications, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to all of the foregoing.

(ii)    Tenant will deliver to Landlord copies of all contracts and all schedules relating to the design and construction of the Initial Tenant Improvements. At Landlord’s election, Tenant shall meet with Landlord regarding the progress of the design and construction of the Initial Tenant Improvements.
(iii)    Landlord shall have the right to monitor and inspect the construction of the Initial Tenant Improvements at all reasonable times upon reasonable notice (and Tenant shall pay Landlord’s Construction Supervision Fee relating thereto); provided, however, that Landlord’s failure to inspect the Initial Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder, nor shall Landlord’s inspection of the Initial Tenant Improvements constitute Landlord’s approval of the same. Should Landlord determine any portion of the Initial Tenant Improvements are not in compliance with the approved Plans and Specifications in some material respect, Landlord may notify Tenant in writing of such material non-compliance and shall specify the items of non-compliance, which, if it relates to the structure or exterior of a Premises Building, shall then be promptly rectified by Tenant at no expense to Landlord.
(iv)    Prior to performing the Initial Tenant Improvements, Tenant shall notify Landlord in writing of the names of all of its contractors and subcontractors who are to work in the Premises in connection with the performance of the Initial Tenant Improvements and obtain Landlord’s prior written approval of all the contractors and subcontractors. In connection with such approval, Tenant shall furnish Landlord with such other information regarding such contractors and subcontractors as Landlord may reasonably require. Landlord’s approval of Tenant’s contractors and subcontractors shall not be unreasonably withheld, conditioned or delayed. Landlord’s architect and base building contractor shall reasonably cooperate with Tenant to ensure timely completion of the Initial Tenant Improvements. Landlord shall also cooperate with Tenant in the pursuit of any construction approvals that may be necessary in connection with the Initial Tenant Improvements, so long as same do not materially increase Landlord’s costs or liability.
(v)    Within sixty (60) days after Completion (as hereafter defined) of the Initial Tenant Improvements, Tenant shall cause the architect and contractor (as the case may be): (A) to deliver properly executed final mechanic’s lien releases in compliance with all Applicable Laws, (B) to have an architect deliver to Landlord a certificate, in form reasonably acceptable to Landlord, certifying that the construction of the Initial Tenant Improvements in the Premises has been Substantially Completed (as hereafter defined), and (C) to update any approved Plans and Specifications as necessary to reflect the final version of those Plans and Specifications (i.e., to create and provide “as built” sets). Further, Tenant shall deliver to Landlord copies of all preliminary and final certificates of occupancy for the Initial Tenant Improvements in the Premises. For purposes hereof, the Initial Tenant Improvements shall be deemed to be substantially completed for all purposes hereunder (“Substantial Completion”) on the date upon which (1) Tenant has procured a temporary or permanent certificate of occupancy permitting occupancy of the entire Premises by Tenant, and (2) the Initial Tenant Improvements have been completed except for minor punchlist items, the completion of which will not interfere with Tenant’s use or occupancy of the Premises. For purposes hereof, the Initial Tenant Improvements shall be deemed to be completed for all purposes hereunder (“Completion”) on the date upon which (1) Tenant has procured a permanent certificate of occupancy permitting occupancy of the entire Premises by Tenant and (2) all of the Initial Tenant Improvements, including punchlist items, have been completed.
(vi)    Tenant shall deliver to Landlord such other information and documents as Landlord reasonably requests which are in Tenant’s possession or control relating to the design and construction of the Initial Tenant Improvement.

If Substantial Completion of the Initial Tenant Improvements is delayed by any Force Majeure (as defined in Section 50) event the occurrence of which Tenant has provided prompt written notice to Landlord of, or because of any act or omission of Landlord or any of its agents, contractors, employees or invitees (“Landlord Delays”) the occurrence of which Tenant has provided prompt written notice to Landlord of, including, but not limited to, Landlord delays in approving drawings or specifications within the applicable time periods set forth herein, the Commencement Date and the Base Rent Commencement Date shall be extended by the aggregate number of days of delay caused by all Force Majeure and Landlord Delays.
7.4.     Condition Upon Surrender/Termination; Failure of Tenant to Remove Property. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in the condition required in Section 7.2, Section 7.3(a) and Section 23, together with all keys and security access cards and codes, and Tenant shall remove all of its personal property. If this Lease is terminated due to the expiration of its Term or otherwise, and Tenant fails to remove its personal property to the extent required by this Section 7.4, in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any property of Tenant from the Premises and store the same elsewhere at the expense and risk of Tenant and at any time (before or after Landlord stores said property) after thirty (30) days written notice to Tenant, Landlord may sell any or all such property at public or private sale, in such a manner and at such times and places as Landlord, in its sole discretion, may deem proper, without further notice to or on demand upon Tenant. Landlord shall apply the proceeds of such sale: first, to the cost and expenses of the sale, including reasonable attorneys’ fees actually incurred; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under this Lease; and fourth, the balance, if any, to Tenant. Tenant shall surrender the Premises at the end of the Lease Term (including any extensions thereof) in strict compliance with the requirements of this Section 7.4, Section 23.2(g), and other relevant surrender provisions of this Lease.
7.5.     Intentionally Omitted.
8.     Insurance.
8.1.     Insurance-Tenant.

Tenant shall maintain, or cause to be maintained, on a primary and non-contributory basis at its sole cost and expense, with financially sound and reputable insurance companies, or self-insurance, the following insurance with respect to the Premises:

(a)     Property insurance covering Alterations and improvements and betterments made by Tenant or Tenant’s Agents as well as Tenant’s furniture, fixtures and equipment (but not the FF&E and the F&B) including, the Exception Equipment, if and when ownership passes to Tenant, the contents and personal property (all referred to as “Tenant Property”) with respect to risks from time to time included under a standard “special form” policy or its equivalent, including, but not limited to, fire, vandalism and malicious mischief, with an “agreed amount” endorsement in an amount equal to the full replacement cost thereof as determined from time to time (but not less often than once every year) by a method required by the insurer or insurers;
(b)     Commercial general liability insurance on an occurrence form against claims for bodily injury, personal injury, death or property damage occurring on, in or about or relating to the Premises, as a result of Tenant’s operations, use, products and completed operations in an amount per occurrence of not less than $[**] (including umbrella coverage);
(c)     Workers’ compensation insurance as required by Applicable Law including Employers Liability coverage;
(d)     Immediately prior to the commencement of any Alterations by Tenant and continuing through the completion of same, (1) “builder’s risk” insurance (in completed value non-reporting form) or equivalent coverage insuring the Alterations in an amount no less than the actual replacement value thereof, (2) workers’ compensation insurance covering all persons employed in connection with the proposed alteration or work in statutory limits, and (3) general/excess liability insurance, in an amount commensurate with the work to be performed but not less than $[**] per occurrence and in the aggregate, for ongoing and completed operations insuring against bodily injury and property damage and naming all additional insured parties as outlined below and required of Tenant and shall include a waiver of subrogation in favor of such parties. Tenant’s builder’s risk insurance or equivalent coverage shall include materials, supplies and equipment to be used in and become part of the construction, erection, reconstruction, expansion or repair. Landlord shall be responsible for the cost of builder’s risk coverage with respect to and during construction of Landlord’s Base Building Work;
(e)     Insurance against loss or damage from leakage of sprinkler systems, and explosion of steam boilers, air conditioning equipment, pressure vessels or similar apparatus now or hereinafter installed by Tenant in the Premises, in the amount of $[**]; and
(f)     Business interruption insurance for any period that Tenant’s business in the Premises is not fully operational.
(g)     Auto liability insurance with a limit of not less than $[**] for bodily injury and property damage for Tenant vehicles that are owned, non-owned and hired.
The insurance coverages described in this Section 8.1 shall be maintained by Tenant during the Term of this Lease and at such other times as Tenant occupies the Premises in connection with the performance of the Initial Tenant Improvements. Tenant shall have Landlord and Landlord’s managing agent included as additional insured on Tenant’s insurance policies referenced in sub-sections (a), (b), (e) & (g) of this Section 8.1. Tenant shall have Landlord and Landlord’s managing agent included as loss payees on Tenant’s insurance policies referenced in sub-sections (d) of this Section 8.1.
8.2.     Insurance-Landlord.
(a)     Landlord shall maintain, or cause to be maintained property insurance covering the Delivery Condition of the Premises (defined as the condition of the Premises at the Commencement Date, excluding any Alterations and Tenant Improvements, and Tenant Property which are required to be insured by Tenant above) with respect to risks from time to time included under a standard “special form” policy, including, but not limited to, fire, vandalism and malicious mischief; with an “agreed amount” endorsement in an amount equal to the full replacement cost of such improvements, as determined from time to time (but not less often than once every year) by a method required by the insurer or insurers, and Landlord shall keep in force at its expense (subject to reimbursement as set forth in this Lease) and such other insurance in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and leasing similar properties to the Premises.
(b)     Further, the insurance coverages required by Landlord in this Section 8.2 may be provided by a blanket policy covering the Buildings, the Project, and other properties leased or owned by Landlord. Such insurance will be with financially sound and reputable insurance companies. Landlord shall not self-insure for any insurance that it maintains without the prior written consent of Tenant, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, provided that Bristol-Myers Squibb Company (“BMS”) owns the Premises, then BMS may self-insure (or insure through a captive insurance company), under a regular program of self-insurance (or captive insurance) in compliance with Applicable Laws, all or any portion of its coverages required hereunder without the necessity of obtaining Tenant consent.
(c)     For purposes of this Lease, the reasonable and customary costs of the reasonable and customary insurance coverages maintained by Landlord under this Section 8.2 shall be included in CAM Area Operating Expenses to the extent such insurance relates to the CAM Area and Buildings within the CAM Area.
8.3.     Insurance Policies. Tenant shall deliver to Landlord certificates of insurance evidencing the insurance coverages meeting the requirements of Sections 8.1 on or before the Commencement Date. Prior to Tenant’s access to the Premises before the Commencement Date, Tenant shall deliver to Landlord evidence of the commercial general liability insurance required under Section 8.1(b). Prior to Tenant’s access to the Premises before the Commencement Date for the purpose of performing any of the Initial Tenant Improvements, Tenant shall deliver to Landlord evidence of the insurance required under Section 8.1(d). Tenant shall, at least ten (10) days prior to the expiration of such policies, furnish Landlord with evidence (i.e., certificates of insurance) of renewals thereof. Tenant’s insurance policies shall be issued as primary policies and not contributing with and not in excess of coverage which Landlord may carry.

8.4.     Waiver of Subrogation and Claims. Notwithstanding any provision contained herein to the contrary, Landlord and Tenant, for themselves and their respective insurers and any other party claiming through or under them by way of subrogation or otherwise, each hereby waives any and all rights of recovery, claims, actions or causes of action (including any claims for special, consequential, indirect or punitive damages) against the other, its agents, servants, partners, shareholders, officers, or employees, for any loss or damage that may occur to the Premises, the Buildings, the Common Areas, the parking areas or the Project, or any improvements thereto, or any personal property of such party therein, caused or occasioned by any peril, regardless of cause or origin including the negligence of the other party hereto, its agents, officers, partners, shareholders, servants or employees. Landlord and Tenant agree to have all property insurance policies which are required to be carried by either of them hereunder provide, or be endorsed to provide, that the insurer waives all rights of subrogation which such insurer might have against the other party and Landlord’s mortgagee, if any. By this clause, the parties intend and hereby agree that the risk of loss or damage to property shall be borne by the parties’ insurance carriers. It is hereby agreed that Landlord and Tenant shall look solely to, and seek recovery from, only their respective insurance carriers in the event a loss is sustained for which property insurance is carried or is required to be carried under this Lease. Without limiting any release or waiver of liability or recovery contained in any other Section of this Lease, but rather in confirmation and furtherance thereof, Landlord waives all claims for recovery from Tenant, and Tenant waives all claims for recovery from Landlord, and their respective agents, partners and employees, for any loss or damage to any of its property insured under the insurance policies required hereunder.
8.5.     Coverage. Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure the Tenant Property or Tenant’s obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit its obligations under this Lease.
9.     Fire and Other Casualty.
9.1.     In the event the Premises are damaged by fire or other casualty, Landlord shall retain a reputable, independent third-party contractor reasonably acceptable to Tenant who, within thirty (30) days of such casualty, shall give written notice to Landlord and Tenant of its determination of how long it will take to fully rebuild and restore the damaged Premises to the condition existing immediately prior to such casualty (excluding all Alterations to the Premises) (the “Determination Notice”). In addition, Landlord shall, within such thirty (30) day period, obtain written confirmation from the mortgagee of the Premises, if any, as to whether the mortgagee will make all or substantially all of the insurance proceeds payable in connection with such casualty available for restoration (the “Mortgagee Notice”), and Landlord shall promptly deliver the Mortgagee Notice to Tenant. If the mortgagee informs Landlord that such mortgagee will not make all or substantially all of the insurance proceeds payable in connection with such casualty available for restoration, then, within thirty (30) days of delivery of the Determination Notice, Landlord may terminate this Lease upon written notice to Tenant. In the event that (a) the Premises is so destroyed that it cannot be repaired or rebuilt within twelve (12) months after the earlier of (i) the expiration of thirty (30) days after the date of such casualty, or (ii) the date of the Determination Notice and there is less than five (5) years remaining on the Term, subject to Tenant’s option to extend the Term set forth in Section 3.4, Landlord may terminate this Lease upon written notice to Tenant. Notwithstanding Landlord’s right to terminate this Lease in accordance with this Section 9.1, such termination right shall only pertain to the Premises Building(s) in which the casualty occurred and shall not pertain to any of the other Premises Buildings not affected by such casualty, for which this Lease shall remain in full force and effect. In such event, Landlord and Tenant shall enter into an amendment to this Lease to this Lease removing the affected Premises Building from the operation of this Lease. In the event that (a) the Premises is so destroyed that it cannot be repaired or rebuilt within twelve (12) months after the earlier of (i) the expiration of thirty (30) days after the date of such casualty, or (ii) the date of the Determination Notice, Tenant may terminate this Lease upon written notice to Landlord. Further, if this Lease is not terminated pursuant to this Section 9.1, and if Landlord fails to substantially complete its restoration obligations under Section 9.2 with respect to such casualty within twelve (12) months after the earlier of (i) the expiration of thirty (30) days after the date of the casualty, or (ii) the date of the Determination Notice (or otherwise within such other period of time that Landlord may have agreed to complete such restoration following delivery of the Determination Notice to Tenant), subject to Force Majeure not to exceed ninety (90) days, then commencing thirty (30) days after the expiration of the twelve (12) month period (or such other period), Tenant may thereafter terminate this Lease by giving written notice thereof to Landlord prior to Landlord’s substantial completion of such restoration. Further, if, in Tenant’s reasonably judgment, Tenant’s Alterations in the Premises (including, but not limited to, the Initial Tenant Improvements) cannot be repaired or rebuilt (following Landlord’s restoration of the Premises) within twelve (12) months after the earlier of (i) the expiration of thirty (30) days after the date of such casualty, or (ii) the date of the Determination Notice, Tenant may terminate this Lease by giving written notice thereof to Landlord. Upon the giving of any termination notice pursuant to this Section, all obligations hereunder with respect to periods from and after the effective date of termination shall thereupon cease and terminate, and in such event the Base Rent and all Additional Rent and other sums payable under this Lease shall be apportioned and paid in full by Tenant to Landlord to the date of such casualty, and neither party shall thereafter have any liability hereunder, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to such termination shall survive. Notwithstanding the foregoing, if Landlord terminates this Lease as a result of a casualty in accordance with sub clause (b), Tenant will have the right to nullify such termination by exercising a renewal rights pursuant to Section 3.4.
9.2.     If this Lease is not terminated pursuant to Section 9.1, Landlord shall expeditiously (subject to Force Majeure and Tenant Delays and taking into account the time necessary to adjust insurance proceeds, prepare plans and specifications, and obtain all required governmental approvals) restore the Premises, subject to modifications required by Applicable Laws, Landlord and Tenant shall cooperate and coordinate with each other regarding the performance of their respective restoration obligations. In the event that Tenant is prevented from using, and does not use, all or any portion of the Premises as a result of any such casualty, then, from the date of such casualty until the Abatement Expiration Date (as defined below), (a) Base Rent shall abate in proportion to the portion of the Premises rendered unusable, utilizing the Base Rent rate applicable to any such portion of the Premises, (b) the Additional Rent consisting of Tenant’s Share of CAM Area Operating Expenses shall abate in proportion to the rentable square footage of the portion of the Premises rendered unusable and (c) Additional Rent consisting of Tenant’s Share of Real Property Taxes shall abate in proportion to the portion of the Premises rendered unusable. The “Abatement Expiration Date” shall mean the earlier of (i) the date Tenant commences to use the portion of the Premises rendered unusable or (ii) the date when (A) Landlord has substantially completed all of its restoration obligations with respect to such casualty, and has obtained a temporary or permanent certificate of occupancy or the equivalent thereof from the applicable governmental authority in order for Tenant to legally occupy and use the Premises for its permitted purposes, (B) Tenant has substantially completed all of its restoration obligations under this Lease with respect to such casualty, and (C) if required in order for Tenant to legally occupy and use the Premises for its permitted purposes, Tenant has obtained a temporary or permanent certificate of occupancy or the equivalent thereof from the applicable governmental authority.
9.3.     Tenant’s Property. Landlord shall not be required to repair any damage to, or to make any repairs or replacements of, the Initial Tenant Improvements, or any other Alterations made by or for the benefit of Tenant, the Exception Equipment or any fixtures, furniture or equipment installed in the Premises that Landlord is not otherwise required to repair or restore in order to restore the Premises.
9.4.     Waiver. Tenant waives the provisions of any statutes which relate to the termination of leases when leased property is damaged or destroyed and agrees that such event shall be governed by the terms of this Lease.
10.     Condemnation.
10.1.     If all or substantially all of the Premises or all or substantially all of Tenant’s Parking or all or substantially all of Tenant’s access to the Premises is taken or condemned for a public or quasi-public use (or is conveyed in lieu thereof, which conveyance is included in the word “taking” or “taken”) this Lease shall terminate as of the date title to the condemned property vests in the condemner.
10.2.     If a portion of the Premises or a portion of the CAM Area containing Tenant’s Parking or affecting Tenant’s access to the Premises is taken or condemned for a public or quasi-public use, and such portion of the Premises does not constitute substantially all of the Premises or such portion of the CAM Area does not constitute all or substantially all of the Tenant’s Parking or all or substantially all of Tenant’s access to the Premises, Landlord shall retain a reputable independent third-party contractor reasonably acceptable to Tenant who, within sixty (60) days following the notice of taking, shall give written notice to Landlord and Tenant (“Condemnation Determination Notice”) whether the remaining Premises can be restored to an architecturally integrated whole, or in the case of the CAM Area, whether the remaining CAM Area can be reconfigured or modified to substantially restore Tenant’s Parking and/or Tenant’s access to the Premises, and how long such restoration of the Premises and/or CAM Area shall take. In the event that (a) the remaining Premises cannot be restored to an architecturally integrated whole, (b) the remaining CAM Area cannot be reconfigured or modified to substantially restore Tenant’s Parking and Tenant’s access to the Premises, or (c) the Premises cannot be restored to an architecturally integrated whole, or the remaining CAM Area cannot be reconfigured or modified to substantially restore Tenant’s Parking and Tenant’s access to the Premises, within twelve (12) months after the expiration of sixty (60) days after the date of such taking or condemnation, then no later than thirty (30) days after delivery of the Condemnation Determination Notice, by delivery of notice to the other, either party may terminate this Lease.

In addition, if Tenant determines in good faith that it cannot continue to use and enjoy the portions of the Premises not so taken for the conduct of its business in the ordinary course during the balance of the Term (including, but not limited to, a substantial delay in Tenant’s ability to substantially complete renovations of its Alterations), then, no later than thirty (30) days after delivery of the Condemnation Determination Notice, by delivery of notice to Landlord, Tenant may terminate this Lease.
10.3.     If this Lease is not terminated pursuant to Section 10.1 or 10.2, Landlord shall expeditiously (subject to Force Majeure and taking into account the time necessary to prepare plans and specifications and obtain all required governmental approvals), reconfigure and/or modify the remaining Premises, or the remaining CAM Area, to substantially restore Tenant’s Parking and Tenant’s access and, restore the Premises to an architecturally integrated whole and otherwise to the condition existing immediately prior to such taking (or if the Premises is not capable of being so restored, then as closely to such condition as is possible), subject to modifications required by Applicable Laws. If this Lease is not terminated pursuant to Section 10.1 or 10.2 then, from and after the date of the taking, (a) Base Rent for the portion of the Premises not so taken shall be reduced in proportion to the portion of the Premises so taken, utilizing the Base Rent rate applicable to any such portion of the Premises taken, (b) Tenant’s Share shall be reduced in proportion to the amount of rentable square footage of the Premises so taken, and (c) Tenant’s Share of Real Property Taxes shall be equitably adjusted based on the methodology set forth in Section 11.3.
10.4.     In the event of termination of this Lease pursuant to this Section 10, the Base Rent and all Additional Rent and other sums payable hereunder shall be apportioned and paid in full by Tenant to Landlord to the date of such taking, and neither party shall thereafter have any liability hereunder, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to such termination date shall survive.
10.5.      If this Lease is not terminated pursuant to Section 10.1 or 10.2, Tenant shall expeditiously (subject to Force Majeure and Landlord Delays and the completion of Landlord’s restoration obligations under Section 10.3 and taking into account the time necessary to prepare plans and specifications and obtain all required governmental approvals) repair, restore and replace to the extent damaged by any such taking, the Initial Tenant Improvements, the Alterations made by or for the benefit of Tenant, the Exception Equipment or any fixtures, furniture or equipment owned by Landlord installed in the Premises that Landlord is not otherwise required to restore pursuant to Section 10.3.
10.6.     In the event this Lease is terminated pursuant to Section 10.1 or 10.2, the award for the taking (including any interest included in or paid with respect to such award) shall be divided between Landlord and Tenant as follows: (a) Tenant shall be entitled to receive such portion of such award, with the interest thereon, as shall represent compensation for (i) the value, promptly prior to the taking, of Tenant’s interest in the Premises, (ii) the unamortized costs of Alterations, including but not limited to, the Initial Tenant Improvements, paid for by Tenant (less any construction allowance advanced by Landlord to Tenant), (iii) the value of Tenant’s installed trade fixtures and other installed equipment which are not removable from the Premises and not otherwise included within (ii) above, (iv) loss of business, and (v) relocations costs; and (b) Landlord shall be entitled to receive the balance of such award, with the interest thereon.

11.     Taxes.
11.1.     Payment of Taxes by Landlord. Landlord hereby represents to Tenant that as of the Effective Date, the Real Property Taxes (as hereafter defined) for the Project (of which the Premises is a part) are paid for one single lot designated as Block 46, Lot 8.01 on the tax map of Hopewell Township, Mercer County, New Jersey (the “Tax Lot”). Landlord reserves the right to divide the Campus into more than one tax lot by subdivision and/or condominium master deed, subject to Section 26(d).
11.2.     Definition of “Real Property Tax”. From the Effective Date the term “Real Property Taxes” shall include any form of real estate tax or assessment, general, special, ordinary, or extraordinary, levy, or tax imposed on the Project or any portion thereof by any authority having the direct or indirect power to tax, including any city, township, county, state, or federal government, or any school, but shall exclude the following: inheritance, income, estate, gift, transfer, franchise, excise, capital stock, gains or foreign ownership or control, mortgage recording, transfer or transfer gain or excess profit taxes, and shall exclude any late payment charges and penalties due to Landlord’s late payment of Real Property Taxes.
(a)     The term “Real Property Taxes” shall also include any so-called “payments in lieu of taxes” and any similar payments to any governmental authority or otherwise in lieu of real estate taxes.
(b)     If at any time during the Term, the method of taxation for Real Property Taxes prevailing on the Effective Date, is altered so that any new tax, assessment, levy, imposition or charge shall be substituted therefor, or shall be imposed upon Landlord in addition thereto (including, without limitation, any tax, assessment or levy based in whole or in part upon the Lease, the Premises or the Base Rent, Additional Rent, or other income therefrom), then all such taxes, assessments, levies, impositions or charges, or the part thereof, shall be deemed to be included within the term “Real Property Taxes” for the purposes of this Lease, and Landlord shall pay and discharge the same prior to delinquency, subject to reimbursement by Tenant of Tenant’s Share of such taxes in accordance with the provisions of Section 11.3.
11.3.     Payment of Tenant’s Share of Real Property Taxes.
(a)     Tenant’s Share is Sixteen and Fifty-Five One Hundredths Percent (16.55%), which figure is calculated based upon Tenant’s proportionate share of the Rentable Area of the Premises (approximately 183,667 square feet, subject to the terms of Section 2.2) as a percentage of the aggregate rentable area of the buildings located in both the CAM Area and the CAM Exclusion Area of the Campus. Landlord reserves the right to re-calculate Tenant’s Share of Real Property Taxes if (i) the size of the Campus changes as a result of a change in the size of the Campus, reconfiguration of the CAM Area and CAM Exclusion Area; (ii) the Tax Lot is subdivided or condominiumized into one or more different tax lots; (iii) increase or decrease in the Premises, or increases and decreases in the aggregate rentable area of the buildings located in the CAM Area; or (iv) based upon appraised value of the Buildings of the Project instead of gross square footage on such new tax lot(s). On or before the Commencement Date and thereafter within one hundred twenty (120) days following the first day of each successive Lease Year within the Term, Landlord shall reasonably determine or estimate the Real Property Taxes for such Lease Year (the “Projected Real Property Taxes”) and shall submit such information to Tenant in a written statement, together with copies of the applicable tax bills) and documentation evidencing the calculation prepared by Landlord (“Landlord’s Tax Statement”). Beginning on the Commencement Date, following the giving of a Landlord’s Tax Statement and continuing thereafter until Landlord renders the next Landlord’s Tax Statement, Tenant shall pay to Landlord on account of its obligation under this Section 11.3(a) of this Lease, a sum (the “Monthly Tax Payment”) equal to one-twelfth (1/12) of Tenant’s Share of the Projected Real Property Taxes (taking into account all available discounts for early payment) for such Lease Year. Tenant’s first Monthly Tax Payment after receipt of Landlord’s Tax Statement shall be accompanied by the payment of an amount equal to the product of the number of full months, if any, within the Lease Year which shall have elapsed prior to such first Monthly Tax Payment, times the Monthly Tax Payment; minus any Additional Rent already paid by Tenant on account of its obligation under this Section 11.3(a) for such Lease Year. Each Landlord’s Tax Statement shall also reconcile the payments made by Tenant pursuant to the preceding Landlord’s Tax Statement with Tenant’s Share of the actual Real Property Taxes imposed for the period covered thereby. Any balance due to Landlord shall be paid by Tenant within thirty (30) days after Tenant’s receipt of Landlord’s Tax Statement; and Landlord shall credit any surplus due to Tenant against the next accruing Monthly Tax Payment(s) of Tenant, or if the Term shall have expired, the amount of such overpayment shall be refunded to Tenant within thirty (30) days following delivery of Landlord’s Tax Statement. Notwithstanding anything to the contrary contained in this Section 11.3, if the Term shall have expired as a result of a default by Tenant, or Tenant shall be in default of its obligations under this Lease on the Expiration Date, then Landlord shall have the right to retain the amount of such surplus and apply it against any Base Rent or Additional Rent that Tenant owes Landlord. If the Commencement Date is a day other than the first day of a calendar year, Tenant’s Share of Real Property Taxes for the Lease Year within which the Commencement Date occurs shall be prorated based upon the number of days of such year from and after the Commencement Date, and if the Expiration Date occurs on a day other than the last day of a calendar year, Tenant’s Share of Real Property Taxes for the Lease Year within which the Expiration Date occurs shall be prorated based upon the number of days in such year falling within the Term. Landlord covenants that it shall not collect from the occupants of the Campus an amount greater than one hundred percent (100%) of the Real Property Taxes.
11.4.     Tax Appeals. (a) Landlord shall have the right to contest any valuation of the Project or any part thereof (including the Premises), or the amount of any Real Property Taxes, by legal proceedings, or in such other manner as it deems suitable (a “Tax Appeal”). If Landlord obtains a refund or abatement of Real Property Taxes for the Project, then Landlord shall first be entitled to receive reimbursement from any refund or abatement for all reasonable and customary expenses, including reasonable attorneys’ fees, actually incurred by it in connection with obtaining such refund or abatement. After deduction of the reasonable and customary expenses described in the immediately preceding sentence, Landlord shall credit Tenant’s Share of the net refund or abatement of Real Property Taxes for the Project for any year in which Tenant contributed to Real Property Taxes pursuant to the terms hereof, against the next accruing payment of Rent, or if the Term shall have expired, Tenant’s Share of the net refund or abatement shall be refunded to Tenant within thirty (30) days after receipt thereof by Landlord. Notwithstanding anything to the contrary contained in this Section 11.4, if the Term shall have expired as a result of a default by Tenant, or Tenant shall be in default of its obligations under this Lease on the Expiration Date, then Landlord shall have the right to retain Tenant’s Share of the net refund or abatement and apply it against any Base Rent or Additional Rent that Tenant owes Landlord.
(b)    Notwithstanding Section 11.4(a), Tenant shall be permitted to request that Landlord undertake a Tax Appeal if Landlord has not conducted a Tax Appeal in the two (2) years immediately preceding such request. Upon request from Tenant, Landlord agrees to either (i) undertake such Tax Appeal in accordance with Section 11.4(a) or (ii) engage a Real Property Tax expert to advise it of the propriety of a Tax Appeal. Upon receipt of such advice, Landlord and Tenant shall promptly meet to discuss such advice, and, if requested by Tenant, Landlord shall cause its Real Property Tax experts to attend such meeting. If so advised by its Real Property Tax experts, Landlord shall make such a Tax Appeal, unless same may negatively impact a filed or prospective zoning application with Hopewell Township.
(c) Notwithstanding anything to the contrary contained in this Section 11.4. Tenant shall have the right to conduct a Tax Appeal if (i) Landlord has been advised in accordance with Section 11.4(b) by its Real Property Tax experts to conduct a Tax Appeal and fails to do so, or (ii) at any time that all or any portion of the Premises is subdivided or condominiumize into one or more separate tax parcels. If Tenant obtains a refund or abatement of Real Property Taxes for the Project, then Tenant shall first be entitled to receive reimbursement from any refund or abatement for all reasonable and customary expenses, including reasonable attorneys’ fees, actually incurred by it in connection with obtaining such refund or abatement. If, at any time during the continuance of such proceedings, Landlord shall reasonably believe that there is a risk of imminent danger of loss or forfeiture of the Project or any part thereof, Landlord may demand that Tenant make prompt payment of the Real Property Taxes. At the request of Tenant, Landlord shall cooperate in any proceedings referred to in this Section 11.4(b) but shall not be liable for the payment of any costs or expenses in connection with any such proceedings. If the provisions of any law, rule or regulation at the time in effect shall require that such proceedings be brought by and/or in the name of Landlord, Landlord shall permit the same to be brought in its name. Notwithstanding the foregoing, Tenant shall have no right to commence or continue any such proceedings if the resolution of such proceeding will establish a value for the Premises covering any period beyond the expiration of this Lease. Tenant shall be entitled to receive all refunds of Real Property Taxes applicable to the period up to the Expiration Date and, if any such refund is paid to Landlord, Landlord shall be deemed to hold such funds in trust and shall promptly pay the same to Tenant to the extent Tenant is entitled thereto. The provisions of this Section 11.4(c) shall survive the expiration or earlier termination of this Lease.
11.5.     Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon the Exception Equipment from and after ownership shall have passed to Tenant and all other trade fixtures, furnishings, equipment, and all other personal property of Tenant contained in the Premises or related to Tenant’s use of the Premises. If any of Tenant’s personal property shall be assessed with Landlord’s real property, Tenant shall pay to Landlord the taxes attributable to Tenant within thirty (30) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s property, together with reasonable evidence of same.

12.     Utilities; Certain Amenities.
12.1.     Availability.
(a)     As of the Commencement Date, and throughout the Term, subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall have available at and shall furnish to the Premises the following utilities: (1) Electricity; (2) Natural Gas (where service exists); (3) City Water; (4) Sanitary, Industrial and Biological Sewer, (5) Storm Sewer; (6) Steam; (7) 180 degrees HVAC water; (8) Chilled Water; and (9) Compressed Air (collectively, the “Utilities” or singularly the “Utility”). Tenant shall use the Utilities provided by Landlord, and Tenant shall pay for such Utilities in accordance with the terms of this Section 12 and Exhibit K and the schedules thereto. Landlord represents and Tenant has confirmed that its use of the Premises shall require each of the Utilities set forth in Exhibit K in the respective capacities as is also set forth in Exhibit K. After the Effective Date, subject to Tenant’s obligations under Section 23.2(f), if any Utility fails to deliver the capacity as set forth on Exhibit K, Landlord shall, at its sole cost and expense, augment such Utility’s capacity so that it conforms with Exhibit K. Landlord agrees to maintain the redundancy level for each Utility serving the Project as set forth in Exhibit K. If at any time the redundancy level of any utility drops below the level set forth in Exhibit K, Landlord shall commence to restore the redundancy level within thirty (30) days of Landlord’s receipt of notice of the deficiency and shall restore the redundancy level promptly thereafter, but not later than one hundred eighty (180) days after commencing the restoration of the redundancy level.
(b)     In the event that Tenant is prevented from using, and does not use the Premises or any portion thereof, as a result of any failure, for any reason, to provide any Utilities, which failure to provide Utilities shall include a diminution in the provision of any Utilities below the levels specified in Exhibit K (a “Utility Deficiency”), then Tenant shall give Landlord written notice (a “Utility Deficiency Notice”) of such Utility Deficiency. Landlord shall thereafter use commercially diligent efforts to cause such Utility Deficiency to be cured as soon as reasonably possible, and if such Utility Deficiency continues for the Eligibility Period (defined below), then the Rent shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Area of the Premises; provided, however, that if Tenant resumes using any portion of the Premises it had previously been prevented from using, and did not use the Rent allocable to such used portion, based on the proportion that the rentable area of such used portion of the Premises bears to the total Rentable Area of the Premises, shall be payable by Tenant to Landlord from the date Tenant used such portion of the Premises. The “Eligibility Period” means a period of two (2) consecutive business days after Landlord receives a Utility Deficiency Notice with respect to any Controllable Utility Deficiency (defined below), or in the case of any Non-Controllable Utility Deficiency, a period of three (3) consecutive business days after Landlord receives a Utility Deficiency Notice with respect to the applicable Non-Controllable Utility Deficiency. A “Non-Controllable Utility Deficiency” means any Utility Deficiency that results from any natural disaster, casualty or failure, Force Majeure, or for any reason that is not within the reasonable control of Landlord, to provide any Utilities (and for purposes hereof, any Utility Deficiency that is not a Non-Controllable Utility Deficiency shall be referred to as a “Controllable Utility

Deficiency”). For avoidance of doubt, a Controllable Utility Deficiency shall include, but not be limited to, any Utility Deficiency that results from a breach of this Lease by Landlord or the negligence or willful misconduct of Landlord or any of its agents, contractors, employees or invitees. Such right to abate Rent under this Section 12.1(b) shall not be Tenant’s sole remedy at law or in equity for a Utility Deficiency and Tenant may seek specific performance of Landlord’s obligation to use commercially diligent efforts to cause such Utility Deficiency to be cured as soon as reasonably possible, or any other remedy at law or in equity. In addition, if Landlord (i) has not cured any Controllable Utility Deficiency within sixty (60) days after, or (ii) has not cured any Non-Controllable Utility Deficiency within one hundred twenty (120) days after, in each case, the later of, (A) Landlord’s receipt of the Utility Deficiency Notice with respect to the applicable Utility Deficiency, and (B) Tenant’s actual cessation of use for its intended purpose of the area of the Premises directly affected by the applicable Utility Deficiency, Tenant shall have the right to terminate this Lease (with respect to all of the Premises) at any time prior to such time as Landlord shall have cured the Utility Deficiency, which right may be exercised by delivery of notice to Landlord (the “Utility Deficiency Termination Notice”) which shall be effective as of the date set forth in the Utility Deficiency Termination Notice (the “Utility Deficiency Termination Date”), which Utility Deficiency Termination Date shall be thirty (30) days following the date on which Tenant delivers to Landlord a Utility Deficiency Termination Notice.
(c)     Notwithstanding the foregoing, if a Utility Deficiency is caused by Landlord’s failure to pay for utilities, and such Utility Deficiency is continuing five (5) business days after the expiration of the Eligibility Period, then Tenant may (but shall not be obligated to) cure such Utility Deficiency at Landlord’s sole expense. Landlord shall reimburse Tenant within thirty (30) days of Tenant’s demand, any reasonable expenses which Tenant may incur in curing such Utility Deficiency.
(d)    As of the Effective Date, the Utilities for the Premises are supplied through the CUC (hereinafter defined) located on the Campus, which as of the date of this Lease is owned by the named Landlord hereunder (Bristol-Myers Squibb Company). Landlord shall provide, through the CUC, for the continuous supply of all Utilities to the Premises in accordance with this Lease and the terms and provisions contained in Exhibit K, including the Schedules thereto, which Schedules may be updated from time to time, but not more often than annually to reflect changes in the applicable utility rates of the local public utilities or third party suppliers. If, at any time during the Term, the Landlord named herein shall assign or otherwise transfer its interest as Landlord under this Lease to a third party entity, then such assignee or transferee shall be bound by the same terms and conditions as Landlord as set forth in Exhibit K. If, at any time during the Term, the Landlord named herein shall otherwise transfer its ownership interest in the portion of the Project containing the CUC to a third party entity (the “New CUC Owner”), then prior to completing such transfer, Landlord shall cause the New CUC Owner to enter into a utility services agreement with Tenant on substantially the same terms and conditions as set forth in Exhibit K in order to secure the continuous supply of all Utilities from the CUC to the Premises, which Utility Services Agreement will provide that the costs for such Utilities provided to the Premises will be commercially reasonably and substantially similar to the costs set forth in the Schedules to Exhibit K.

12.2.     Tenant’s Optional Utilities.
(a)     Subject to Landlord’s reasonable rules and regulations governing the same, and subject to any rights of Landlord to consent to modification, alteration or use of the Premises as expressly set forth in this Lease, Tenant may obtain from third party providers other utilities consumed in and/or furnished to the Premises in conjunction with the operation of Tenant’s business and Tenant shall pay directly to the provider thereof, as and when due, all sums due in conjunction with such utilities (including all applicable taxes, penalties, surcharges and maintenance charges pertaining thereto). Such utilities, hereinafter referred to as “Tenant’s Optional Utilities” shall include but not be limited to telecommunications service, internet service, and the supply of oxygen, nitrogen and inert gases. In addition, Tenant shall pay any and all other costs associated with Tenant’s Optional Utilities, including, but not limited to, any costs for security or additional monitoring relating to same. Tenant’s Optional Utilities shall not interfere with Landlord’s providing of the Utilities and shall not be deemed to be included in the defined term “Utilities” as such term is used in this Lease.
(b)     Landlord shall cooperate with Tenant in providing access rights to Tenant outside of the Premises, at locations reasonably acceptable to Landlord, to the extent required for placement, operation, maintenance and/or repair of equipment and system components related to any of Tenant’s Optional Utilities.
12.3.     Operation, Maintenance and Repair of Systems and Equipment. The parties agree that the responsibility for operation, maintenance and repair of systems and equipment relating to Utilities and Tenant’s Optional Utilities shall be as follows throughout the Term of this Lease:
(a)     CUC; Utilities. Landlord, through its own employees or by retention of a qualified third party, shall be responsible for operation, maintenance and repair of the Central Utilities Complex located at the Project and all cooling towers and associated buildings (collectively, the “CUC”) and all Utility system components and equipment located outside of the Premises in the manner of a Class A office/research park located in the Market Area. Landlord shall be responsible for the continued operation of the CUC on a twenty four (24) hour per day, three hundred sixty five (365) day per year basis (without interruption) at the Project throughout the Term. As of the Commencement Date, the CUC supplies the Utilities to the Premises. Tenant, at its cost, shall be responsible for the operation, maintenance and repair of all Utility system components and equipment located within or on the Premises or on the roof of any Premises Building that exclusively serves the Premises. Tenant also shall be responsible for its metered utility consumption. Landlord shall be responsible for the costs of operation, maintenance and repair of the CUC, which costs (including the cost to read meters and generate invoices) shall be included in costs of such Utilities, and shall not be included in CAM Area Operating Expenses. Landlord shall be responsible for the costs of operation, maintenance and repair of (i) the Utility Rooms, (ii) the Pass-Through Utilities, and (iii) all other Utility system components and equipment located outside of the Premises, which costs shall be included in CAM Area Operating Expenses, and shall not be included in costs of such Utilities. All capital expense in connection with the repair or replacement of (i) the CUC, (ii) the Utility Rooms, (iii) the Pass-Through Utilities, and (iv) all other Utility system components and equipment located outside of the Premises shall be included in CAM Area Operating Expenses and shall not be subject to the CAM Cap. Direct costs of consumption of Utilities generated and delivered through the CUC shall be billed and paid in accordance with the terms of Section 12.5(b), and the schedules to Exhibit K. Notwithstanding anything to the contrary contained herein, at all times during the Term that any of the Utilities are not supplied to the Premises through the CUC, Landlord shall, at its sole cost and expense, supply such utility services to the Premises from third party providers (in quantities equivalent to that provided by the CUC). Landlord shall not transfer its ownership interest in the CUC (or any portions of the Project upon which CUC facilities are located) without causing the transferee to enter into a commercially reasonable Utility Services Agreement with Tenant in form and substance reasonably satisfactory to Tenant securing a continuous supply of the Utilities from the CUC to the Premises and which provides that the costs for the Utilities provided to the Premises will be commercially reasonably and substantially similar to the costs set forth in the Schedules to Exhibit K..
(b)     HVAC; Hot Water. Tenant, at its cost, shall be responsible for operation, maintenance and repair of all HVAC and hot water system components and equipment located within the Premises or on the roof of the Buildings that exclusively serve the Premises.
(c)     Tenant’s Optional Utilities. Tenant, at its cost, shall be responsible for operation, maintenance and repair of all system components and equipment relating to Tenant’s Optional Utilities, if any, whether located within the Premises or outside of the Premises.
(d)     Fire Protection System. Tenant, at Tenant’s cost, shall be responsible for the operation, maintenance and repair of the fire protection/alarm system located within the Premises, including, but not limited to, all fire panels, detection devices, horns and strobes related thereto, sprinkler systems and any additional fire suppression systems and equipment. Prior to the Commencement Date Tenant, at its cost, will install a communication link into the Buildings’ existing alarm panel, if any, and throughout the Term Tenant, at Tenant’s cost, will be responsible for monitoring all fire protection system activity for the Premises at all times (24 hours per day, 7 days per week) by utilization and operation of a third party Central Monitoring Station. Tenant shall immediately report any fires directly to the local authorities and the Landlord as soon as a fire is detected within or immediately adjacent to the Premises. Tenant shall retain Siemens as the fire alarm supplier at all times (so long as Siemens is the fire alarm supplier for the Project or such other successor as applicable). Further, Tenant shall provide Landlord with reasonable access in the event of an emergency. In connection with the portion of the Premises in Building 18, Tenant agrees to cooperate with Landlord (or other tenants who occupy the other portion of Building 18 to satisfy the requirements of this Section 12.3(d) with the costs of any such fire protection system to be divided among the Tenant, Landlord and other tenants on a pro rated basis based upon the relative premises square footage, there or used by each of them.
Notwithstanding the provisions set forth in this Section 12(d), Tenant shall comply with any reporting or monitoring requirements of Landlord’s property and liability insurance provider.
(e)     Sewer; Effluent. Wastewater discharge from the Premises is provided through the Wastewater Treatment Plant (the “WWTP”). If required by Applicable Laws and site regulatory Permits, and in accordance therewith, Tenant shall monitor effluent leaving the Buildings for contaminants in excess of legally permissible levels and shall promptly provide written reports to Landlord as they become available. If contaminants in excess of Tenant’s legally permissible levels are found by the CUC or by a regulatory authority, Tenant will be responsible for the cost to install a sampling port in accordance with applicable codes and regulations if one does not exist. Section 23.2(f) sets forth specific Tenant requirements for sewer effluent discharge to the WWTP.
12.4.     Telecommunications System. Tenant will have access to the existing telecommunications system wiring and conduits in the Premises and the Project, through conduits to the extent that they exist and service the Premises, as set forth in Exhibit M; however, Landlord shall not be required to upgrade same. Landlord and Tenant shall work with each other and with mutually selected service providers to arrange for access and routes from the boundary lines of the Project to the Premises at locations reasonably acceptable to Landlord and Tenant. To the extent Landlord determines that the existing telecommunications system at the Project needs to be relocated, Landlord shall provide Tenant with reasonable notice of such relocation, and Tenant shall then be responsible, at Tenant’s cost, for obtaining alternative service directly from the boundary lines of the Project to the Premises. Landlord hereby grants Tenant rights as reasonably required to allow for the installation and use of such telecommunications services from the existing telecommunications system to the Premises and from the public road to the Premises pursuant to the terms of this Section 12.4. Tenant shall be responsible for the cost of all installation, maintenance, repair, and service of its telecommunication system(s).
12.5.     Metering; Utility Charges Payable by Tenant.
(a)     Metering. Prior to the Commencement Date of this Lease, Landlord, at its cost, and not part of CAM Area Operating Expenses, shall install sub-meters for each Utility at each Premises Building as needed for use in calculating the amounts payable by Tenant for each of the Utilities. Notwithstanding the foregoing sentence, water and sewer service to Buildings 9, 10 and 12 shall be virtually metered and not sub-metered. Tenant charges for water and sewer services for Buildings 9, 10 and 12 shall be calculated based upon a virtual meter by which the water use of each Campus building (excluding Building 9, 10 and 12) is subtracted from the total site and the balance is the virtual use of Building 9, 10 and 12. Sewer service charges will be based on supply water delivered to each Premises Building.
(b)     Payment of Utility Costs. Tenant shall pay Landlord for the cost of all Utilities which are furnished to the Premises by the CUC throughout the Term. The charges payable by Tenant for Utilities shall be deemed to be Additional Rent due and payable under this Lease and shall be calculated as set forth in the schedules to Exhibit K attached hereto and incorporated herein by reference. Notwithstanding the foregoing, to the extent that any of the costs described in this Section 12.5(b) are included in CAM Area Operating Expenses same shall not also be included in the charges payable by Tenant for Utilities.
(c)     Utility Payments. For each month after the Commencement Date, Landlord shall provide Tenant with a detailed statement setting forth the amount due by Tenant for payment of Utility costs for the immediately preceding calendar month, which statement shall contain an itemized breakdown of the costs of the various Utilities, and Tenant shall pay Landlord the amount due within thirty (30) days following receipt of such statement. All payments for Utilities supplied by the CUC shall be based on Tenant’s actual usage, and

Tenant’s proportionate share (based upon usage) of the cost of operation, maintenance and repair of the CUC (other than capital repair expenses in connection with the CUC), without mark up of any kind. For eighteen (18) months after the expiration of a Lease Year, Landlord shall maintain detailed books and records of all Utility costs and shall permit Tenant, in the same manner set forth in Section 4.2(d), at its expense (except as provided below), and subject to such confidentiality agreements as Landlord may reasonably require, to audit the Utility costs for any such Lease Year; provided, however, Tenant must exercise its option to audit the Utility costs for any Lease Year within twelve (12) months immediately following the end of such Lease Year. If Tenant elects to audit such books and records the sole purpose of such audit shall be to determine if Landlord shall have properly followed the billing methodology set forth in the schedules to Exhibit K. If Tenant elects to audit such books and records, then (i) any deficiency disclosed by such audit, to the extent reasonably determined by Landlord to be accurate, shall be promptly paid by Tenant to Landlord, and (ii) any overpayment by Tenant to Landlord disclosed by such audit, to the extent reasonably determined by Landlord to be accurate, shall be (a) credited against Tenant’s next payment or payments of Tenant’s Utility costs until such overpayment is reduced to zero, or (b) refunded to Tenant if the Lease Term shall have expired, as the case may be (and, in each case, if such overpayment was by ten percent (10%) or greater, together with interest thereon at the Default Rate from the date of Tenant’s payment of such amount to the date of such credit or refund). If any such audit reveals an overpayment of more than ten percent (10%) greater than the actual payment due, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs actually incurred by Tenant in connection with such audit, which reasonable out-of-pocket costs shall not exceed 33% of the amount of such overpayment.
12.6.     Access by Landlord. Subject to the requirements of Section 28, Tenant will provide Landlord with access to the Premises during normal business hours (except in an emergency, in which case such access shall be provided at any time required) upon reasonable prior notice, for operation and maintenance of all Utility meters and sub-meters located within the Premises. Tenant acknowledges that (a) the utility lines, pipes and conduits that pass over, under or through the Premises (identified on Exhibit N) (the “Pass-Through Utilities”), and (b) the Utility Rooms, each service other areas of the Campus. Subject to the requirements of Section 28, upon reasonable notice to Tenant, Landlord shall have access to the Pass-Through Utilities and the Utility Rooms for the purposes of maintaining, repairing and replacing same.
12.7.     Existing Generators.    Buildings 13 and 18 have existing diesel back-up generators (the “Existing Generators”) that provide back-up power solely to those buildings.  Operations and maintenance of the Existing Generators (“Generator Maintenance”), as well as obtaining and maintaining required air permits for same (“Generator Permitting”) will be Tenant’s responsibility.  Tenant agrees that, to the extent applicable, Tenant (with Landlord’s cooperation and reasonable effort), at its cost, will use reasonable effort to be added as an operator on the Title V Air Permit held by Landlord with respect to the Existing Generators and any replacement generators or to coordinate with Landlord regarding alternate permitting approaches as are commercially reasonable.  Tenant will be responsible for all fees, fines, penalties and other costs and expenses concerning its operation of the Existing Generators and any replacement generators under Landlord’s Title V Air Permit.  Tenant will undertake Generator Maintenance in accordance with standard operations practice which will include regularly scheduled maintenance and compliance with all Generator Permitting requirements.  Tenant shall be solely responsible for any damages or costs associated with its failure to satisfy all Generator Maintenance and Generator Permitting requirements and shall indemnify Landlord for same.  If Tenant fails to satisfy the Generator Maintenance or Generator Permitting requirements, Landlord, upon thirty (30) days’ written notice to Tenant and an opportunity for Tenant to cure within said thirty (30) day period, may undertake to satisfy said requirements and any cost incurred by Landlord shall be paid by Tenant as Additional Rent.  Notwithstanding the provisions in the previous sentence, Landlord may access the Existing Generators and any replacements generators at any time to address an emergency situation or a condition that presents an imminent threat to human health or the environment.  During the Term, Landlord shall be responsible for the replacement of the Existing Generators but Tenant shall be responsible for any subsequent generator replacements.
12.8.     UPS System. Throughout the Term, Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to use, maintain and operate the uninterruptible power supply systems (the “Existing UPS System”) in the Buildings (excluding the uninterruptible power supply system located in and serving the small telephone room) as reasonably necessary to furnish the uninterruptible power supply needs for the use of the Premises, subject to all of the applicable terms, covenants and provisions of this Lease. Tenant covenants and agrees that throughout the Term, Tenant shall maintain, replace, repair and operate the Existing UPS System at the sole cost and expense of Tenant and without any charge, cost or expense to Landlord. In connection with the maintenance, replacement, repair and operation of the Existing UPS System, Tenant shall comply with all Applicable Laws and shall procure, maintain and pay for all permits and licenses required therefore, including all renewals thereof. Tenant, at Tenant’s sole cost and expense, shall promptly repair any and all damage to the Buildings and to any part of the Project caused by or resulting from the maintenance, replacement, repair, operation or removal of the Existing UPS System by Tenant pursuant to the provisions of this Section 12.8, except to the extent that such maintenance, repair, replacement, operation or removal resulted in a casualty not caused by Tenant that caused such damage. All costs (if any) incurred by Landlord in connection with the Existing UPS System, including, without limitation, the maintenance and operation thereof, shall be paid by Tenant to Landlord, as Additional Rent, within thirty (30) days after Landlord’s demand therefore.

LANDLORD MAKES NO WARRANTIES OF WHATSOEVER NATURE REGARDING THE EXISTING UPS SYSTEM, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF LANDLORD AND TENANT EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES AS BETWEEN LANDLORD AND TENANT. LANDLORD SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR, LOSSES, DAMAGES OR INJURY TO PERSONS OR PROPERTY CAUSED BY, RELATED TO, ARISING OUT OF OR IN CONNECTION WITH, THE USE OF, FAILURE, NON-PERFORMANCE OR INADEQUATE PERFORMANCE OF THE EXISTING UPS SYSTEM, AND TENANT HEREBY RELEASES LANDLORD FROM ANY AND ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY, EXCEPT FOR ANY SUCH LOSSES, DAMAGE OR INJURY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY OF ITS AGENTS, CONTRACTORS, EMPLOYEES OR INVITEES OR LANDLORD’S FAILURE TO PERFORM OR OBSERVE ANY OF ITS OBLIGATIONS OR COVENANTS UNDER THIS LEASE.

12.9.     Intentionally Omitted.

12.10.	Food Service, Fitness Center and Conference Space.
(a)     Throughout the Term, Landlord or a third-party vendor selected by Landlord (subject to Tenant’s reasonable approval) shall provide a first class breakfast and lunch food service, with a minimum seating capacity of 125 seats, in 8 Towers East (as such building is shown on Exhibit A) (the “Food Service”). Throughout the Term, the level, type of service, and hours of operation shall be the same in all material respects as the Food Service is operated on the Effective Date (and in all events, operated in a manner consistent with a Class A office/research park in the Market Area), provided that Landlord may make reasonable changes to the operations upon Tenant’s reasonable consent.. Tenant agrees to make its employees aware of the Food Service. The Food Service operation shall be made available to other tenants of the Project. Landlord expressly reserves the right, at its sole cost and expense, to relocate the above-described Food Service area to another location within the CAM Area, or create an alternative food service area within the CAM Area, in Landlord’s reasonable discretion, provided that at all times Tenant has a Food Service of equal or better quality available to it in reasonable walking distance from the Premises Buildings. Landlord shall keep the Food Service area or cause the Food Service area to be kept in a clean and sanitary condition and otherwise in good condition and repair and shall operate the Food Service area, or cause the food service area to be operated, in a first class manner. The Food Service area shall be open for breakfast and lunch Monday through Friday, excluding legal holidays.
If the Food Service or the operator thereof is unacceptable based upon the quality of the food, its freshness and variety, Tenant shall have the right to request a meeting with Landlord to discuss such concerns.  If, after such meeting, Tenant is not satisfied with the resolution of the Food Service issues identified by Tenant, then Tenant may request that Landlord replace the Food Service operator with another operator having experience operating food services in suburban corporate office parks and that is satisfactory to Tenant in its reasonable discretion. If Tenant makes such a request, Landlord shall use commercially reasonable efforts to address Tenant’s concerns.
Tenant shall pay its share of direct costs of the Food Service incurred pursuant to this Section 12.10 (including raw goods, packaged items acquired for re-sale, and non-management labor), net of all revenues derived from such Food Service operation, equal to a fraction, the numerator of which is the number of full time employees of Tenant at the Premises and the denominator of which is the number of full time employees of all occupants (including, but not limited to, tenant, subtenants, occupants and Landlord’s employees) within the Project. Throughout the Term, Landlord shall not provide discounted or subsidized Food Service prices to other users of the Food Service. Such share shall be re-determined at least each calendar quarter with the best information then available to Landlord.
Examples:
(A)     Tenant’s full-time employee headcount is [**] and tenant B’s full time employee headcount is [**], and there are no other occupants (including, but not limited to, Landlord and its employees) in the Project - then Tenant’s proportionate share of direct food service costs, net of all revenues derived from such food service operation, shall be [**]% and tenant B’s proportionate share shall be [**]%.
(B)     Tenant’s full-time employee headcount is [**], tenant B’s full-time employee headcount is [**], tenant C’s full-time headcount is [**], and there are no other occupants in the Project - then Tenant’s proportionate share of direct food service costs, net of all revenues derived from such food service operation, shall be [**]%, tenant B’s proportionate share shall be [**]%, and tenant C’s proportionate share shall be [**]%.
(b)     The amount, if any, by which revenues derived by Landlord from the Food Service operation for any applicable period of time exceeds the direct costs of the Food Service for such period of time shall be applied to the reduction of CAM Area Operating Expenses. Landlord shall not be required to pay or subsidize any of the said direct costs of the Food Service.
(c)     For eighteen (18) months after the expiration of each Lease Year, Landlord shall maintain detailed books and records of all direct costs of the Food Service and revenues derived from the Food Service operation for such Lease Year in accordance with generally accepted accounting principles consistently implied and shall permit Tenant, at its expense (except as provided below), in the same manner set forth in Section 4.2(d), and subject to such confidentiality agreements as Landlord may reasonably require, to audit such costs and revenues for such Lease Year; provided, however, Tenant must exercise its option to audit with respect to any Lease Year by the end of the immediately succeeding year. If Tenant elects to audit such books and records the sole purpose of such audit shall be to determine if Landlord shall have properly followed the billing methodology set forth in this Section 12.10. If Tenant elects to audit such books and records, then (i) any deficiency disclosed by such audit, to the extent reasonably determined by Landlord to be accurate, shall be promptly paid by Tenant to Landlord, and (ii) any overpayment by Tenant to Landlord disclosed by such audit, to the extent reasonably determined by Landlord to be accurate, shall be (a) credited against Tenant’s next payment or payments of Rent until such overpayment is reduced to zero, or (b) refunded to Tenant if the Lease Term shall have expired, as the case may be (and, in each case, if such overpayment was by ten percent (10%) or greater, together with interest thereon at the Default Rate from the date of Tenant’s payment of such amount to the date of such credit or refund). If any such audit reveals an overpayment of more than ten percent (10%) greater than the actual payment due, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant in connection with such audit, which reasonable out-of-pocket costs shall not exceed thirty three percent (33%) of the amount of such overpayment.
(d)     Subject to the provisions of this Section 12.10, throughout the Term Landlord or a third party vendor selected by Landlord, determined in Landlord’s discretion, (subject to Tenant’s reasonable approval), shall provide Tenant’s employees (and the employees of all other occupants of the Project) and no other persons with access to the existing fitness center which is currently located in 8 Annex South (as shown on Exhibit A) (the “Fitness Center”). Throughout the Term, the type and level of amenities, and hours of operation, shall be the same in all material respect as the Fitness Center that is operated on the Effective Date (and in all events operated in a manner consistent with a Class A office/research park in the Market Area), provided that Landlord may make reasonable changes to the operations upon Tenant’s reasonable consent. The use of this Fitness Center shall be subject to the reasonable Rules and Regulations of Landlord now or hereafter imposed, as to manner of usage, frequency of usage, fees and expenses thereof and such other similar and reasonable Rules and Regulations as Landlord shall, from time to time, impose, provided that all such Rules and Regulations shall be uniformly applicable to and enforced against all users of the Fitness Center. Landlord shall cause the Fitness Center to be kept in a clean and sanitary condition and otherwise in good condition and repair and shall cause the Fitness Center to be operated in a first class manner. Landlord expressly reserves the right, at its sole cost and expense, to relocate the above-described Fitness Center to another location within the CAM Area, in Landlord’s reasonable judgment, provided that at all times Tenant has a Fitness Center of equivalent quality available to it. At all times during the Term, the Fitness Center shall contain a minimum of 2,500 square feet.
(e)     Tenant acknowledges that use of the Fitness Center may be subject to Landlord’s reasonable and customary practices, including, but not limited to, obtaining customary waivers of liability. Tenant acknowledges and agrees that Landlord shall have no liability to Tenant for any personal injury or property damage arising from or in connection with (A) the use of the Fitness Center by any of Tenant’s employees or (B) Landlord’s operation and/or maintenance of the health club facilities, including any such claim arising out of negligence. Landlord reserves the right to discontinue providing the Fitness Center as an amenity to an employee of Tenant at any time if such employee violates any of the rules, regulations or conditions governing the use of the Fitness Center (including the Rules and Regulations of Landlord now or hereafter imposed as set forth above). There shall be no additional cost to Tenant’s employees for use of the Fitness Center.
(f)     Tenant shall have the right, at no additional cost to Tenant, to use the Conference centers located in 8 Annex West, 8 Towers East and the Mansion (each as shown on Exhibit A) (the “Conference Centers”), subject to such Conference Centers’ availability on a first come first serve basis. Landlord shall operate and maintain the Conference Centers in a manner consistent with a Class A office/research park in the Market Area. Tenant shall reserve the use of one or more of the Conference Centers by contacting Landlord’s onsite Project management office to make a reservation. The use of the Conference Centers shall be subject to the reasonable Rules and Regulations of Landlord now or hereafter imposed, as to manner of usage, frequency of usage, fees and expenses thereof (Landlord’s actual out of pocket costs in connection with after-hours janitorial and clean-up fees required as a result of Tenant’s use shall be paid by Tenant within thirty (30) days after receipt of Landlord’s statement) and such other reasonable Rules and Regulations as Landlord shall, from time to time, impose, provided that all such Rules and Regulations shall be uniformly applicable to and enforced against all users of the Conference Centers. Landlord expressly reserves the right, at its sole cost and expense, to relocate the above-described Conference Centers to another location within the CAM Area, in Landlord’s reasonable judgment, provided that at all times Tenant has Conference Centers of equivalent quality available to it. Tenant acknowledges and agrees that Landlord shall have no liability to Tenant for any personal injury or property damage arising from or in connection with (A) the use of the Conference Center by any of Tenant’s employees, agents, contractors or invitees, or (B) Landlord’s operation and/or maintenance of the Conference Center, including any such claim arising out of negligence.
13.     Assignment and Subletting.
13.1.     Landlord’s Consent Required. Tenant, except as set forth herein, shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, pledge, sublet or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises (hereinafter collectively a “Transfer”), without Landlord’s prior written consent, which shall not be unreasonably withheld, condition or delayed. Any attempted Transfer without such consent shall be void and shall constitute a material default and breach of this Lease. Tenant’s written request for Landlord’s consent shall include without limitation the following: (a) reasonable and customary financial information for the proposed assignee and the guarantor, if any, (b) a summary of the business the assignee or subtenant intends to operate at the Premises, (c) the proposed effective date of the assignment or sublease, (d) a copy of the material terms of the proposed sublease or assignment agreement, and (e) a detailed description of any ownership or commercial relationship between Tenant and the proposed assignee or subtenant. If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant’s written request shall not be considered complete until the information described in (a) of the previous sentence has been provided with respect to each proposed guarantor.
For the purpose of this Section 13.1, the word Transfer shall be defined and deemed to include the following: (i) if Tenant is a partnership, the withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning fifty percent (50%) or more of the partnership; (ii) if Tenant consists of more than one natural person, an assignment, whether voluntary, involuntary, or by operation of law, by one person to one of the other persons that is a Tenant; and (iii) if Tenant is a limited liability company or other entity, the change of members whose interest in Tenant is fifty percent (50%) or more, in each case whether in one or more transfers. The phrase “Controlling Percentage” means the ownership of, and the right to vote, by one or more shareholders, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of Tenant; except that, if the Tenant is a publicly traded company, public trades or sales of the Tenant’s stock on a national stock exchange shall not be considered a Transfer hereunder even if the aggregate of the trades of sales exceeds fifty percent (50%) of the capital stock of the company. Notwithstanding the foregoing, if Tenant is not a publicly traded company, a transfer of all or substantially all of the outstanding shares of stock or other ownership interest of Tenant or any permitted successor or assignee shall not constitute a Transfer if immediately after giving effect to such transfer, the net worth of Tenant after such transfer is equal to or greater than the net worth of Tenant immediately prior to such transfer.
13.2.     Landlord’s Standard for Approval. Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer provided that at the time the consent is being requested and at the time a Transfer becomes effective there is no continuing Event of Default. It shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term, or condition of this Section 13 is not complied with in all material respects. In making its determination as to whether to consent to any proposed Transfer, Landlord may consider, among other things: (a) whether a proposed assignee’s or subtenant’s use will impose a burden on the Project’s roads, parking facilities, Common Areas, or utilities that is significantly greater than the burden imposed by Tenant and is not consistent with a Class A office/research park in central or northern New Jersey and is not consistent with the General Development Plan set forth in Exhibit B as may be amended from time to time; (b) whether a proposed assignee’s use of the Premises is not consistent with a Class A office/research park standards in central or northern New Jersey; (c) whether a proposed assignee refuses to enter into a commercially reasonable written assignment and assumption agreement which provides that the assignee will abide by and assume all of the terms and conditions of this Lease arising after the effective date of such assignment; (d) in Landlord’s reasonable judgment, a proposed assignee has a minimum net worth (defined as total assets minus total liabilities) of at least [**] Dollars ($[**]); (e) the proposed assignee is a tenant (or a subsidiary or affiliate thereof) in the Campus and Landlord or a Landlord Affiliate then has comparable space available to lease to the proposed assignee in the Campus, or (f) the proposed assignment would be to any prospective tenant (or to a subsidiary or affiliate thereof) with whom Landlord has negotiated for the leasing of space comparable to the Premises in a building in the Campus (which negotiations shall be deemed to have commenced when Landlord receives a written proposal from such assignee or its representatives) during the six (6) month period prior to Landlord’s receipt of Tenant’s Notice and Landlord then has comparable space available to lease to the proposed assignee in the Campus. It shall be reasonable for Landlord to withhold its consent to a Transfer for any of the reasons set forth in (a) through (f) of the immediately preceding sentence.
13.3.     Additional Terms and Conditions. The following terms and conditions shall be applicable to any Transfer or sublease (when specified):
(a)     Regardless of Landlord’s written consent (if such consent is required), no Transfer shall release Tenant from Tenant’s obligations hereunder or alter the primary liability of Tenant to pay the Rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder or release any guarantor from its obligations under its guaranty, unless the transferee has a net worth in excess of $[**] and a credit rating of “investment grade”, or higher as determined by any one of the following credit rating agencies: Standard & Poor’s, Moody’s, or Fitch Group,, in which case the Tenant will be released of its obligations under this Lease accruing from and after the date of the assignment.
(b)     Landlord’s acceptance of Rent shall not constitute a waiver or estoppel of Landlord’s right to exercise its rights and remedies for the breach of any of the terms or conditions of this Section 13.
(c)     Landlord must be given at least thirty (30) days prior written notice of every assignment or subletting, except as otherwise provided in Section 13.4;
(d)     The written consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by an assignee or subtenant;
(e)     In the event of any default under this Lease after the expiration of applicable notice and cure periods, Landlord may proceed directly against Tenant, any guarantors, or anyone else responsible for the performance of this Lease, including any subtenant or assignee, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord;
(f)     Landlord’s written consent to any Transfer by Tenant shall not constitute an acknowledgement that no default then exists under this Lease nor shall such consent be deemed a waiver of any then-existing default;
(g)     Landlord shall not be liable under this Lease or under any assignment or sublease to any assignee or subtenant other than by privity of estate in case of assignment;
(h)    Tenant shall, upon receipt, pay to Landlord fifty percent (50%) of any Net Rental Proceeds (as defined below) paid or given in connection with any Transfer or sublease (unless the Transfer or sublease is to a Tenant Affiliate, Related Entity or Successor Entity). If a Transfer is part of a larger transaction, only the consideration paid or given that is directly attributable to such Transfer shall be taken into consideration under this subsection (h). For purposes hereof, the term “Net Rental Proceeds” means, in the case of a sublease, the amount by which the aggregate of all rents, additional charges or other consideration payable under a sublease to Tenant by the subtenant (including sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property) exceeds the sum of (i) the Base Rent plus all amounts payable by Tenant pursuant to the provisions hereof during the term of the sublease in respect of the subleased space, (ii) actual brokerage commissions, providing same are at prevailing rates, due and owing to a real estate brokerage firm, (iii) reasonable legal fees incurred by Tenant in connection with the sublease, (iv) free rent granted to the subtenant, (v) cost of work incurred by Tenant in preparing any portion of the Premises for the sublease, and (vi) the then net unamortized or undepreciated cost of the fixtures, leasehold improvements, equipment, furniture or other personal property included in the subletting, excluding Exception Equipment unless title to same has been transferred to Tenant; and, in the case of an assignment, the amount by which all sums and other considerations paid to Tenant by the assignee of this Lease for or by reason of such assignment (including sums paid for the sale of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, excluding Exception Equipment unless title to same has been transferred to Tenant) exceeds the sum of (1) actual brokerage commissions, provided same are at prevailing rates due and owing to a real estate brokerage firm, and (2) the then net unamortized or undepreciated cost of the fixtures, leasehold improvements, equipment, furniture or other personal property sold to the assignee.

(i)    If an Event of Default has occurred and it is continuing, Landlord may, at Landlord’s option collect sub-rents from Tenant’s subtenant(s) until such Event of Default is cured.

During the continuance of an Event of Default, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

13.5.     Assignment to a Related Entity or Successor Entity. Notwithstanding anything to the contrary contained herein, Tenant, without Landlord’s prior consent, but upon not less than five (5) days’ prior written notice to Landlord, may (i) assign this Lease to, or permit a portion of the Premises to be occupied by, any corporation or other business unit or business entity or joint venture partner which controls, is controlled by, or is under common control with Tenant (a “Tenant Affiliate”) and also including any other entity which acquires all or substantially all of the business operation of Tenant being conducted at the Premises or any other entity which forms a joint venture or other business arrangement with Tenant or a Tenant Affiliate to acquire all or substantially all of a business operation of Tenant being conducted within the Premises ( a “Related Entity”) and (ii) assign this Lease and the leasehold estate hereby created to a successor entity of Tenant (a “Successor Entity”). A “Successor Entity”, as used in this Lease, shall mean (x) a corporation or other business entity into which or with which Tenant, its successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations or other business entities, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations or other business entities participating in such merger or consolidation are assumed by the corporation or other business entity surviving such merger or consolidation, or (y) a corporation or other business entity acquiring all or substantially all of the equity interests of Tenant, or all or substantially all of the assets of Tenant, its successors or assigns, including the leasehold estate created by this Lease, and assuming the obligations of Tenant under this Lease, or (z) any corporate successor or other business entity successor to a successor entity becoming such by either of the methods described in subdivisions (x) and (y) above; provided that such merger or consolidation, or such acquisition and assumption, as the case may be, is not principally for the purpose of transferring the leasehold estate created hereby. Any assignment, subletting or occupancy by a Related Entity of Tenant or a Successor Entity of Tenant shall not be deemed to relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or other business entity, through the ownership of voting securities, by contract, or otherwise. Landlord acknowledges that the Premises may be occupied by one or more Tenant Affiliates, Related Entities or Successor Entities and their respective employees and that such use of the Premises shall not be considered an assignment or sublease or other Transfer unless Tenant elects to treat it as such.
13.6.     Landlord’s Expenses. In the event Tenant makes any Transfer (other than a Transfer to a Tenant Affiliate, Related Entity or Successor Entity), then Tenant shall pay Landlord’s reasonable and customary out of pocket costs and expenses actually incurred in connection therewith, including, but not limited to, reasonable attorneys’, architects’, accountants’, engineers’, or other consultants’ fee within thirty (30) days following Tenant’s receipt of Landlord’s invoice, together with reasonably satisfactory evidence thereof.
14.     Tenant Default; Landlord Remedies.
14.1.     Default by Tenant. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events (“Event of Default”) is a default by Tenant under this Lease and that said Event of Default shall give Landlord the rights described in Section 14.2 (and

Landlord or Landlord’s authorized agent(s) shall have the right to serve any notice of default, notice to pay rent or quit or similar notice):
(a)     Tenant fails to make any payment of Base Rent, Additional Rent, or any other sum required to be made by Tenant as and when due, and such failure shall continue for a period of ten (10) business days after Landlord gives Tenant written notice thereof;
(b)     Tenant fails to execute and deliver to Landlord an estoppel certificate pursuant to Section 18 or a subordination, non-disturbance and attornment agreement pursuant to Section 24 within the timeframes set forth therein, and such failure continues for twenty (20) business days following written notice from Landlord of such failure;
(c)     Tenant fails to maintain any insurance required in this Lease and such failure shall continue for two (2) business days after written notice thereof from Landlord;
(d)     Tenant makes a Transfer in violation of the provisions of Section 13, or if any event shall occur whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof, and such failure is not cured within twenty (20) business days after written notice thereof from Landlord.
(e)     Tenant fails to observe or perform any of the covenants, conditions, agreements, or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Section 14.1(a) - (c)) and such failure shall continue for a period of thirty (30) days after receipt of written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s nonperformance is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion.
(f)      Tenant makes any general arrangement or general assignment for the benefit of creditors; (i) Tenant files any petition or action for relief under any creditor’s law (including bankruptcy, reorganization, or similar action), either in state or federal court, or has such a petition or action filed against it which is not stayed or vacated within sixty (60) days after filing; (ii) Tenant makes any transfer in fraud of creditors as defined in any federal or state statutes; (iii) the appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets or of Tenant’s interest in this Lease, which appointment is not vacated within sixty (60) days of having been filed; or (iv) there is any attachment, execution, or other judicial seizure of all or substantially all of Tenant’s assets or of Tenant’s interest in this Lease, which attachment, execution, or other judicial seizure is not vacated within sixty (60) days of having been ordered;
(g)     The dissolution or liquidation of Tenant; or
(h)     Tenant permanently vacates the Premises in its entirety without the payment of Rent and without maintaining the Premises in accordance with this Lease.

14.2.     Remedies.
(a)     This Lease and the Term and estate hereby granted are subject to the limitation that in the event of any Event of Default, Landlord may, except as limited by Applicable Laws, at any time thereafter during the continuance thereof, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Event of Default:
(i)    Terminate this Lease on a date specified in a written termination notice delivered to Tenant, which date must be at least five (5) business days after the date Tenant receives such termination notice, in which event Tenant shall immediately surrender the Premises to Landlord, and Landlord may, without prejudice to any other right or remedy it may have for possession, rent, or damages, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or part thereof and their property by any available legal process, and recover all damages caused by Tenant’s breach;
(ii)    Terminate Tenant’s right to possession of the Premises, with or without terminating this Lease, and Tenant shall immediately surrender possession of the Premises to Landlord and Landlord may enter upon, take possession, and relet the Premises, at such amounts and for such periods as Landlord deems reasonable. The remainder of any rentals received by Landlord from such reletting, after the payment of any and all reasonable and customary costs and expenses of reletting (including brokers’ and reasonable attorneys’ fees and all costs of restoring, repairing, or altering the Premises) and payment of any indebtedness due hereunder from Tenant to Landlord shall be held by Landlord to the extent of and for application in payment of future rent owed by Tenant, if any, as the same may become due and payable hereunder. If such rentals received from such reletting shall at any time or from time to time be less than sufficient to pay to Landlord the sums then due from Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for any such previous Event of Default;
(iii)    Maintain Tenant’s right of possession and not terminate this Lease in which event Landlord shall have the remedy which permits Landlord to continue this Lease in effect after Tenant’s breach and recover Rent as it becomes due;
(iv)    If Landlord terminates this Lease pursuant to (i) above and/or terminates Tenant’s right to possession of the Premises pursuant to (ii) above, Landlord may, in lieu of recovering actual damages or damages as provided in (i) above, recover, as liquidated damages, the present value (calculated using a discount rate of six percent (6%) of the amount by which the sum of all payments of Rent remaining due (at the time of calculation of the present value) until the date the Term expires (or would have expired had there been no election to terminate earlier) exceeds the fair market rental value of the Premises for the same period (it shall be assumed for purposes of such calculations that the amount of future Additional Rent to be paid per year under this Lease will be equal to the average Additional Rent per month during the twelve (12) full calendar months immediately preceding the date of any such calculation, increasing annually at a rate of three percent (3%));

(v)    Bring an action for recovery of all sums then accrued and due from Tenant;
(vi)    Collect sublease rents (or appoint a receiver to collect such rents) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease;
(vii)    Recover all other damages (other than consequential or punitive damages) and expenses (including reasonable attorneys’ fees and expenses) which Landlord sustains by reason of the breach of any provision of this Lease; or
(viii)    Pursue any other right or remedy now or hereafter available to Landlord in equity or under the laws or judicial decisions of the state in which the Premises are located or which are available to Landlord under another Section of this Lease.
(b)     No right or remedy or election under this Lease of a party shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity available to such party. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future Applicable Laws in the event of Tenant being evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises by reason of an Event of Default or otherwise, and waives any statutory notice and grace periods provided to Tenant under any present or future Applicable Laws.
(c)     If Tenant permanently abandons or permanently vacates the entire Premises, Landlord may re-enter the Premises and such re-entry shall, not be deemed to constitute Landlord’s election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease. In all events, no surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under this Lease. The delivery of keys to Landlord or any employee or agent of Landlord shall not constitute the termination of this Lease or the surrender of the Premises.
(d)     Landlord’s right to damages (other than consequential or punitive damages) shall survive any termination of this Lease, and Tenant’s obligations under this Lease shall, unless Landlord elects to recover liquidated damages pursuant to subsection (a) (iv) above, survive any termination of this Lease. Landlord’s damages, subject to Section 54, shall include all reasonable and customary costs and fees, including reasonable attorneys’ fees that Landlord incurs in connection with the filing, commencing, pursuing and/or defending any action in any bankruptcy court or other court with respect to this Lease; the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant; or the pursuing of any action with respect to Landlord’s right to possession of the Premises. The damages referenced in this Section, the late charges referenced in Section 14.3, and any other damages of Landlord hereunder shall be construed as Additional Rent.
(e)     No payment of money by Tenant to Landlord after the expiration or termination of this Lease shall reinstate or extend the Term, or make ineffective any notice of termination given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums due under this Lease, and the payment thereof shall not make ineffective any notice or in any manner affect any pending suit or any judgment previously obtained.
(f)     Tenant agrees that in addition to all other rights and remedies, Landlord may obtain an order for summary dispossession from any court of competent jurisdiction without prejudice to Landlord’s rights to otherwise collect rents or damages from Tenant.
(g)     Neither the commencement of any action or proceeding, nor the settlement thereof, nor entry of judgment thereon bar Landlord from bringing subsequent actions or proceedings from time to time, nor shall the failure to include in any action or proceeding any sum or sums then due be a bar to the maintenance of any subsequent actions or proceedings for the recovery of such sum or sums so omitted.
(h)     Landlord shall be entitled, to the extent permitted by law, to injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to a decree compelling observance or performance of any provision of this Lease, or to any other legal or equitable remedy.
(i)     Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of any termination of this Lease an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law.
(j)     Nothing in this Section shall be deemed to affect the rights of Landlord pursuant to any other Section of this Lease.
(k)     Notwithstanding anything to the foregoing contained in this Section 14 or elsewhere in this Lease, Landlord shall use reasonable efforts to mitigate its damages arising out of a default of Tenant under this Lease.
14.3.     Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Additional Rent, or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Project. Accordingly, if any installment of Base Rent, Additional Rent, or any other sum due from Tenant is not received by Landlord within ten (10) business days after such amount shall be due, then, without any requirement for notice to Tenant except as provided below, Tenant shall pay to Landlord a late charge equal to [**] percent ([**]%) of such overdue amount; provided, however, that the first time in any consecutive twelve (12) month period that Tenant fails to pay any installment of Base Rent, Additional Rent or any other sum due from Tenant within ten (10) business days after such amount is due, Tenant shall not be liable to pay a late charge to Landlord with respect to such overdue amount unless Tenant fails to pay such overdue amount within ten (10) business days after Landlord gives Tenant written notice of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the additional costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder including the assessment of interest.
14.4.     Interest on Past-due Obligations. Any amount due to Landlord that is not paid within ten (10) business days after such amount was due shall bear interest beginning on the date initially due and continuing until paid in full at the lesser of (the “Default Rate”): (i) the highest rate then payable and permitted by Applicable Laws, or (ii) a rate per annum equal to three (3) percentage points above the then applicable Citibank, N.A, Prime Rate or its successor (or in the absence thereof such similar rate reasonably designated by Landlord). Payment of such interest shall not excuse or cure any default by Tenant under this Lease.
15.     Landlord Default; Tenant Remedies. If (x) Landlord fails to perform or observe any of its obligations or covenants under this Lease, and (y) such failure shall continue for a period of thirty (30) days after receipt of written notice thereof from Tenant to Landlord (provided, however that if the nature of Landlord’s non-performance is such that more than thirty (30) days are reasonably required for such cure, then if Landlord fails to commence such cure within such thirty (30) day period or thereafter fails to diligently pursue such cure to completion), Tenant may, at any time thereafter during the continuance of such failure, with or without notice or demand, and without limiting Tenant in the exercise of any right or remedy which Tenant may have by reason of such failure:
(a)     exercise its rights pursuant to Section 16(b) in connection with Critical Landlord Obligations (defined in Section 16(b));
(b)     recover all damages and expenses (including reasonable attorney’s fees and expenses) which Tenant sustains by reason of such breach, subject to the terms of Section 54; or
(c)     pursue any other right or remedy now or hereafter available to Tenant in equity or under the laws or the judicial decisions of the state in which the Premises is located.
In addition to any other right or remedy of Tenant under this Lease or otherwise, if Landlord fails to perform or observe any of its obligations or covenants under this Lease, has been provided written notice of same and an opportunity to cure within thirty (30) days of said notice (or additional time as necessary if the notice obligation cannot feasibly be cured in said thirty (30) day period), and thereafter Tenant shall pursue its remedies under this Lease and obtain a final unappealable judgment against Landlord, and Landlord shall not pay to Tenant the full amount of such final unappealable judgment within thirty (30) days after Tenant provides Landlord with a copy of such final unappealable judgment, then Tenant shall have the right to deduct the amount of such final unappealable judgment from any Base Rent and Additional Rent, due or becoming due under this Lease.

16.     Party’s Right to Cure Other Party’s Default; Payment.
(a)     All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense (subject, however, to the other terms and provisions of this Lease) and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, then after the expiration of any applicable notice and cure periods (except in an emergency, in which case reasonable notice under the circumstances shall be required), Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s behalf without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder if such default continues after thirty (30) days from the date Landlord delivers a written notice to Tenant stating Landlord’s intention to perform such obligation for the account and at the expense of Tenant.. Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor, together with reasonably satisfactory evidence of such expenditures, an amount equal to the expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Section 16(a) (including reasonable attorneys’ fees).
(b)     Tenant shall promptly notify Landlord in writing if Landlord shall fail to perform any Critical Landlord Obligation (as hereafter defined) or any portion thereof as or when required by this Lease, subject to Force Majeure. Such notice shall describe with reasonable specificity the nature of the Critical Landlord Obligation which Landlord has failed to perform. If Landlord fails to  complete any Critical Landlord Obligation within thirty (30) days after receiving any such written notice from Tenant (or, if the completion of the Critical Landlord Obligation is not reasonably capable of being completed within such thirty (30) day period, within such longer period as may reasonably be required, provided Landlord commences the repair within such thirty (30) day period and thereafter diligently prosecutes same to completion), then Tenant may give Landlord a second written notice (the “Second Notice”) of the need for Landlord to (i) commence the performance of such Critical Landlord Obligation, or (ii) complete such Critical Landlord Obligation, as the case may be. The Second Notice may also provide that Tenant intends to (1) commence the performance of such Critical Landlord Obligation if Landlord fails to commence the performance of the Critical Landlord Obligation, within five (5) days after the Landlord’s receipt of the Second Notice, or (2) cause the completion of the Critical Landlord Obligation, as the case may be, within fifteen (15) days after the Landlord’s receipt of the Second Notice (or, if the completion of the Critical Landlord Obligation is not reasonably capable of being completed within such fifteen (15) day period, within such longer period as may reasonably be required, provided Landlord has commenced the repair and is diligently prosecuting same to completion within such fifteen (15) day period). If Landlord has not (1) commenced the performance of such Critical Landlord Obligation, or (2) completed the Critical Landlord Obligation, as the case may be, within the applicable time periods set forth in the Second Notice, then Tenant shall have the right to commence and/or complete the Critical Landlord Obligation, as the case may be. In such event, Landlord agrees to reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant in completing the Critical Landlord Obligation (the “Critical Landlord Obligation Costs”) within thirty (30) days after Landlord’s receipt of a reasonably detailed statement of the Critical Landlord Obligation Costs together with (i) copies of applicable invoices, (ii) evidence reasonably satisfactory to Landlord that the Critical Landlord Obligation Costs have been paid by Tenant (including final lien waivers from all contractors, subcontractors, suppliers and materialmen who performed work, furnished services or provided material in connection with the completion of the Critical Landlord Obligation). If Landlord fails to pay such amount within such thirty (30) day period, Tenant may offset such amount, together with interest thereon at the Default Rate from the date such expenditures were incurred to the date of offset, against any Rent payable under this Lease, provided, however, that, in no event shall Tenant offset more than fifty (50%) of the Rent in any one month. The term “Critical Landlord Obligation” as used herein means (a) a repair or replacement for which Landlord is responsible pursuant to the provisions of Section 7.1 of this Lease, the non-completion of which is resulting in (i) material damage to a portion of the Premises or a portion of the Alterations thereto (including, but not limited to, a portion of the Initial Tenant Improvements) or any equipment, inventory or other personal property (including but not limited to, the Exception Equipment) located within such affected portion of the Premises, and/or (ii) a material interference with Tenant’s ability to conduct its business from the affected portion of the Premises, or (b) a material interference to Tenant’s access to Tenant’s Parking or the Premises, (c) Landlord’s failure to undertake its restoration obligations pursuant to Section 9.2 following a casualty or Section 10.3 following a taking, or (d) the continuance of a Utility Deficiency for five (5) business days after the expiration of the Eligibility Period pursuant to Section 12.1(c). Notwithstanding anything to the contrary contained in this Section 16, if Tenant shall exercise the right to complete the Critical Landlord Obligation pursuant to the terms of this Section 16, Tenant shall, at its sole cost and expense, repair any damage to the Premises or Project caused by Tenant or Tenant’s Agents in connection with the exercise of its rights hereunder (other than damage caused by a casualty).
17.     Brokerage Commission. Landlord shall be responsible for paying Landlord’s Broker and Tenant’s Broker a commission pursuant to a separate agreement with each party. Tenant and Landlord each represents and warrants to the other that it has not had any dealings or entered into any agreements with any person, entity, broker, or finder other than Tenant’s Broker and Landlord’s Broker, respectively, in connection with the negotiation of this Lease, and no other broker, finder, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease. Tenant and Landlord each agrees to indemnify, defend, and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees, or liability for compensation or charges which may be claimed by any such unnamed broker, finder, entity, or other similar party by reason of any dealings, actions, or agreements of the indemnifying party.
18.     Estoppel Certificate.
18.1.     Delivery of Certificate by Tenant. Tenant shall at any time (but not more than twice per Lease Year) upon not less than thirty (30) days’ prior written notice from Landlord execute, acknowledge, and deliver to Landlord (and Landlord’s lender and purchaser if so requested by Landlord) a statement in writing certifying to the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), (b) the Commencement Date and the date to which the Base Rent and other charges are paid and the amounts so payable, (c) that there are not, to Tenant’s knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) Tenant has taken possession of the Premises, if that is the case, and (e) such other representations or information as Landlord may reasonably request. Landlord shall only request such statement in connection with the sale or financing of the Project. Any such statement may be conclusively relied upon by Landlord and by any prospective purchaser or lender and their successors and assigns.
18.2.     Delivery of Certificate by Landlord. Landlord shall at any time (but not more than twice per Lease Year) upon not less than fifteen (15) days’ prior written notice from Tenant execute, acknowledge, and deliver to Tenant (and Tenant’s lender, assignee, and subtenant if so requested by Tenant) a statement in writing certifying to the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), (b) the Commencement Date and the date to which the Base Rent and other charges are paid and the amounts so payable, (c) that there are not, to Landlord’s knowledge, any uncured defaults or unfulfilled obligations on the part of Tenant, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) Tenant has taken possession of the Premises, if that is the case, and (e) such other representations or information as Tenant may reasonably request. Any such statement may be conclusively relied upon by Tenant and by any prospective lender, assignee and subtenant and their successors and assigns.
19.     Landlord’s Liability. Tenant acknowledges that Landlord has the right to sell and transfer all or any portion of its interest in the Project and to assign this Lease to the transferee. The term “Landlord” as used in this Lease shall be limited to and mean and include only the owner(s) at the time in question of the fee simple ownership of the Project or any part thereof and Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all future liability for obligations thereafter accruing under this Lease provided the assignee assumes all such obligations in writing. Tenant hereby agrees to look solely to Landlord’s transferee for the performance of Landlord’s future obligations hereunder after the date of the transfer.
If Landlord is ordered to pay Tenant a money judgment because of Landlord’s default under this Lease or otherwise, then Tenant agrees to look solely to (a) Landlord’s equity interest in the Project, (b) all rent and other income accruing from the Project, and (c) the proceeds of the sale or disposition of all or any portion of Landlord’s interest in the Project for the collection of any such judgment requiring the payment of money. No officer, director, stockholder, partner, member, employee, or agent of Landlord shall be personally liable for the performance of Landlord’s obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder. Tenant shall have the right to offset against Rent any final and unappealable money judgment obtained against Landlord.
20.     Cross Indemnities.
20.1.     Tenant shall indemnify, defend, and hold harmless Landlord, its agents, officers, directors, affiliates, members, partners, contractors, invitees and employees (collectively, the “Landlord Indemnitees”) from and against any and all damages, costs, expenses (including attorneys’ fees), and liabilities arising out of claims asserted against the Landlord Indemnitees or any of them by a third party for damage to the person or property of such third party to the extent arising from (a) any breach or default in the performance of any obligation of Tenant to be performed under the terms of this Lease, (b) any act or omission of Tenant, or any of Tenant’s Agents, arising from any activity, work or things done by Tenant, or any of Tenant’s Agents, in or about the Premises, or (c) Tenant’s use of the Premises, or from the conduct of Tenant’s business in or about the Premises. In case any action or proceeding is brought against the Landlord Indemnitees or any of them and Tenant is required to defend such Landlord Indemnitees pursuant to the immediately preceding sentence, Tenant shall defend those parties at Tenant’s expense by counsel reasonably satisfactory to Landlord (counsel determined by the insurance company of the party providing the indemnification is deemed satisfactory) and Landlord shall have the right to retain its own counsel (at its cost) in connection with said claims. This indemnity shall survive the expiration or sooner termination of this Lease. The foregoing indemnity shall not apply to damages, costs, expenses or liabilities arising from the negligence or willful acts of Landlord or any Landlord Indemnitees, or related to or arising under Environmental Laws (as defined in Section 23.1(e)) or Environmental Matters (as defined in Section 23.1(f)).
20.2.     Landlord shall indemnify, defend, and hold harmless Tenant, its agents, officers, directors, affiliates, principals, trustees, members, partners, contractors, invitees and employees (collectively, the “Tenant Indemnitees”) from and against any and all damages, costs, expenses (including attorneys’ fees), and liabilities arising out of claims asserted against the Tenant Indemnitees or any of them by a third party for damage to the person or property of such third party to the extent arising from (a) any breach or default in the performance of any obligation of Landlord to be performed under the terms of this Lease, or (b) any act or omission of Landlord, or any of Landlord’s agents, partners, contractors, employees, or invitees, constituting negligence or willful misconduct arising from any activity, work or things done by Landlord, or any of Landlord’s agents employees, contractor or invitees, in or about the Project. In case any action or proceeding is brought against the Tenant Indemnitees or any of them and Landlord is required to defend such Tenant Indemnitees pursuant to the immediately preceding sentence, Landlord shall defend those parties at Landlord’s expense by counsel reasonably satisfactory to Tenant (counsel determined by the insurance company of the party providing the indemnification is deemed satisfactory) and Tenant shall have the right to retain its own counsel (at its cost) in connection with said claims. This indemnity shall survive the expiration or sooner termination of this Lease. The foregoing indemnity shall not apply to damages, costs, expenses or liabilities arising from the negligence or willful acts of Tenant or any Tenant Indemnitees, or related to or arising under Environmental Laws (as defined in Section 23.1(e)) or Environmental Matters (as defined in Section 23.1(f)).
21.     Reserved.
22.     Compliance with Laws.
(a)     Except as otherwise expressly provided in this Lease, Tenant at its cost shall comply with all Applicable Laws affecting the Premises, including, but not limited to, the Americans with Disabilities Act, as amended (“ADA”) and the Occupational Safety and Health Act, as amended (“OSHA”) (and their state and local equivalents), both at the time of completion of the Initial Tenant Improvements and throughout the Lease Term and any renewals or extensions thereof. Tenant need not restore any Alteration made so as to be in compliance with this Section 22(a) unless otherwise agreed to in this Lease.
(b)     Landlord at its cost shall comply with all Applicable Laws affecting the Project, other than the Premises, including but not limited to the ADA and OSHA (and their state and local equivalents), both at the time of the Commencement Date and throughout the Lease Term and any renewals or extensions thereof. All of said costs so incurred by Landlord shall be included in CAM Area Operating Expenses, except to the extent any such costs are excluded from the definition of CAM Area Operating Expenses.
23.     Environmental Provisions.
23.1.     Definitions. For purposes of this Section:
(a)     “Enforcement Notice” means any and all summons, citations, directives, orders, claims, litigations, investigations, judgments, letters or other communications, written or oral, actual or threatened, from the New Jersey Department of Environmental Protection (“NJDEP”), the United States Environmental Protection Agency (“USEPA”) or other federal, state or local governmental agency or authority, or any other entity or individual concerning any intentional or unintentional action or omission resulting or which might result in the Release of Regulated Substances into the Environment, or concerning any alleged violation of Environmental Law.
(b)     “Environment” shall mean and refer to all conditions of soil (surface and subsurface), geologic strata and formations, streams, rivers, bays, ponds, impoundments, estuaries, or other surface water, groundwater, drinking water supply, occasional or perched water in or on the surface or subsurface, marshes and other wetlands, flood plains, sediments, sludges, ambient air, waste, and all materials applied to or associated with any physical improvement or structure, including without limitation, asbestos, radon, lead paint, and foam insulation whose possession, use, removal, or disposal is subject to any Environmental Law.
(c)     “Environmental Authority” shall mean any and all federal, state, or local governmental authority, having jurisdiction over Environmental Matters, including without limitation, USEPA or NJDEP and any successor agency.
(d)     “Environmental Baseline Report” shall mean and refer to that certain Preliminary Assessment / Site Investigation (PA/SI) Report by O’Brien & Gere Consultants dated December 14, 2018 and any update thereto. Tenant shall reimburse Landlord for any and all due diligence activities agreed to by the parties and performed on behalf of Tenant by Landlord’s environmental consultant within thirty (30) days of Tenant’s receipt of the consultant’s invoice for the activities performed on behalf of Tenant, including due diligence activities performed in connection with Tenant’s early access to the Premises as set forth in Section 3.3.
(e)     “Environmental Law or Laws” shall mean any and all applicable federal, state, county, and local statutes and law, and common law regulating or otherwise dealing with the protection of human health and safety and the Environment, the protection of worker health and safety, the protection, restoration and remediation of Natural Resources, and the assessment, investigation, monitoring, remediation or other remedial action of the Environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.A. §9601, et seq. (“CERCLA”): the Solid Waste Disposal Act, (including the Resource Conservation and Recovery Act of 1976, as amended), 42 U.S.C.A. §6901, et seq. (“RCRA”); the Clean Water Act, 33 U.S.C.A. §1251, et seq.; the Clean Air Act, 42 U.S.C.A. §7401, et seq.; the Toxic Substances Control Act, 15 U.S.C.A. §2601, et seq.; the Occupational Safety and Health Act, 29 U.S.C.A. §651, et seq. (“OSHA”); the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.A. §136, et seq.; the Lead Based Paint Exposure Reduction Act, 15 U.S.C.A. §2681, et seq.; the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11, et seq. (the “Spill Act”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq. (“BCRSA); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-I , et seq. (“SRRA”); the Industrial Site Recovery Act, N.J.S.A. 13:IK-6 et seq. “(ISRA”); the New Jersey Water Pollution Control Act, N.J.S.A. 58:10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C 1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E 1, et seq.; the New Jersey Freshwater Wetlands Protection Act, N.J.S.A. 13:913-1, et seq.; the New Jersey Flood Hazard Area Control Act, (N.J.S.A. 58:16A 50, et seq. and all federal, state, county and local laws and ordinances of a similar nature, and any order, decree, code, plan, injunction, permit, concession, grant, franchise, license, agreement or other governmental action regulating, relating to or imposing liability (including strict liability) or standards of conduct in regard to the Environment or to the presence or Release of Regulated Substances in or into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Regulated Substances or wastes or the Remediation thereof, and any rule and regulation promulgated or guidance issued thereunder, or any administrative or judicial interpretation thereof and any provisions of common law providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these laws, rules, regulations and interpretations were in the past, are currently, or are in the future in effect.
(f)     “Environmental Matters” shall mean any and all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the protection of human health and safety and the Environment, the protection of worker health and safety, and the protection, restoration and remediation of Natural Resources, or the presence, production, storage, handling, use, or Release of any Regulated Substance.
(g)     “Environmental Permits” shall mean any and all permits, licenses, consents and other approvals required pursuant to Environmental Law to operate Tenant’s business and activities at the Premises issued by any Environmental Authority.
(h)     “Land Use Covenants and/or Land Use Restrictions” shall mean those measures (including institutional and engineering controls) affecting the title and use of property, including, but not limited to, Deed Notices for soil, the use of the groundwater below or migrating to or from the Project through the establishment of Classification Exception Area (“CEA”) or Wellhead Protection Areas, and obligations to maintain cover and containment structures, and to monitor, test and report on environmental media and conditions as prescribed by an Environmental Authority to protect the public from unsafe exposures to Regulated Substances and which may be memorialized in documents of title to “run with the land,”

(i)     “Licensed Site Remediation Professional” or “LSRP” means an individual licensed by the New Jersey Department of Environmental Protection (“NJDEP”) in accordance with the SRRA.
(j)     “Natural Resources” shall mean land, fish, wildlife, biota, air, water, ground water, drinking water supplies and other such resource belonging to managed by, held in trust by, appertaining to, or otherwise controlled by the United States, the State of New Jersey, any local governmental authority or any Indian tribe.
(k)     “Regulated Substances” includes any and all pollutants, contaminants, chemicals, hazardous, toxic or dangerous substances, solid or hazardous wastes, or other substances or materials, as defined in or pursuant to CERCLA, RCRA, TSCA, the Spill Act, BCRSA, SRRA, ISRA or any other applicable federal, state, county or local public safety and health and the environment or occupational health or safety statute, law or regulation and any amendment of or rule, regulation, order, directive or guidance issued thereunder.
(l)     “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dispersing, disposing or dumping into the Environment.
(m)     “Remediation” means collectively any environmental assessment, investigation, response, removal, monitoring, reporting and, as necessary, cleaning up, treating, covering, and/or other action or activity in response to an Environmental Matter required by applicable Environmental Laws.
23.2.     Compliance with Environmental Laws.
(a)     Tenant shall, at all times during the Term of this Lease, and at all other times that Tenant uses, accesses, or occupies the Premises, whether prior to or subsequent to the Term, comply with all Environmental Laws; provided, however, that, subject to Tenant’s obligations under subsections (d), (e) and (g) of this Section, Section 23.3, Section 23.4, Section 23.5 and Section 23.6, Tenant shall have no obligation to perform any Remediation with respect to, or otherwise have any liability under this Lease for, any Regulated Substances present in, on, under or migrating from the Premises: (i) before the Commencement Date or (ii) after the Commencement Date resulting from operations of Landlord or any entity which controls, is controlled by, or is under common control with Landlord (a “Landlord Affiliate”) or any of their respective agents, contractors, employees or invitees.
(b)     Tenant shall timely apply for all Environmental Permits required by Applicable Laws and to comply with its obligations under this Lease, and shall comply with the terms and conditions of Environmental Permits during the Term of this Lease, and at all other times that Tenant uses, accesses, or occupies the Premises, whether prior to or subsequent to the Term. Tenant shall provide to Landlord a copy of any Environmental Permit application at least seven (7) business days prior to submittal thereof, and correspondence with Environmental Authorities regarding such application and any Environmental Permit within seven (7) business days of submittal or receipt thereof.

(c)     No Regulated Substances. The Premises shall not be used and/or occupied to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process Regulated Substances, except in full compliance with Environmental Laws.
(d)     Release of Regulated Substances and Enforcement Notices. Tenant shall not suffer or permit (i) any intentional or unintentional action or omission of Tenant resulting in the Release of Regulated Substances into the Environment at, on under or emanating from the Premises except in full compliance with Environmental Laws or (ii) any Enforcement Notice, or any facts which Tenant reasonably believes might result in any Enforcement Notice with respect to its operation of the Premises. In the event that there is a Release of Regulated Substances at, on, under or emanating from the Premises that is in violation of any Environmental Laws and such Release was caused by any intentional or unintentional act or omission of Tenant, Tenant shall immediately notify Landlord and undertake Remediation in a timely manner and diligently proceed to receive from NJDEP a “No Further Action Letter” or a “Response Action Outcome” from an LSRP, or otherwise complete the Remediation in accordance with applicable Environmental Laws. Tenant shall not, without the prior written consent of Landlord impose any Land Use Covenants and/or Land Use Restrictions or other use or other restrictions on the Premises or the Property as a result of its Remediation of such Regulated Substances. In the event that Tenant receives an Enforcement Notice related to its operations of the Premises, Tenant shall undertake to address and resolve any issues or alleged violations in such Enforcement Notice in accordance with Environmental Laws.
(e)     ISRA Compliance. Tenant warrants and represents that its North American Industry Classification System (“NAICS”) Code is 325412, which is consistent with the Permitted Use.
(i)    Tenant’s ISRA Obligation. In the event that Tenant’s NAICS Code is one subject to ISRA, in connection with the termination of this Lease or Tenant’s operations hereunder, the change of ownership or other status of Tenant or other person acting by, through or under Tenant, or any other event involving Tenant causing ISRA to become applicable to the Premises, Tenant shall comply with the provisions of ISRA and all applicable implementing guidance and guidelines (“ISRA Requirements”), all at its own cost and expense, including, but not limited to: (i) retention of an LSRP acceptable to Landlord; (ii) the timely preparation and submittal of all NJDEP required forms, reports and other materials or assisting Landlord in such preparation in the case of a property sale; (iii) submittal of all fees and payment of all assessments by NJDEP pursuant to ISRA; (iv) obtaining and maintaining a remediation funding source and establishing financial assurance; and (v) obtaining either (a) approval by the NJDEP of a “Negative Declaration,” (b) issuance by NJDEP of a “No Further Action Letter”; (c) issuance of a “Response Action Outcome” (“RAO”); or (d) issuance of an Alternate Compliance Waiver or Exemption (as defined by ISRA) (collectively, “ISRA Compliance”). Tenant shall not, without the written consent of the Landlord, return the Premises to the Landlord at the end of the Term in a condition which includes the presence and concentrations of Regulated Substances which were not identified in the Environmental Baseline Report and which require Remediation, and which resulted from Tenant’s operations or a Release of Regulated Substances during the Term caused by any intentional or unintentional action or omission of Tenant, or otherwise impose any Land

Use Covenants and/or Land Use Restrictions or other use or other restrictions on the Premises. In the event that Landlord permits Tenant to establish any Land Use Covenants and/or Land Use Restrictions on the Premises, Tenant shall be responsible for all costs and expenses associated with establishing such controls, including posting any financial assurance and paying Landlord the net present value of all future costs and expenses associated with such covenants or restrictions. Notwithstanding the foregoing, Tenant shall have no obligation to perform any Remediation required by ISRA with respect to, or otherwise have any liability under this Lease for, any Regulated Substances present in, on, under or emanating from the Premises (i) before the Commencement Date which were not introduced by, and not increased in nature and scope by, Tenant, its agents, contractors, employees or invitees or (ii) that are introduced after the Commencement Date by Landlord or any Landlord Affiliate or any of their respective agents, contractors, employees or invitees. In the event that an environmental investigation conducted by Tenant pursuant to this Section identifies such Regulated Substances for which Tenant would have no obligation to perform any Remediation pursuant to the preceding sentence, Landlord shall comply with any resulting Remediation requirements of ISRA concerning such Regulated Substance at its own cost and expense; provided, however, that if Landlord does not comply with such Remediation requirements within a reasonable timeframe required by ISRA, and Tenant is responsible for obtaining ISRA Compliance, then Tenant shall be entitled to perform Remediation as required by ISRA and Landlord will be responsible to reimburse Tenant for the reasonable costs of such Remediation that Landlord is obligated to perform under this Lease.
In the event that Tenant presents Landlord with an RAO as ISRA Compliance or as part of any Remediation, the RAO shall be issued by a LSRP and shall be accompanied by proof of insurance evidencing that the LSRP possesses professional liability insurance with limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Four Million Dollars ($4,000,000.00) in the aggregate which shall remain in full force and effect for three (3) years after the issuance of the RAO.
If applicable, Tenant shall commence its ISRA Compliance efforts at least six (6) months prior to the end of the Term and diligently pursue such efforts to conclusion. If Tenant fails to obtain ISRA Compliance on or before the end of the Term, Tenant may execute an ISRA Remediation Certification Form or other document to allow completion of ISRA Compliance after the Term and Landlord shall permit Tenant reasonable access to the Premises for purposes of completing its ISRA Compliance, which access shall not unreasonably interfere with Landlord’s use of or ability to relet the Premises. Tenant shall be responsible for the inability of Landlord to reasonably relet the Premises at market rates caused by and during the pendency of Tenant’s ISRA Compliance.
(ii)    Landlord’s ISRA Obligation. In the case of Landlord’s sale of the Premises or closing of its operations at the Premises, Landlord shall be responsible for obtaining ISRA Compliance. Notwithstanding the foregoing, Landlord shall have no obligation to perform any Remediation required by ISRA with respect to, or otherwise have any liability under this Lease for, any Regulated Substances present in, on, under or emanating from the Premises (i) after the Commencement Date which were introduced by Tenant, its agents, contractors, employees or invitees or (ii) that were present before the Commencement Date and increased in concentration or scope after the Commencement Date by Tenant, its agents, contractors, employees or invitees (but only to the extent of such increase in concentration or scope). In the event that an environmental investigation conducted by Landlord pursuant to this Section identifies such Regulated Substances for which Landlord would have no obligation to perform any Remediation pursuant to the preceding sentence, Tenant shall comply with any resulting Remediation requirements of ISRA concerning such Regulated Substance at its own cost and expense; provided, however, that if Tenant does not comply with such Remediation requirements within a reasonable timeframe required by ISRA, and Landlord is responsible for obtaining ISRA Compliance, then Landlord shall be entitled to perform Remediation as required by ISRA and Tenant will be responsible to reimburse Landlord for the reasonable costs of such Remediation Tenant is obligated to perform under this Lease.
(iii)    Cooperation. Landlord and Tenant agree to provide access to the Premises and non-privileged documents and records to the other as necessary for either Party to obtain ISRA Compliance.

(f)     Wastewater Treatment Plant. A wastewater treatment plant (“WWTP”) currently serves all of the buildings on the Campus, including the Premises Buildings. There are three separate wastewater collection and conveyance systems—sanitary, laboratory and biologics--for each building on the Campus, including the Premises Building (“WWTP Conveyance System”).
(i)    Tenant shall be permitted to discharge wastewater to the wastewater treatment plant (“WWTP”) owned and operated by Landlord through Discharge to Surface Water Permit No. NJ0000795, as may hereinafter be renewed (“DSW Permit”), and Discharge to Groundwater Permit No. NJ0101575, as may hereinafter be renewed (“DGW Permit”) issued to Landlord by the NJDEP.
(ii)    Prior to the Commencement Date, Tenant agrees to provide Landlord with a waste profile detailing the chemical substances in its wastewater. Tenant shall bear all costs and expenses associated with any modifications or upgrades of the WWTP reasonably necessary to ensure that the operation of the WWTP will comply with applicable limits or other terms of the DSW Permit or DGW Permit.
(iii)    During the Term, Tenant agrees to provide Landlord with advance notice of its intended modification in its waste profile related to wastewater which will be sent to the WWTP, including any modifications in connection with Major Alterations, Minor Alterations and Initial Tenant Improvements or proposed modification or expansion of the WWTP Conveyance System. Upon Landlord’s written notice of approval (not to be unreasonably withheld, conditioned or delayed) of accepting wastewater with such modifications to the WWTP, Tenant shall be permitted to send such wastewater to the WWTP. To the extent Tenant’s proposed modifications to the waste profile of its wastewater requires modifications or upgrades of the WWTP, the WWTP Conveyance System and/or a change in limits or other terms of the DSW Permit or DGW Permit, Tenant shall bear all costs and expenses associated with such modifications or upgrades and/or a change in limits or other terms of the DSW Permit or DGW Permit.

(iv)    Landlord shall not transfer its ownership interest in the WWTP (or any portions of the Project upon which WWTP facilities are located) without causing the transferee to enter into a commercially reasonable wastewater discharge agreement with Tenant in form and substance satisfactory to Tenant securing continuous access to wastewater discharge and which provides that the costs for such wastewater discharge provided to the Premises will be commercially reasonable.
(g)     Surrender of Premises. Notwithstanding, and in addition to, Tenant’s obligations under Subsections 23.2(d) and (e) of this Lease or any other obligations imposed by the terms of this Lease upon Tenant, Tenant shall not, without the prior written consent of Landlord, return the Premises to Landlord at the end of the Term or upon the earlier surrender of the Premises in a condition which includes Regulated Substances on, at, in, under or emanating from the Premises at or above applicable New Jersey standards requiring Remediation, (i) that were not identified in the Environmental Baseline Report, and which resulted from Tenant’s use or operations of the Premises or a Release of Regulated Substances during the Term caused by any intentional or unintentional action or omission of Tenant, or (ii) that were identified in the Environmental Baseline Report and increased in scope and nature as a result of Tenant’s use or operations of the Premises. In furtherance of this obligation, at least six (6) months prior to the earlier of the termination of the Lease or the surrender of the Premises, Tenant shall prepare and deliver to Landlord a Phase I Environmental Site Assessment and, as may be reasonably necessary, a Phase II Environmental Site Assessment (or Preliminary Assessment and Site Investigation Report required under ISRA) to identify any Regulated Substances then present at the Premises, and Tenant shall represent and warrant to Landlord that other than those items identified in the Phase I Environmental Site Assessment and, if applicable, Phase II Environmental Site Assessment or other report delivered to Landlord at the end of the Term, Tenant is not aware of the presence of any Regulated Substance on, at, in, under or emanating from the Premises resulting from Tenant’s activities that would impact the Premises or the interior of the Buildings.
(h)    Except as otherwise permitted or required under this Lease (including, but not limited to, Section 3.3) or as required by Environmental Laws, Tenant is prohibited from conducting any invasive investigation or remediation of the soil, groundwater, surface water, sediments or other environmental media at, under, or on the Premises without Landlord’s consent.

23.3.     Environmental Inspections. At the request of Landlord prior to, during, and after the Term in the event of an Enforcement Notice with respect to the Premises that is attributable to Tenant’s access, use, or occupancy of the Premises or, that Tenant has failed to comply with Environmental Laws to the extent Tenant is required to do so under this Lease, then Tenant shall retain an environmental consultant reasonably acceptable to Landlord to conduct a complete and thorough on-site inspection of the Premises, including, as reasonably necessary, a survey of soil and subsurface conditions and groundwater as well as other tests, to determine the presence of Regulated Substances, or to otherwise comply with Environmental Law.
23.4.     Environmental Reports. Tenant shall keep Landlord fully informed of any and all Remediation activities undertaken by Tenant, including, but not limited to those undertaken pursuant to ISRA, by providing to Landlord a copy of all non-privileged data, figures, reports, correspondence and documents prepared by or on behalf of Tenant, and afford Landlord the right to review and comment on any such documents at least fourteen (14) days prior to submission to Tenant’s LSRP, NJDEP or other authorities. Tenant shall, within five (5) business days after submittal or receipt thereof, provide Landlord with all material communications between Tenant and NJDEP or Tenant’s LSRP, if applicable, or other authorities. In addition, during any period of time during which Tenant is undertaking Remediation pursuant to Environmental Law, including, but not limited to, ISRA, Tenant shall provide a status report of such activities to Landlord every six (6) months. Tenant represents to Landlord that documents referenced in this Section will be delivered to Landlord as received by Tenant, complete and unaltered, and said documents will not knowingly contain any false information.
23.5    Tenant’s Construction Activities.
(a)    With respect to any construction activities (including, without limitation, activities related to the Approved Exterior Improvements), performed by or for Tenant, Tenant shall, at its sole cost and expense: (i) obtain all Environmental Permits and other Permits required for such construction activities; (ii) prepare and provide to Landlord for Landlord’s consent (such consent not to be unreasonably withheld) any health and safety plans related to such activities at least fifteen (15) days prior to commencement of any construction activities; (iii) dispose of any excavation spoils in accordance with Environmental Laws; (iv) dispose of any liquids as a result of groundwater dewatering activities in accordance with Environmental Laws; (v) use fill and construction materials suitable for capping an environmental area of concern (as the term “area of concern” is defined in regulations of NJDEP) to the extent required for a Response Action Outcome to cover such area of concern; (vi) install any vapor intrusion controls as required by Environmental Laws; (vii) perform Remediation of Releases of Regulated Substances caused by Tenant’s construction activities, including, without limitation, any Regulated Substances which increase in nature or scope as a result of Tenant’s construction activities; and (viii) prepare and submit all reports to any applicable LSRP (including Landlord’s LSRP or ExxonMobil’s LSRP) or the NJDEP related to such construction activities as required under Environmental Laws.
(b)    With respect to the disposal of any excavated material or liquids in connection with Tenant’s construction activities, Tenant agrees: (i) to be listed as the generator on any waste manifest (subject to the provisions in the next sentence); (ii) to provide Landlord with any sampling results obtained for the purpose of determining waste classification; and (iii) to follow the process set forth in Section 23.4 with respect to keeping Landlord fully informed and preparing and providing Landlord with environmental reports. With respect to the disposal of excavated material or liquids that are designated as hazardous wastes or hazardous substances, Landlord agrees: (i) to be listed as the generator on any waste manifest; (ii) to dispose of any such excavated material or liquids designated as hazardous substances or hazardous wastes at a disposal facility selected by Landlord; and (iii) to pay for the incremental increase in cost of disposal as a result of such material or liquids being designated as hazardous wastes or hazardous substances.

(c)    Tenant shall ensure that, during BMS’s period of ownership, prior to commencing any construction activities, all contractors will be prequalified under the BMS Contractor Safety Program.
(d)    Landlord and Tenant agree that Tenant shall provide Landlord with Plans and Specifications concerning any construction activities by or on behalf of Tenant at least thirty (30) days prior to commencement of such construction activities. Landlord and Tenant agree to cooperate and communicate with each other in the review of the Plans and Specifications as well as during the performance of the construction activities and will keep each other fully informed during the planning and performance of such construction activities. Tenant agrees to cooperate with Landlord and provide Landlord access to non-privileged records and documents concerning Tenant’s construction activities in connection with any notifications required to be provided to a third party (including, without limitation, ExxonMobil).
23.6    Tenant’s Environmental Indemnity. Tenant hereby agrees to save, defend with counsel reasonably satisfactory to Landlord, indemnify and hold harmless Landlord Indemnitees, from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable consultant and contractor costs and attorneys’ fees arising under this indemnity) arising from: (i) the presence of any Regulated Substances at, on, under, or emanating from the Premises in violation, or alleged to be in violation, of any Environmental Laws caused by any intentional or unintentional action or omission of Tenant; (ii) any Release of Regulated Substances at, on, under, or from the Premises caused by any intentional or unintentional action or omission of Tenant, its invitees, contractors, and agents; (iii) any actions or omissions of Tenant resulting in an increase in the nature or scope of Regulated Substances present at, on, under or emanating from the Premises prior to the Commencement Date (but only to the extent of such increase in nature or scope); (iv) operations of Tenant that result in exceedances or other non-compliance of any Permit held by Landlord; (v) Tenant’s construction activities (including, without limitation, activities related to the Approved Exterior Improvements) that result in a Release of Regulated Substances at or from any property or alleged violation of Environmental Laws; (vi) any investigation or remediation of soil or groundwater undertaken by Tenant voluntarily and not required by Environmental Law and this Lease; and (vii) losses of and claims against Landlord resulting from Tenant’s failure to comply with the provisions of this Section 23. In the event the Premises are subject to a lien due to any Environmental Matters attributable to the actions or inactions of Tenant, its directors, officers, employees, agents and other representatives, Tenant shall within thirty (30) days take any and all action necessary to cause such lien to be discharged of record.
23.7    Landlord’s Environmental Indemnity.
(a)    Landlord hereby agrees to save, defend with counsel reasonably satisfactory to Tenant, indemnify and hold harmless the Tenant Indemnitees from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable consultant and contractor costs and attorneys’ fees arising under this indemnity) arising from: (i) any use or any Release, or the presence, of Regulated Substances before, during or after the Term on, at, under or from the Premises or Project, which are not the result of Tenant’s operations at, or occupancy of, the Premises; provided, however, that Landlord shall have no obligation under this Section regarding the Release, or the presence, of Regulated Substances due to: (1) any increase in nature or scope of Regulated Substances resulting from Tenant’s operations, use or occupancy of the Premises, which is the responsibility of Tenant to the extent of such increase in nature or scope, or (2) the presence of any Regulated Substances excavated and/or disposed in connection with Tenant’s construction activities (including, without limitation, activities related to the Approved Exterior Improvements), to the extent such Regulated Substances were not required to be excavated and/or disposed prior to Tenant’s construction activities; (ii) operations of Landlord (not including the leasing of other parts of the Project to other parties) that result in exceedances or other non-compliance of any permit or license held by Tenant; and (iii) losses of and claims against Tenant resulting from Landlord’s failure to comply with the provisions of this Section 23.
23.8    Access. Tenant shall provide reasonable access to the Premises to Landlord and ExxonMobil (Landlord’s predecessor in interest), their employees, representatives and agents, including their environmental contractors, upon three (3) days’ written notice, which notice may be provided by confirmed email delivery, to allow Landlord and ExxonMobil to perform ongoing Remediation activities required by Environmental Laws. Tenant shall provide reasonable access to the Premises to Landlord, its employees, representatives and agents, including its environmental contractors, upon three (3) days’ notice, to assess Tenant’s compliance with the provisions of this Section 23, and shall provide reasonable access to ExxonMobil, its employees, representatives and agents, including its environmental contractors, as set forth in the Remediation and Monitoring Access Agreement dated July 3, 1997 attached hereto as Exhibit N-1. Subject to Section 28, Tenant agrees that no prior notice is required for Landlord to access the Premises to address a condition that presents an imminent threat to human health or the Environment.
23.9    Sanitary Sewer. Tenant shall comply with all of its obligations regarding sanitary sewers, as further described and set forth in Section 12.
23.10    Survival. Landlord’s, BMS’ and Tenant’s indemnities and obligations under this Section 23 shall survive the expiration or termination of this Lease.
24.     Subordination.
24.1.     Effect of Subordination. This Lease is and shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Premises and/or the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements, and extensions thereof, provided, in each instance, that the holder of such estate execute and deliver to Tenant a subordination, non-disturbance and attornment agreement (“SNDA”) in a commercially reasonably form acceptable to Tenant and the holder of such estate. At the request of any mortgagee, trustee, lender or ground lessor, Tenant shall attorn to such person or entity, provided that such entity has executed and delivered to Tenant an SNDA described above. If any mortgagee, trustee, lender, or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust, or ground lease, and shall give written notice thereof to Tenant, then this Lease shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust, or ground lease or the date of recording thereof. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon any transfer of Landlord’s interest. Landlord represents that, as of the Effective Date, there is no ground lease, mortgage, deed of trust, or any other hypothecation or security upon the Buildings and/or the Project.
24.2.     Execution of Documents. Subject to the provisions of Section 24.1, Tenant agrees to execute, acknowledge, and deliver promptly after Landlord’s mortgagee and Tenant have agreed to the form of the SNDA referenced in Section 24.1 to effectuate a subordination, non-disturbance and attornment agreement, or to make this Lease prior to the lien of any mortgage, deed of trust, or ground lease, as the case may be. Tenant agrees to review the form of SNDA provided by Landlord’s mortgagee and to response to same with any proposed changes within ten (10) days of receipt of said form of SNDA.
25.     Tenant Blanket Financing/Landlord’s Waiver of Lien. (a) Tenant has entered in to a secured loan agreement with Midcap Financial Trust (“Midcap”), as agent (Midcap or its successors, the “Agent”), and Midcap and the other entities party thereto as lenders from time to time (the “Lenders”), providing for a first priority, perfected lien in favor of the Lenders on substantially all of Tenant’s assets. Landlord agrees to reasonably cooperate with Tenant and the Agent as follows: (i) to enter into a Landlord’s Agreement and/or Access Agreement, including a waiver of lien and other customary provisions, and such other reasonable instruments in respect of Tenant’s personal property (including, but not limited to, the Exception Equipment once ownership has passed to Tenant), equipment, furniture, and fixtures that are leased or financed (ii) to allow and facilitate the Agent’s extension of its lien over Tenant’s assets on the Premises; and (iii) to provide access for Agent and its representatives to Tenant’s assets on the Premises; it being understood that said lien does not attach to the licensed Exception Equipment until such time as ownership of the Exception Equipment is transferred to Tenant.
(b)    Anything in the Lease to the contrary notwithstanding, Landlord hereby waives and disclaims any and all statutory, contractual and common law landlord lien rights it may have against Tenant’s personal property (including, but not limited to, the Exception Equipment once ownership has passed to Tenant).

26.     Changes to Project; Easements.
(a)     Subject to Section 26(d), Landlord, shall have the right at its sole discretion, from time to time, to make changes to Common Areas, CAM Areas, CAM Exclusion Areas and the Project, including but not limited to changes to the size, shape, location, number, and extent of the improvements comprising the Project (hereinafter referred to as “Changes”), including, but not limited to, the buildings other than the Buildings, the parking areas, the CUC, parking control systems, driveways, roads, entrances, exits, parking spaces, loading and unloading areas, ingress, egress, walkways, and utility and landscaped areas. In addition, Landlord may temporarily (i) close any of the Common Areas and parking areas for maintenance purposes as is reasonably necessary for such purpose, (ii) use portions of the CAM Area as is reasonably necessary for such purpose while engaged in making additional improvements, repairs or alterations to the Project or any part thereof, provided in each case, Landlord shall minimize any disruption of Tenant’s business conducted at the Premises. Not in limitation of the foregoing, Landlord shall have the right, to the extent absolutely necessary for Campus improvements or in the case of an emergency repair, to temporarily restrict Tenant’s right to use certain of the roads in the Project, so long as Tenant’s access to the Premises is not materially affected and provided that Tenant at all times has reasonable access to Pennington Rocky Hill Road or Titus Mill Road. In connection with the Changes, subject to Section 26(d), Landlord may, among other things, erect scaffolding or other necessary structures at the Project, limit access to portions of the Project, including portions of the CAM Areas, CAM Exclusion Areas, and parking areas), and perform work in or on the Campus buildings, which work may create noise, dust, or leave debris in buildings (exclusive of the Premises); provided that Landlord shall not be entitled to materially and adversely affect Tenant’s access to or use of the Premises or Tenant’s Parking, and provided in each case, Landlord shall minimize any disruption of Tenant’s business conducted at the Premises. Landlord agrees to use reasonable commercial efforts to cause such work to be completed within a reasonable time period. Tenant hereby agrees that provided Landlord complies with the provisions of this subsection (a) and subsection (d) of this Section 26, such Changes shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Provided Landlord complies with the provisions of this subsection (a) and subsection (d) of this Section 26, Landlord shall have no responsibility for, or any reason be liable to Tenant, for any direct or indirect injury to or interference with Tenant’s business arising from the Changes, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such Changes or Landlord’s actions with such Changes, provided Landlord complies with the provisions of this subsection (a) and subsection (d) of this Section 26.
(b)     Subject to Section 26(d), Landlord reserves to itself the right, from time to time, to grant such easements, rights, and dedications (collectively, “Easements”) that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, provided that none of them (i) encumber the Premises, (ii) impose any obligations or liability on Tenant or (iii) adversely affect Tenant’s access to, or use or enjoyment of, the Premises or Common Areas. Subject to Section 26(d), this Lease shall be subject to said Easements.
(c)    Subject to Section 26(d), Landlord reserves to itself the right to alter the size and legal structure of the Campus by subdividing or condominiumizing the existing property (each, a “Subdivision”) or by selling all or portions of the Campus so subdivided or condominiumized. Upon the sale of all or portions of the Campus so subdivided or condominiumized, Tenant’s Share for the calculation of CAM Area Operating Expenses and Real Property Taxes shall be adjusted as set forth in Sections 4.2(a) and 11.3.

(d)     At all times after the Effective Date, Landlord agrees that it will not make any change or enter into any Easements or perform a Subdivision, if such change, Easements or Subdivision (as the case may be) would (i) modify Tenant’s exclusive parking in Parking Area 1 and Parking Area 3 or reduce Tenant’s parking in Parking Area 2 and Parking Area 3 more than to a de minimis extent, (ii) increase Tenant’s obligations or diminish or otherwise affect Tenant’s rights and remedies under this Lease at law or in equity, except changes in obligations, rights and remedies caused by changes in Tenant’s Share as expressly permitted in this Lease; (iii) adversely affect Tenant’s ingress to and egress from the Premises; (iv) adversely affect Tenant’s access to Utilities from the CUC; (v) adversely affect Tenant’s ability to use the Premises for Tenant’s Permitted Use; (vi) result in the closure of the Food Service; or (vii) diminish Tenant’s signage rights under this Lease (each of the items in clauses (i) through (vii) being referred to herein an “Adverse Change”, and, collectively, “Adverse Changes”).

(e) Any sale by Landlord of any portion of the Project shall be subject to the following conditions: (i) the Tax Lot must have been subdivided or condominiumized and the portion of the Project subject to the sale shall be a separate tax lot, and (ii) Landlord shall have executed and recorded an easement or a declaration of easements and restrictions (a “Declaration”) covering the Tax Lot and the portion of the Project to be sold, which shall be subject to Tenant’s approval which approval shall not be unreasonably withheld, conditioned or delayed provided that such Declaration does not result in an Adverse Change.

27.     Holding Over. If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the Lease (the “Hold Over Period”), such holding over shall not be a renewal of this Lease, but Tenant shall be treated as a tenant at sufferance, and such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that the Base Rent payable shall be One-Hundred Fifty Percent (150%) of the Base Rent payable immediately preceding the termination date of this Lease for the first three (3) months of the Hold Over Period and shall increase Two Hundred Percent (200%) for the remainder of the Hold Over Period. If Landlord has entered into an agreement for the lease or sale of the Premises to a third party after the end of the Lease Term, Landlord shall notify Tenant in writing at least thirty (30) days prior to the Lease expiration and, if Tenant holds over for more than thirty (30) days, Tenant shall be liable for Landlord’s consequential damages. All options to renew or otherwise shall be deemed terminated during the Hold Over Period. Notwithstanding the foregoing, nothing contained herein shall be construed to constitute Landlord’s consent to holding over at the expiration or earlier termination of the Lease Term.
28.     Landlord Access. (a) All rights of access to the Premises granted hereunder or reserved hereunder are subject to the compliance by Landlord and Landlord Parties with this Section 28 and Tenant’s standard protocols and procedures for accessing the Premises, a copy of which attached hereto as Exhibit O (“Tenant’s Standard Protocol and Procedures for Access”). Tenant may amend the Tenant’s Standard Protocol and Procedures for Access from time to time, and Landlord, on behalf of itself and the Landlord Parties, agrees to comply with such amendments after deliveries of copies thereof to Landlord.
(b)    Subject to Landlord’s compliance with Tenant’s Standard Protocol and Procedures for Access to the Premises and subject to Section 28(c) with respect to the Critical Production Area, Landlord and Landlord’s agents, contractors, representatives, and employees, shall have the right to enter the Premises (other than the Critical Production Area), at reasonable times, for the purpose of inspecting the Premises, making repairs, to the Premises as may be required in accordance with the express terms of this Lease, performing any services, duties, or obligations required of Landlord, showing the Premises (other than the Critical Production Area) to prospective purchasers, lenders, or tenants, and making alterations, repairs, improvements, or additions to the Premises or the Project to the extent Landlord is permitted or required to do so under this Lease; provided that neither Landlord nor any of its agents, contractors, representatives or employees may enter the Critical Production Area development without Tenant’s prior written consent. In the event of an emergency, Landlord may only gain access to the Premises by contacting Tenant’s on-site representative or emergency contact which Tenant shall provide to Landlord. Landlord shall give Tenant not less than two (2) business day’s advance written notice of Landlord’s intent to enter the Premises. Tenant shall have the right to have a representative accompany Landlord or any of its agents, contractors, representatives or employees while they are on the Premises. Landlord may, at any time, place on or about the Project, For Sale or For Lease signs; provided that Landlord shall only be permitted to put a For Lease sign on the Premise during the last twelve (12) months of the Term. This section shall not be deemed or construed to create any obligation on the part of Landlord to make any inspection(s) of the Premises or to make any repairs, alterations, additions, or improvements to the Premises for any reason.
(c) Notwithstanding anything to the contrary contained in Section 28(a) or (b) above, Landlord acknowledges and agrees that the sensitive nature of the operations that will take place within the Critical Production Area require that Tenant take all necessary precautions to ensure that there are no disturbances or interruptions to those operations. Therefore, Landlord agrees that Landlord and the Landlord Parties shall have no rights of access to the Critical Production Area at any time, provided that (i) Landlord shall have no liability for providing any services (other than the continuous supply of Utilities) to the Critical Production Area, (ii) Landlord may have the right to access the Critical Production Areas to perform necessary maintenance, repairs, and replacements which are Landlord’s obligations under Section 7.1 if specifically permitted by Tenant on a case by case basis, and (iii) Tenant shall waive any and all claims Tenant may have against Landlord for failure to perform any of Landlord’s obligations hereunder (other than the provision of continuous supply of Utilities) as a result of Landlord’s inability to access the Critical Production Areas. Landlord shall use best efforts to preserve the security of the Critical Production Areas, including without limitation causing any of the Landlord Parties to comply with this Section 28 and Tenant’s Standard Protocol and Procedures for Access.

(d)    Notwithstanding the terms of this Section 28, Landlord shall have the right to access the roofs of Buildings 9/10 and Building 12 for the purpose of maintaining the Pass-Through Utilities located thereon.

29.     Security. Landlord may from time to time implement security measures for the Project or any part thereof, in which event Tenant shall participate in such security measures. Landlord shall provide certain minimum measures which shall include, without limitation, the following: (i) one (1) roving security vehicle on the Project at all times; (ii) manned gatehouse (to be manned 24/7) for deliveries, visitors, contractors and other persons that do not possess an ID/access card (all such persons will be required to sign in and then will be given directions to Tenant’s Premises); (iii) a non-manned entrance gate for Tenant’s employees, guests, contractors, and invitees that possess an ID/access card (any such persons that do not have such an ID/access card will need to sign in at the manned gatehouse); (iv) security cameras throughout the Common Areas and on the Premises Buildings to monitor and maintain site security, and Tenant will allow access to Landlord to maintain such security cameras that are located in or on the Premises Buildings, provided that (A) there shall be no access to the roofs of Building 9/10 and Building 12, (B) Landlord shall comply with the roof access requirements of Section 2.7(b), and (C) Landlord shall at all times comply with Tenant’s Standard Protocol and Procedures for Access to the Premises and Section 28. Tenant acknowledges that safety and security devices, systems and programs provided by Landlord, if any, are intended to deter crime and enhance safety, but may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property, and the risk that any safety or security device, system or program may not be effective or may not function or may be circumvented is assumed by Tenant. Tenant, subject to Landlord fulfilling its obligations under this Lease, assumes all responsibility for the protection of Tenant, its agents, employees, contractors, invitees, and the property of Tenant and of Tenant’s Agents from acts of third parties. Tenant shall have the right, but not the obligation, to require all persons entering or leaving the Premises to identify themselves to security guards (who, at Tenant’s option, and at Tenant’s expense may be stationed inside the Premises) and to reasonably establish that such persons should be permitted access to the Premises; provided, however, that such security guards shall coordinate with any security systems or patrols that Landlord provides to the Project, but in all cases, Landlord shall not have any liability for the security guard(s)/personnel retained by Tenant. Subject to the provisions of Section 28 and this Section 29, Tenant shall be entitled to install, at Tenant’s sole expense, its own card key access systems and to control the monitoring of such system and to install its own security system, whether electronic and/or by use of security guards, for the Premises. Landlord shall have the right to approve the plans and specifications for such systems, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall have no liability or obligation with respect to such security systems installed by Tenant.
30.     Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.
31.     Time of Essence. Time is of the essence with respect to each of the obligations to be performed by Tenant and Landlord under this Lease.
32.     Incorporation of Prior Agreements. This Lease and the exhibits described in Section 61 contain all agreements of the parties with respect to the lease of the Premises and any other matter mentioned herein.
33.     Amendments. This Lease may be modified or amended in writing only, signed by Landlord and Tenant at the time of the modification or amendment.
34.     Notices. Any notice, demand, request, consent, or approval required or permitted to be given hereunder shall be in writing and may be given by certified mail, return receipt requested, postage prepaid, personal delivery by independent courier, or by Federal Express, or other national overnight delivery service providing evidence of receipt and in each case addressed to Tenant or to Landlord at the addresses set forth in Section 1.20. If notice is given by certified mail, return receipt requested, notice shall be deemed given three (3) business days after the notice is deposited with the U.S. Mail, postage prepaid. If notice is given by personal delivery, notice shall be deemed given on the day delivered or refused. If notice is given by Federal Express, or other national overnight delivery service, notice shall be deemed given on the next business day. Either party may, by written notice to the other in accordance with this Section 34, specify a different address for notice purposes.
35.     Waivers. No waiver by either party of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision. Landlord’s consent to, or approval of, any act requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant requiring same. The acceptance of Rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, regardless of Landlords’ knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction.
36.     Covenants. This Lease shall be construed as though the covenants contained herein are independent and not dependent, and Tenant hereby waives the benefit of any statute to the contrary.
37.     Binding Effect; Choice of Law. Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their heirs, personal representatives, successors, and assigns. This Lease is made pursuant to and shall be construed and enforced according to the substantive laws of the State of New Jersey and without regard to its laws concerning choice of law. Each of the parties irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Lease or the transactions contemplated by this Lease may not be enforced in or by such court.
38.     Attorneys’ Fees. If any suit, action, arbitration or other proceeding, including, without limitation, an appellate proceeding, is instituted in connection with any controversy, dispute, default or breach arising out of this Lease, the prevailing or non-defaulting party shall be entitled to recover from the losing or defaulting party all reasonable fees, costs and expenses (including the reasonable fees and expenses of attorneys, paralegals and witnesses) incurred in connection with the prosecution or defense of such proceeding, whether or not the proceeding is prosecuted to a final judgment or determination.
39.     Security Deposit.
a.     Tenant shall deposit with Landlord within thirty (30) days of the Effective Date an unconditional, irrevocable and transferrable letter of credit (“LOC”) substantially in the form attached hereto as Exhibit P, in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), satisfactory to Landlord, issued and drawn on a bank reasonably satisfactory to Landlord, for the account of Landlord, for a term not less than five (5) years, as security for the faithful performance and observation by Tenant of the terms, covenants, conditions and provisions of this Lease, including surrender of possession of the Premises to Landlord as herein provided. The LOC or any replacement LOC or LOCs shall remain in effect continuously and shall either (i) expire sixty (60) days after the Expiration Date, or (ii) be automatically self-renewing until the Expiration Date. If the Lease is extended, except as set forth below in this Section 39, Tenant shall be obligated to continue to provide to Landlord and maintain for Landlord’s benefit the LOC until the date which is sixty (60) days after such extended Expiration Date. The LOC and any replacement LOC shall state that drafts drawn under and in compliance with the terms of such LOC will be duly honored upon presentation to the issuing bank in person or by courier at that bank’s office location in Mercer County, New Jersey.
b.     If, after the fifth (5th) anniversary of the Commencement Date, Tenant has not received a notice from Landlord that Tenant is in default of any of its obligations under this Lease which has not be cured, then the LOC shall be reduced to Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00). If Tenant qualifies for the reduction in Security Deposit pursuant to the immediately preceding sentence, Tenant shall either deliver to Landlord an amendment to the then existing LOC evidencing such reduction or Tenant shall deliver to Landlord a new letter of credit in such reduced amount and otherwise satisfying the requirements set forth in Section 39.  Upon Tenant’s deposit with Landlord of such new letter of credit, Landlord shall promptly return the LOC then held by Landlord to Tenant.
c.     If at any time during the Term, Tenant achieves investment grade, defined as a credit rating of BBB- or higher by Standard & Poor’s or Baa3 or higher by Moody’s, the Security Deposit obligation hereunder shall be immediately eliminated and Landlord shall promptly deliver the LOC to Tenant.
d.     Tenant may provide a cash Security Deposit in lieu of providing an LOC as set forth herein.
40.     Signs.
(a)     Subject to Township approval, Tenant shall have the right to erect and maintain (i) one (1) sign on the parapet wall of each of Buildings 9, 10, 13 and 18 (the “Building Exterior Signage”), (ii) one (1) sign at the entrances to each of the Premises Buildings (the “Building Entry Signage”) and (iii) one (1) monument sign on the monument to be constructed at the entrance to the Project which sign shall be in the top slot of the monument sign and shall not be smaller than any other sign located on the monument (collectively, the “Monument Signage”, and together with the Building Exterior Signage and the Building Entry Signage, the “Tenant’s Signage”); in each case, the size, style/design, and method of installation of which shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed provided, however, Landlord may not object to the content or appearance of signage consisting solely of Tenant’s standard logo and/or typeface. In all cases, such Tenant’s Signage shall comply with all Applicable Laws and any Declaration, taking into account that other buildings on the Property will also be entitled to signs and, in the aggregate, they all must comply. Any and all Tenant’s Signage installed or constructed by or on behalf of Tenant in accordance with this subsection (a) shall be installed, maintained in good condition and repair, and removed by Tenant (at the expiration or earlier termination of this Lease) at Tenant’s sole cost and expense. Tenant shall repair any damage to the Buildings or grounds (as the case may be) caused by such signs or installation or removal thereof.
(b)     Landlord shall install Tenant’s nameplate on the Project site directory sign located at the entrance to the Project. Landlord also shall install such signage within the Project as Landlord reasonably determines as is required for the ease of visitors and delivery people to locate the Premises. Further, to the extent Landlord exercises its rights under this Lease to relocate any Common Areas or parking areas Landlord shall promptly replace any existing signage with new signage so as to maintain posted information which is accurate. Landlord reserves the right to reconfigure the Project site directory in connection with the development of the Property, but Tenant shall at all times during the Term have at least one sign on the Project site directory with the same prominence that such sign has at the commencement of the Term.
41.     Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord’s and Tenant’s estates, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.
42.     Quiet Possession. Tenant shall have quiet possession of the Premises for the entire Term hereof subject to all of the provisions of this Lease.
43.     Representations.
(a)     Landlord represents to Tenant that as of the Effective Date: (i) Landlord is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, duly qualified to do business in the State of New Jersey and is in good standing in the State of New Jersey; (ii) Landlord has the corporate power, right and authority to enter into and deliver this Lease and the instruments referenced herein and to consummate the transactions contemplated hereby; (iii) the individual(s) executing this Lease and the instruments referenced herein on behalf of Landlord have the legal power, right and authority to bind Landlord to the terms and conditions hereof and is duly authorized to execute and deliver this Lease on behalf of Landlord, and (iv) Landlord is duly authorized to execute and deliver this Lease. Landlord further represents and warrants to Tenant that (A) Landlord owns fee simple title to the Project free and clear of any mortgages, deeds of trust or other monetary encumbrances; and (B) Tenant’s Permitted Use of the Premises as set forth in the first two sentences of Section 1.4 does not conflict with or violate any other leases of any portion of the Project, or to the best of Landlord’s knowledge, any covenants, restrictions or other agreements encumbering or affecting all or any portion of the Project that are not identified in that certain Report of Title dated April 15, 2019, prepared by Cortes & Hay Title Agency, Inc., a copy of which has been furnished to Landlord and Tenant.
(b)     Tenant represents to Landlord that as of the Effective Date and the Commencement Date (respectively) Tenant is and will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business in the state of New Jersey and is in good standing in the State of New Jersey. Tenant has the corporate power, right and authority to enter into and deliver this Lease and the instruments referenced herein and to consummate the transactions contemplated hereby. The individual(s) executing this Lease and instruments referenced herein on behalf of Tenant have the legal power, right and authority to bind Tenant to the terms and conditions hereof, and is duly authorized to execute and deliver this Lease on behalf of Tenant, and Tenant is duly authorized to execute and deliver this Lease.

Tenant represents and warrants as of the Effective Date and the Commencement Date (respectively) and agrees on its behalf and on behalf of each of its officers, directors and affiliates that it is in compliance with all applicable anti-money laundering laws, including without limitation the U.S.A. Patriot Act (the “Act”), and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including without limitation, Executive Order 13224 (“Executive Order”), and that (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity on the “Specifically Designated Nationals and Blocked Persons” List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by any government or legal authority as a person with whom a U.S. person is prohibited from transacting business. Tenant agrees to provide such information and take such other action as Landlord may reasonably request from time to time to enable Landlord to comply with the provisions of the Act with respect to the transactions described in this Lease. The representations, warranties, and agreements contained in this Section shall continue throughout the Term.
Landlord represents and warrants as of the Effective Date and the Commencement Date (respectively) and agrees on its behalf and on behalf of each of its officers, directors and affiliates that it is in compliance with all applicable anti-money laundering laws, including without limitation the Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including without limitation, the Executive Order, and that (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity on the “Specifically Designated Nationals and Blocked Persons” List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by any government or legal authority as a person with whom a U.S. person is prohibited from transacting business. Landlord agrees to provide such information and take such other action as Tenant may reasonably request from time to time to enable Tenant to comply with the provisions of the Act with respect to the transactions described in this Lease. The representations, warranties, and agreements contained in this Section shall continue throughout the Term.
44.     Interpretation. It is acknowledged that all provisions of this Lease have been negotiated by the parties at arm’s length and with benefit of counsel. Therefore, this Lease shall be interpreted as if it were prepared by both parties, and ambiguities shall not be resolved in favor of either party because all or a portion of this Lease was prepared by the other party. The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease. Whenever the context may require, any provisions used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
45.     Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
46.     Recording Memo of Lease. Neither party shall record this Lease, but simultaneously herewith Landlord and Tenant each agrees to execute a memorandum of lease in the form attached hereto as Exhibit Q and made a part hereof by reference, which memorandum of lease may be recorded by Tenant with the County Clerk’s office in Mercer County, New Jersey at Tenant’s sole cost and expense. Upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute and deliver the same to Landlord for Landlord’s execution and recordation with the County Clerk’s office. Upon Landlord’s request, Tenant shall execute a notice of termination of lease in recordable form and same shall be held in escrow by the attorney for Landlord until such time as the Lease is terminated.
47.     Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer, or any association between Landlord and Tenant.
48.     Rules and Regulations. Tenant and its employees, suppliers, customers, and invitees agree to abide by and conform to the Rules and Regulations attached hereto as Exhibit F as the same may be reasonably modified or amended from time to time by Landlord, provided that such Rules and Regulations are uniformly applicable to and enforced against all tenants and other occupants of the Project. Landlord shall not be responsible to Tenant for the failure of other persons, including, but not limited to, other tenants, their agents, employees, and invitees, to comply with the Rules and Regulations. In the event of any conflict between the Rules and Regulations and this Lease, the terms and provisions of this Lease shall govern.
49.     Financial Statements. Subject to the last sentence of this Section, within twenty (20) days after Landlord’s written request (but in no event more than one (1) time during any calendar year and only in connection with a prospective sale or financing of the Project), Tenant at its expense shall deliver to Landlord copies of Tenant’s most recent annual financial statements. The financial statements shall include a balance sheet and a statement of profit and loss. All financial statements shall be prepared in accordance with Tenant’s normal accounting methods applied on a consistent basis from year-to-year. Any financial statements furnished by Tenant to Landlord and the information contained therein shall be kept confidential by Landlord and shall not be disclosed to any other person other than an existing or prospective mortgage lender with respect to the Project or prospective purchaser of the Project provided that any such lender or purchaser executes and delivers to Tenant a confidentiality agreement in form and substance reasonably satisfactory to Tenant. For so long as Tenant is a public company whose financial statements are readily available to the public, Tenant need not comply with this Section.
50.     Force Majeure. Except to the extent expressly set forth herein, in no event shall either party by deemed to be in default of its non-monetary obligations hereunder to the extent such party is prevented from or delayed in performing such non-monetary obligation by reason of acts of God, fire, earthquake, flood, explosion, action of the elements, war, hostilities, invasion, acts of terrorism, insurrection, riot, mob violence, sabotage, reasonably unforeseen governmental regulation, unusual scarcity of or inability to obtain labor or materials, labor difficulties, or other causes reasonably beyond such party’s control (“Force Majeure”).
51.     Bankruptcy.
51.1.     Trustee’s Rights. Landlord and Tenant understand that, notwithstanding contrary terms in this Lease, a trustee or debtor in possession under the United States Bankruptcy

Code, as amended, the “Code”) may have certain rights to assume or assign its interest in this Lease. This Lease shall not be construed to give the trustee or debtor in possession any rights greater than the minimum rights granted under the Code.
51.2.     Adequate Assurance. Landlord and Tenant acknowledge that, pursuant to the Code, Landlord is entitled to adequate assurances of future performance of the provisions of this Lease. The parties agree that, to the extent permitted by the Code, the term “adequate assurance” shall include at least the following:
(a)     In order to assure Landlord that any proposed assignee will have the resources with which to pay all Rent payable pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord’s reasonable satisfaction, a net worth of at least $[**]. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.
(b)     Any proposed assignee must have been engaged in the conduct of business for the three (3) years prior to any such proposed assignment, which business complies with the Use provisions under Section 6 above, and such proposed assignee shall continue to engage in the Permitted Use under Section 6. It is understood that Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.
51.3.     Assumption of Lease Obligations. Any proposed assignee of Tenant’s interest in this Lease must assume and agree to be personally bound by the provisions of this Lease that arise after the effective date of the assignment of Tenant’s interest.
52.     Landlord’s and Tenant’s Consent. Except where this Lease expressly states otherwise, where Landlord’s or Tenant’s consent or approval or other form of assent or permission is required, Landlord and Tenant shall not unreasonably withhold, condition or delay such consent.
53.     Survival. All obligations which by their nature involve performance, in any particular, after the end of the Term or which cannot be ascertained to have been fully performed until after the end of the Term, shall survive the expiration or sooner termination of the Term.
54.     No Special Damages. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, AND IN NO EVENT SHALL LANDLORD OR TENANT EVER BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS LEASE OR OTHERWISE, EXCEPT FOR ANY DAMAGES PAYABLE PURSUANT TO ANY INDEMNIFICATION PROVISION OF THIS LEASE, SUBJECT TO THE PROVISIONS OF ARTICLE 19.
55.     Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM, OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING, AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM

OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY. OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.
56.     Independent Review. Landlord and Tenant acknowledge that they have carefully read and reviewed this Lease and each term and provision contained herein and, by execution of this Lease, show their informed and voluntary consent thereto. Tenant acknowledges that it has been given the opportunity to have this Lease reviewed by its legal counsel prior to its execution. Preparation of this Lease by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an offer by Landlord to lease the Premises to Tenant or the grant of an option to Tenant to lease the Premises. This Lease shall become binding upon Landlord and Tenant only when fully executed by both parties and when Landlord has delivered a fully executed original of this Lease to Tenant.
57.     Cooperation. Landlord, without cost or liability to Landlord, shall cooperate with Tenant so as to facilitate Tenant’s use and enjoyment of the Premises in accordance with, and subject to, the terms hereof. Such cooperation shall include, in connection with the making of Alterations (including without limitation, the Initial Tenant Improvements) the executing and delivering of any governmental or other applications or filings which must be delivered in the name of the owner of the Premises or Project, attendance at governmental meetings as required or as reasonably requested by Tenant.
Tenant, without cost or liability to Tenant, shall cooperate with Landlord so as to facilitate Landlord’s use and enjoyment of the Project (exclusive of the Premises) in accordance with, and subject to, the terms hereof.
58.     Tenant’s Option to Expand Premises.
(a)     Landlord and Tenant agree that, as of the Effective Date, Tenant shall be granted a one-time Right of First Refusal (“ROFR”) to lease additional space on the Property which space is known as the Building 8 Towers, Building 8 Annex and Building 19, as shown on Exhibit R (hereinafter referred to as the “Expansion Space”). The ROFR shall be triggered upon Landlord’s issuance of a second round proposal issued by Landlord to another tenant or a letter of intent (“LOI”) issued to another tenant (collectively the “Offer”). Upon the issuance of the Offer, Landlord shall provide Tenant with written notice outlining the business terms of the Offer. Thereafter, Tenant shall have [**] business days to accept or decline in writing (the “Acceptance Notice”) to match the terms of the Offer. In the event that the Offer includes buildings in addition to the Expansion Space, then if Tenant elects to accept the Expansion Space it shall include all the space referenced in the Offer. If Tenant fails to timely deliver the Acceptance Notice, Tenant shall be deemed to have waived its ROFR, provided, however, that, (1) if the terms of the LOI change in any material respect (i.e., the rent or any other monetary obligation of the proposed tenant decreases by [**] percent ([**]%) or more or the free rent period or the tenant allowance increases, or any other economic incentive to the proposed tenant shall increase, by [**]% or more), then, Landlord shall first comply with the provisions of this Article 58 by re-offering such space pursuant to the revised LOI to Tenant as herein required before leasing the Expansion Space to a third party pursuant to the LOI, or (2) if the leasing contemplated by the LOI is not consummated within [**] days after

Tenant’s receipt of notice of the Offer, then Tenant’s ROFR shall be reinstated, or (3) if the leasing contemplated by the LOI is consummated and then expires before the end of the Term, then Tenant’s ROFR shall be reinstated. If Tenant timely delivers the Acceptance Notice, Landlord shall lease the Expansion Space to Tenant on the terms set forth in the Offer and Landlord and Tenant shall enter into an amendment to this Lease reasonably acceptable to both parties within [**] days after receipt of the Acceptance Notice. Tenant shall only be entitled to the ROFR if (i) no Event of Default has occurred and is then continuing at the time of exercise of the right, and (ii) Tenant did not previously choose not to exercise its ROFR or failed to exercise said right.
(b)     Tenant acknowledges and agrees that Landlord has the unrestricted right to market for lease all or any part of the Expansion Space to third party tenants during the term of this Lease subject to Tenant’s ROFR. Tenant acknowledges and agrees that Landlord has the unrestricted right to market and lease all or any part of the Project other than the Expansion Space to third party tenants during the term of this Lease.
(c)     In the event Tenant assigns this Lease to any person or entity other than a Related Entity or Successor Entity, then the provisions of this Section 58 shall be deemed automatically null and void, and of no further force or effect. Furthermore, this Expansion Right cannot be assigned separately from this Lease.
(d)     Tenant acknowledges and agrees that the provisions of this Section 58 shall not apply if an Event of Default exists at the time of Landlord’s receipt of an Acceptance Notice.Landlord represents to Tenant that as of the Effective Date, Landlord has not entered into any lease or signed a letter of intent for all or any portion of the Expansion Space.
59.     Flood Zone Disclosure.  Pursuant to N.J.S.A. 46:8-50, Landlord is required to inform Tenant if the Premises and/or the Property is located in, or if in the future the Premises and/or the Property is determined to be located in, a flood zone or area.  To Landlord’s knowledge as of the date hereof, a portion of the Property and a small portion of the Premises are located in Special Flood Hazard Area AE. (See Exhibit S). The Zone AE approximate base flood elevation is between 147.00 and 154.00 feet. The lower level and upper level elevations of the three Premises Buildings, as set forth below, exceed the elevation of Zone AE:
Building 13 Lower Level = 168.33, Upper Level = 180

(See building elevations set forth in Exhibit T).

60.     New Building. During the Term, Tenant anticipates that it may wish to build a new separate free standing building within the CAM Area in a location reasonably proximate to other Premises Buildings which building will contain not less than 75,000 SF (the “New Building”). The New Building (and its construction) must comply with all Applicable Laws and must be consistent with the General Development Plan for the Project. The purpose of the New Building is to maximize efficiencies in Tenant’s operations at the Premises, and therefore, it is anticipated that it will be “state of the art”, and will be constructed in such a manner that it will be well integrated into the other Premises Buildings, both functionally and aesthetically. Landlord understands Tenant’s motivation for the New Building and generally agrees with the concept and will support Tenant’s leasing of the New Building subject to the following requirements:
A.        Tenant shall provide Landlord written notice of its interest in the construction and leasing a New Building which notice shall include an architectural description, general specifications and space programming requirements sufficient for Landlord and Tenant to develop an order of magnitude project budget (at Tenant’s cost) and desired location within the CAM Area. Within sixty (60) days of Landlord’s receipt of Tenant’s New Building Notice and completion of a project budget by Landlord and Tenant, Landlord shall notify Tenant of the location of the New Building within the CAM Area and its intent to either construct and lease the New Building or enter into a ground lease with Tenant and allow Tenant to construct the New Building.
B.        Landlord and Tenant shall take the following into consideration in the negotiation of the lease terms for the New Building:
1.         Land Value shall be determined by the fair market value for comparable fully entitled office or laboratory land sale values in the Market Area and consideration of the existing utility and site infrastructure (i.e., roadways, CUC, WWTP, stormwater, etc.;
2.         Lease term shall be fifteen (15) years with two five (5)-year renewal rights and appropriate security deposit or corporate guaranty provided by Tenant commensurate with Tenant’s then-current credit rating to be determined at Landlord’s discretion.
3.         Construction and all project costs shall be determined on an open book competitive bid basis. Landlord and Tenant each shall obtain competitive bids from two qualified general contractors. Thereafter, Landlord and Tenant shall consult on the selection of a general contractor, with the final decision to be made by Landlord.
4.    If Landlord determines in its sole discretion to construct the New Building, the net rent for the New Building shall be determined by applying a “rent constant” to the overall project costs. The rent constant is determined by then-current market factors including Tenant’s creditworthiness, commercial real estate financing rates and conditions and other relevant market factors. For example, if total project costs are $250/SF and the rent constant is 8%, the net rent in year one shall be $20.00/SF.  The established net rent shall escalate a [**]% per annum over the initial lease term. Project Costs shall be funded by Landlord including land value as defined below, all-inclusive design, transaction fees, soft and hard costs, site improvements, any required off-site improvements, utility extensions for a defined “core & shell” delivery plus a market-based tenant improvement allowance and all other required Landlord-funded costs to complete the Project. Any other tenant improvements (including FF&E) beyond the Landlord-funded tenant improvement allowance shall be funded solely by Tenant.
5.    If Landlord determines in its sole discretion not to construct the New Building, Tenant shall have the option to fund and construct the New Building and the Landlord shall provide Tenant a ground lease that encompasses the building footprint and parking areas and utility access to the CUC and WWTP.  The annual ground lease rent shall be determined by FMV determination of the subject land area (Floor Area Ratio) multiplied by [**]% and escalated by [**]% per annum.  For example, if the land area is valued at $50/SF of 90,000 SF building area (including any expansion area) equating to a land value of $4.5 M, the ground lease rent shall be $[**] per annum and escalate to $[**] in year 2.  If Tenant constructs the New Building under the terms of a ground lease, Landlord shall be entitled to the Construction Supervision Fee referenced in Section 1.22 and no cap on this fee shall be applied.  The ground lease shall include provisions requiring Tenant’s performance guarantee to complete the New Building construction and Landlord’s reasonable approval of the New Building design. At the end of the ground lease, the New Building ownership shall revert to Landlord. Tenant shall be responsible for maintaining the New Building in good working order and condition during the term of the ground lease.
6.         Regardless of whether Landlord or Tenant constructs the New Building, Tenant shall pay any and all costs, including professional and review fees incurred by Landlord, associated with the required approval of the New Building by the state of New Jersey, County of Mercer, Hopewell Township and any zoning approval and/or modification or review of the General Development Plan and any such costs shall not be included in the project costs set forth in Section B(3) above. Landlord shall manage and lead any required site plan approval process.
C.    The foregoing shall not in any way restrict Landlord’s rights to market and further develop buildings or improvements in the CAM Area and Landlord has no obligation to reserve any New Building area or FAR for Tenant.
61.     Exhibits. The exhibits described below are incorporated herein and made a part of this Lease by reference:
Exhibit A        Campus and Premises Site Map
Exhibit B        General Development Plan for the Campus
Exhibit C        Intentionally Omitted
Exhibit D        CAM Inclusion and Exclusion Area
Exhibit E        Parking Plan
Exhibit F        Rules and Regulations
Exhibit G        Intentionally Omitted
Exhibit H        CAM Operating Expenses
Exhibit I        Easements, Covenants and Restrictions
Exhibit J        Initial Tenant Improvements and Expansion Space

Exhibit J-1        Approved Exterior Improvements
Exhibit K        Utility Services Terms
Exhibit L        Intentionally Omitted
Exhibit M        Existing Telecommunication System Wiring and Conduits
Exhibit N        Pass-Through Utilities
Exhibit N-1        ExxonMobil Remediation and Monitoring Access Agreement
Exhibit O        Tenant’s Standard Protocol and Procedures for Access
Exhibit P        Letter of Credit
Exhibit Q        Memorandum of Lease
Exhibit R        Expansion Space
Exhibit S        Flood Zone Determination
Exhibit T        Building 13, 17 & 21 Elevations

Schedule I        Rent Schedule
Schedule II        FF&E, F&B, Exception Equipment

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

LANDLORD:

BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation

By:____/s/ Bruce K. Mayer______________________
Name: Bruce K. Mayer
Title: Head Global Real Estate

TENANT:

PTC THERAPEUTICS, INC., a Delaware corporation
By:__/s/ Mark E. Boulding________________________
Name: Mark E. Boulding
Title: Executive Vice President and Chief Legal Officer

Hopewell - Lease Rent

Building:	9 & 10
Square Feet:	[**]
Lease Term:	15 Years
Rent PSF:	[**]
Rent Increases:	[**]%

Year	Annual Rent PSF	Annual Base Rent	Monthly Base Rent
Months 1 to 12	[**]	[**]	[**]
Months 13 to 24	[**]	[**]	[**]
Months 25 to 36	[**]	[**]	[**]
Months 37 to 48	[**]	[**]	[**]
Months 49 to 60	[**]	[**]	[**]
Months 61 to 72	[**]	[**]	[**]
Months 73 to 84	[**]	[**]	[**]
Months 85 to 96	[**]	[**]	[**]
Months 97 to 108	[**]	[**]	[**]
Months 109 to 120	[**]	[**]	[**]
Months 121 to 132	[**]	[**]	[**]
Months 133 to 144	[**]	[**]	[**]
Months 145 to 156	[**]	[**]	[**]
Months 157 to 168	[**]	[**]	[**]
Months 169 to 180	[**]	[**]	[**]
	SUBTOTAL:	[**]

Building:	18
Square Feet:	[**]
Lease Term:	15 Years
Rent PSF:	[**]
Rent Increases:	[**]%

Year	Annual Rent PSF	Annual Base Rent	Monthly Base Rent
Months 1 to 12	[**]	[**]	[**]
Months 13 to 24	[**]	[**]	[**]
Months 25 to 36	[**]	[**]	[**]
Months 37 to 48	[**]	[**]	[**]
Months 49 to 60	[**]	[**]	[**]
Months 61 to 72	[**]	[**]	[**]
Months 73 to 84	[**]	[**]	[**]
Months 85 to 96	[**]	[**]	[**]
Months 97 to 108	[**]	[**]	[**]
Months 109 to 120	[**]	[**]	[**]
Months 121 to 132	[**]	[**]	[**]
Months 133 to 144	[**]	[**]	[**]
Months 145 to 156	[**]	[**]	[**]
Months 157 to 168	[**]	[**]	[**]
Months 169 to 180	[**]	[**]	[**]
	SUBTOTAL:	[**]

Building:	12
Square Feet:	[**]
Lease Term:	15 Years
Rent PSF:	[**]
Rent Increases:	[**]%

Year	Annual Rent PSF	Annual Base Rent	Monthly Base Rent
Months 1 to 6	[**]	[**]	[**]
Months 7 to 12	[**]	[**]	[**]
Months 13 to 24	[**]	[**]	[**]
Months 25 to 36	[**]	[**]	[**]
Months 37 to 48	[**]	[**]	[**]
Months 49 to 60	[**]	[**]	[**]
Months 61 to 72	[**]	[**]	[**]
Months 73 to 84	[**]	[**]	[**]
Months 85 to 96	[**]	[**]	[**]
Months 97 to 108	[**]	[**]	[**]
Months 109 to 120	[**]	[**]	[**]
Months 121 to 132	[**]	[**]	[**]
Months 133 to 144	[**]	[**]	[**]
Months 145 to 156	[**]	[**]	[**]
Months 157 to 168	[**]	[**]	[**]
Months 169 to 180	[**]	[**]	[**]
	SUBTOTAL:	[**]
First 6 months of rent abated

Building:	13
Square Feet:	[**]
Lease Term:	15 Years
Rent PSF:	[**]
Rent Increases:	[**]%

Year	Annual Rent PSF	Annual Base Rent	Monthly Base Rent
Months 1 to 18	[**]	[**]	[**]
Months 19 to 24	[**]	[**]	[**]
Months 25 to 36	[**]	[**]	[**]
Months 37 to 48	[**]	[**]	[**]
Months 49 to 60	[**]	[**]	[**]
Months 61 to 72	[**]	[**]	[**]
Months 73 to 84	[**]	[**]	[**]
Months 85 to 96	[**]	[**]	[**]
Months 97 to 108	[**]	[**]	[**]
Months 109 to 120	[**]	[**]	[**]
Months 121 to 132	[**]	[**]	[**]
Months 133 to 144	[**]	[**]	[**]
Months 145 to 156	[**]	[**]	[**]
Months 157 to 168	[**]	[**]	[**]
Months 169 to 180	[**]	[**]	[**]
	SUBTOTAL:	[**]
First 18 months of rent abated

TOTAL AGGREGATE BASE RENT	$88,121,426.72